UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

Power Integrations, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

LETTER FROM THE CHIEF EXECUTIVE OFFICER

Dear Fellow Stockholders,

2025 was a year of renewed momentum for Power Integrations and the beginning of a new chapter in our leadership. I stepped into the CEO role in July with deep respect for the company’s technology leadership and market opportunity — and a clear commitment to engaging directly with our stockholders. After three quarters in the role, I am even more confident in both our foundation and our future.

Since joining the company, I have spent significant time engaging directly with our stockholders. Over the past six months, the leadership team and I have met with investors representing a substantial portion of our institutional ownership to discuss our strategy, market opportunities and priorities for long-term value creation. These conversations reinforced the importance of disciplined execution, operational focus and sustained growth. I have shared these perspectives regularly with our Board of Directors, and management and the Board of Directors work closely together to ensure stockholder feedback informs our priorities and decisions.

In addition, several members of our Board of Directors met with investors during our fall investor outreach, engaging directly on executive compensation and governance matters. These discussions provided valuable input to the Board of Directors’ oversight of our compensation programs and reinforced our commitment to aligning executive incentives with long-term stockholder value. The insights gained from these conversations continue to inform both our strategic priorities and the Board of Directors’ oversight of executive compensation and governance.

In 2025, revenue increased 6%, non-GAAP earnings per share grew 8%, and operating cash flow reached $112 million, up $30 million from the prior year. We returned $145 million to stockholders through dividends and share repurchases, and our Board of Directors approved a 2.4% dividend increase effective in the first quarter of 2026. Our balance sheet remains strong, and we are committed to disciplined capital allocation that balances investment in growth with consistent stockholder returns.

Since assuming the CEO role, I have prioritized sharper execution and operational discipline across the organization. We are focusing our R&D investments on the highest-value programs, tightening portfolio prioritization, and improving alignment between engineering and commercial teams to accelerate time to market. We are committed to managing expenses responsibly while strengthening our long-term competitive position.

As I approach one year in this role, I remain confident in the opportunity ahead. Advanced high-voltage semiconductors are essential to electrification, renewable energy integration, AI infrastructure and grid modernization. Our technologies are well positioned to serve these markets, and we are committed to disciplined execution that translates innovation into sustainable, profitable growth.

Thank you for your continued support.

/s/ Jennifer A. Lloyd

Jennifer A. Lloyd

President and Chief Executive Officer

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POWER INTEGRATIONS, INC.

5245 Hellyer Avenue

San Jose, California 95138-1002

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 3, 2026

Dear Stockholder:

You are cordially invited to attend the 2026 Annual Meeting of Stockholders (together with any adjournment, postponement or other delay thereof, the “Annual Meeting”) of Power Integrations, Inc., a Delaware corporation (“Power Integrations,” the “Company,” “we,” and “us”). The Annual Meeting will be held via live webcast on Wednesday, June 3, 2026, at 8:00 a.m., Pacific time.

You will be able to attend the Annual Meeting and ask questions by visiting https://meetnow.global/MJPQAXN.

The Annual Meeting will be held for the following purposes:

1.	To elect to the Board of Directors (the “Board”) of Power Integrations the seven nominees named in the accompanying proxy statement as directors to serve until the 2027 annual meeting of stockholders and until their respective successors are elected.
2.	To approve, on an advisory basis, the compensation of Power Integrations’ named executive officers, as disclosed in the accompanying proxy statement.
3.	To ratify the selection of Deloitte & Touche LLP by the Audit Committee of the Board as the independent registered public accounting firm of Power Integrations for the fiscal year ending December 31, 2026.
4.	To approve the amendment and restatement of the Power Integrations, Inc. 2016 Incentive Award Plan to increase the number of shares reserved for issuance thereunder.
5.	To consider, if properly presented at the Annual Meeting, a stockholder proposal related to the separation of the office of Chairman and the office of Chief Executive Officer.
6.	To conduct any other business properly brought before the Annual Meeting.

These items of business are more fully described in the accompanying proxy statement.

The Board recommends that you vote FOR Proposals 1, 2, 3, and 4 identified above.

The Board recommends that you vote AGAINST Proposal 5.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on Wednesday, June 3, 2026, at 8:00 a.m., Pacific time.

The proxy statement and annual report to stockholders are available at http://www.edocumentview.com/POWI

The record date for the Annual Meeting is April 13, 2026 (the “Record Date”). Only stockholders of record as of the close of business on that date may vote at the Annual Meeting.

On or about April 22, 2026, we are mailing to most of our stockholders as of the close of business on the Record Date a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of the proxy materials. The Notice contains instructions on how to access those documents over the internet. The Notice also contains instructions on how to request a paper copy of our proxy materials, including the accompanying proxy statement, our 2025 Annual Report and a form of proxy card or voting instruction card. All stockholders who do not receive the Notice will receive a paper copy of the proxy materials by mail. We believe that this process will allow us to provide our stockholders with the information they need in a timelier manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials.

If you have any questions or require any assistance in voting, please contact Innisfree M&A Incorporated, our proxy solicitor, toll-free at 877-687-1871 (U.S. and Canada) or 412-232-3651 (all other countries) or collect at 212-750-5833 (banks and brokerage firms).

By Order of the Board of Directors
/s/ Nancy Erba
Nancy Erba
Chief Financial Officer

San Jose, California

April 21, 2026

You are cordially invited to attend the Annual Meeting virtually by visiting https://meetnow.global/MJPQAXN. Whether or not you expect to attend the Annual Meeting, please complete, date, sign and return a proxy card, or vote by telephone or internet as instructed in these materials, as promptly as possible to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the Annual Meeting by following the instructions in the accompanying proxy statement. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.

POWER INTEGRATIONS, INC.
5245 Hellyer Avenue
San Jose, California 95138-1002
PROXY STATEMENT
FOR THE 2026 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 3, 2026

MEETING AGENDA

Proposal No.	Proposal	Board Vote Recommendation

1

To elect to the Board of Directors (the “Board”) of Power Integrations the seven nominees named in this proxy statement as directors to serve until the 2027 annual meeting of stockholders and until their respective successors are elected.

For each nominee

2	To approve, on an advisory basis, the compensation of Power Integrations’ named executive officers, as disclosed in this proxy statement.	For

3

To ratify the selection of Deloitte & Touche LLP by the Audit Committee of the Board as the independent registered public accounting firm of Power Integrations for the fiscal year ending December 31, 2026.

For

4	To approve the amendment and restatement of the Power Integrations, Inc. 2016 Incentive Award Plan to increase the number of shares reserved for issuance thereunder.	For

5	To consider, if properly presented at the Annual Meeting, a stockholder proposal related to the separation of the office of Chairman and the office of Chief Executive Officer.	Against

POWER INTEGRATIONS, INC.

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

The Board of Power Integrations, Inc. (“Power Integrations,” the “Company,” “we,” and “us”) is soliciting your proxy to vote at the 2026 Annual Meeting of Stockholders (together with any adjournment, postponement or other delay thereof, the “Annual Meeting”). You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return a proxy card, or follow the instructions below or in the Notice described below to submit your proxy over the telephone or the internet.

Why did I receive a Notice in the mail regarding the availability of proxy materials on the internet?

We are pleased to take advantage of rules of the Securities and Exchange Commission (the “SEC”) that allow companies to furnish their proxy materials over the internet. Accordingly, we are sending to most of our stockholders of record a Notice of Internet Availability of Proxy Materials (the “Notice”) on or about April 22, 2026. To those that we do not send a Notice, we will send a full set of proxy materials, which include this proxy statement and an annual report to stockholders, on or about the same date. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form or electronically by email on an ongoing basis. A stockholder’s election to receive proxy materials by mail or email will remain in effect until the stockholder terminates it.

How do I attend the Annual Meeting?

The Annual Meeting will be held on Wednesday, June 3, 2026, at 8:00 a.m. Pacific time. We will be hosting the Annual Meeting only by means of a live webcast; there will not be a physical meeting location. To attend the Annual Meeting via the internet, visit https://meetnow.global/MJPQAXN. The live webcast will begin promptly at 8:00 a.m. Pacific time. We encourage you to access the Annual Meeting in advance of the designated start time to have ample time for check-in procedures. Attendance “in person” as used in this proxy statement means your attendance at the Annual Meeting on the live webcast.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 13, 2026 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting. As of the close of business on the Record Date, there were 55,703,980 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, as of the close of business on the Record Date, your shares were registered directly in your name with Power Integrations’ transfer agent, Computershare, then you are a stockholder of record. As a stockholder of record, you may vote in person by ballot at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or the internet as instructed below or in the Notice to ensure your vote is counted. To vote at the Annual Meeting, please attend the meeting by visiting https://meetnow.global/MJPQAXN and following the instructions provided within the meeting interface.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If, as of the close of business on the Record Date, your shares were held not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and the proxy materials are, or a Notice is, being sent to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid legal proxy from the organization that holds your shares on your behalf.

May I access a list of stockholders?

A list of stockholders entitled to vote at the Annual Meeting will be available for examination for any purpose germane to the Annual Meeting during normal business hours for ten days prior to the Annual Meeting at our corporate headquarters. Please email ir@power.com to arrange a time to review the list. The stockholder list will also be available during the Annual Meeting within the online meeting interface.

What am I voting on?

There are five matters scheduled for a vote:

1.	Election of our seven nominees to serve as directors until the 2027 annual meeting of stockholders and until their respective successors are elected;
2.	Approval, on an advisory basis, of the compensation of Power Integrations’ named executive officers;
3.	Ratification of the selection of Deloitte & Touche LLP by the Audit Committee of the Board as our independent registered public accounting firm for the fiscal year ending December 31, 2026;
4.	Approval of the amendment and restatement of the Power Integrations, Inc. 2016 Incentive Award Plan (the “2016 Plan”) to increase the number of shares reserved for issuance thereunder; and
5.	Consideration, if properly presented at the Annual Meeting, a stockholder proposal related to the separation of the office of Chairman and the office of Chief Executive Officer.

These items of business are more fully described in this proxy statement.

What if another matter is properly brought before the Annual Meeting?

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the proxy card to vote on those matters in accordance with their best judgment.

Why didn’t I receive a Notice in the mail regarding the internet availability of proxy materials?

We are providing paper copies of the proxy materials instead of a Notice to stockholders who have previously requested so. If you would like to reduce the costs incurred by us in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via email or the internet. To sign up for electronic delivery, please follow the instructions provided in your Notice, or if you received a printed version of the proxy materials by mail, follow the instructions provided with your proxy materials and on your proxy card or voting instruction card to vote using the internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in the future. Alternatively, you can go to www.investorvote.com/powi and enroll for online delivery of proxy materials.

Can I vote my shares by filling out and returning the Notice?

No. The Notice will, however, provide instructions on how to vote by the internet, by telephone, by requesting and returning a paper proxy card, or by submitting a ballot in person by ballot at the Annual Meeting.

How do I vote?

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person by ballot at the Annual Meeting by following the directions below, vote by proxy using a proxy card (which is enclosed if you received this proxy statement by mail), or vote by proxy over the telephone or the internet. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person at the Annual Meeting if you have already voted by proxy.

●	To vote at the Annual Meeting, please attend the Annual Meeting virtually via the internet by visiting https://meetnow.global/MJPQAXN and following the voting instructions provided within the meeting interface. Ballots must be received by the close of voting at the Annual Meeting to be included in the vote tabulation.
●	To vote using the proxy card, simply sign and date the proxy card (which is enclosed if you received this proxy statement by mail) and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

●	To vote over the telephone, dial toll-free 1-800-652-VOTE (8683) in the United States or Canada using a touch-tone phone and follow the recorded instructions. You will be asked to provide Power Integrations’ number and control number from the enclosed proxy card or Notice. Specific instructions to be followed by any registered stockholder interested in voting via telephone are set forth on the proxy card or Notice. Your vote must be received by 1:00 a.m., Pacific time, on June 3, 2026, to be counted.
●	To vote on the internet, registered holders may go to www.investorvote.com/powi to complete an electronic proxy card. You will be asked to provide Power Integrations’ number and control number from the enclosed proxy card or Notice. Specific instructions to be followed by any registered stockholder interested in voting via the internet are set forth on the proxy card or Notice.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your brokerage firm, bank, dealer, or other similar organization, you should have received a voting instruction form with these proxy materials or Notice containing voting instructions from that organization rather than from Power Integrations. Simply complete and mail the voting instruction form or follow the voting instructions provided to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet using the instructions provided. To vote in person at the Annual Meeting, you must obtain a valid legal proxy from the organization holding your shares. Contact the organization holding your shares to request a proxy form.

We provide internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of the Record Date.

What happens if I do not vote?

Stockholder of Record; Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing your proxy card, by telephone, over the internet or in person at the Annual Meeting, your shares will not be voted.

Beneficial Owner; Shares Registered in the Name of a Broker or Bank

If you are a beneficial owner and do not instruct your brokerage firm, bank, dealer, or other similar organization how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the particular proposal is a “routine” matter. Brokerage firms, banks, dealers, or other similar organizations can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. “Non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management supported. Accordingly, your broker or nominee may not vote your shares on Proposals 1, 2, 4, or 5 without your instructions but may vote your shares on Proposal 3.

What are “broker non-votes”?

When a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of all our seven nominees for director, “For” the compensation of our named executive officers, “For” the ratification of the Audit Committee’s selection of Deloitte & Touche LLP as the independent registered public accounting firm of Power Integrations for its fiscal year ending December 31, 2026, “For” the approval of the amendment and restatement of the 2016 Plan, and “Against” the stockholder proposal related to the separation of the office of Chairman and the office of Chief Executive Officer.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. Innisfree M&A Incorporated has been retained to solicit proxies and to assist in the distribution of proxy materials for a fee estimated at $50,000 plus reimbursement of out-of-pocket expenses. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice or set of proxy materials?

If you receive more than one Notice or set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the proxy cards in the proxy materials or Notices to ensure that all of your shares are voted.

Can I change my vote or revoke my proxy after submitting my proxy?

Yes. You can change your vote or revoke your proxy at any time before the final vote at the Annual Meeting.

Stockholder of Record; Shares Registered in Your Name

If you are the record holder of your shares, you may change your vote or revoke your proxy in any one of the following ways:

●	You may submit another properly completed proxy card with a later date.
●	You may vote again over the internet or by telephone.
●	You may send a timely written notice that you are revoking your proxy to Power Integrations’ Corporate Secretary at 5245 Hellyer Avenue, San Jose, California 95138-1002.
●	You may attend the Annual Meeting and vote by ballot at the Annual Meeting. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner; Shares Registered in the Name of a Broker or Bank

If your shares are held by a brokerage firm, bank, dealer, or other similar organization, you should follow the instructions provided by that organization.

When are stockholder proposals due for next year’s annual meeting?

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2027 annual meeting of stockholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), our Corporate Secretary must receive the written proposal not later than December 22, 2026, at 5245 Hellyer Avenue, San Jose, California 95138-1002. In addition, any such proposal must comply with the requirements of Rule 14a-8.

Our Amended and Restated Bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before, or nominate directors at, an annual meeting of stockholders. If you wish to submit a proposal or nominate a director pursuant to our Amended and Restated Bylaws, your proposal or nomination, as applicable, must be submitted in writing no earlier than 8:00 a.m., Pacific time, on February 3, 2027 and no later than 5:00 p.m., Pacific time, on March 5, 2027, to our Corporate Secretary at 5245 Hellyer Avenue, San Jose, California 95138-1002. You are also advised to review our Amended and Restated Bylaws, which contain a description of the information required to be submitted as well as additional requirements about advance notice of stockholder proposals and director nominations.

In addition to satisfying the requirements under our Amended and Restated Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide in their notice any additional information required by Rule 14a-19(b) under the Exchange Act.

Stockholders who wish to recommend individuals for consideration by the Nominating and Governance Committee as nominees for election to the Board may do so by delivering a written recommendation to 5245 Hellyer Avenue, San Jose, CA 95138 by

January 1 of the year in which such director is to be elected. Submissions must include all information set forth in our Corporate Governance Guidelines.

A copy of our amended and restated bylaws is available via the SEC’s website at http://www.sec.gov. You may also contact our Corporate Secretary at the address set forth above for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

How many votes are needed to elect directors under Proposal 1?

Under our Amended and Restated Bylaws, directors are elected by a plurality of the votes cast, which means that the director nominees with the greatest number of votes cast will be elected. There is no cumulative voting for the election of directors. Broker non-votes will have no effect. Proxies may not be voted for a greater number of persons than the number of nominees named.

Pursuant to our Corporate Governance Guidelines, each of the nominees has tendered an irrevocable resignation as a director, which resignation is conditioned upon both (A) such director failing to have received more “For” votes than “Withheld” votes in this election and (B) acceptance by the Board of such resignation. Under our Corporate Governance Guidelines, each of our director nominees was required to tender the nominee’s irrevocable resignations before the Board could nominate that individual for election as director.

If, in an uncontested election such as the election at the Annual Meeting, a director fails to receive more “For” votes than “Withheld” votes for election, then, within 90 days following certification of the stockholder vote, the Nominating and Governance Committee will act to determine whether to accept the director’s conditional resignation and will submit such recommendation for prompt consideration by the Board, and the Board will act on the Nominating and Governance Committee’s recommendation. The Nominating and Governance Committee and the Board may consider any factors they deem relevant in deciding whether to accept a director’s conditional resignation.

How many votes are needed to approve each of Proposals 2, 3, 4, and 5?

To be approved, each of Proposals 2, 3, 4 and 5 must receive a majority of the votes cast on the matter. If you “Abstain” from voting, it will have no effect on the outcome of the vote on the proposal. Broker non-votes will also have no effect.

Do the Company’s directors and officers have an interest in any of the matters to be acted upon at the Annual Meeting?

Certain members of the Board have an interest in Proposal 1, as each of the nominees is currently a member of the Board. Certain of our executive officers are named executive officers eligible to receive executive compensation and thus have an interest in Proposal 2. Our executive officers and the members of the Board have an interest in Proposal 4 because they are eligible to receive equity awards under the 2016 Plan. Members of the Board and our executive officers do not have any interest in Proposal 3 or Proposal 5.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the voting power of all of the shares of the stock entitled to vote at the meeting are present in person or represented by proxy at the Annual Meeting. On the Record Date, there were 55,703,980 shares outstanding and entitled to vote. Thus the holders of 27,851,991 shares must be present in person or represented by proxy at the Annual Meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid legal proxy (or one is submitted on your behalf by your brokerage firm, bank, dealer, or other similar organization) or if you attend the Annual Meeting. Abstentions and broker non-votes will be counted toward the quorum requirement. If there is no quorum, the chair of the Annual Meeting or the holders of a majority of the shares present at the Annual Meeting in person or represented by proxy may adjourn the Annual Meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

We expect to announce the preliminary voting results at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an amendment to the Form 8-K to publish the final results.

What proxy materials are available on the internet?

The proxy statement and annual report to stockholders are available at: http://www.edocumentview.com/POWI.

Who should I contact if I have any questions or need assistance in voting my shares, or if I need additional copies of the proxy materials?

If you have any questions, please contact Innisfree M&A Incorporated, our proxy solicitor, toll-free at 877-687-1871 (U.S. and Canada) or 412-232-3651 (all other countries) or collect at 212-750-5833 (banks and brokerage firms).

PROPOSAL 1

ELECTION OF DIRECTORS

The Board is elected annually at the annual meeting of stockholders.

As of April 21, 2026, the Board had nine members, all of whose terms of office expire at the Annual Meeting. Two of our directors, Balu Balakrishnan and Nicholas E. Brathwaite, will retire from the Board at the Annual Meeting. As a result of these retirements, the Board will have seven members. We thank Messrs. Balakrishnan and Brathwaite for their distinguished service to Power Integrations and our stockholders.

Each of the nominees listed below is currently a director of Power Integrations who was previously elected by the stockholders, other than Jennifer Lloyd. Dr. Lloyd was appointed by the Board on July 11, 2025 to serve as a director effective upon her commencement of employment as President and Chief Executive Officer, which began on July 21, 2025. If elected at the Annual Meeting, each of these nominees would be elected and qualified to serve until the 2027 annual meeting of stockholders and until his or her successor is elected. It is Power Integrations’ policy to encourage directors and director nominees to attend the Annual Meeting. Seven of the Company’s then eight directors serving on the Board attended the 2025 annual meeting of stockholders.

If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares may be voted for the election of a substitute nominee proposed by Power Integrations. Each person nominated for election has agreed to serve if elected. Power Integrations’ management has no reason to believe that any nominee will be unable to serve.

This Proposal 1 is to elect the seven nominees as directors named herein. The biography of each of the nominees below contains information regarding such nominees as of April 13, 2026, including age, service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes and skills of each director, including those that led to the Nominating and Governance Committee’s and the Board’s conclusion that each nominee should continue to serve as a director of Power Integrations.

Nominees for Director

Wendy Arienzo, Ph.D., age 70, has served as a director of Power Integrations since April 2017. Dr. Arienzo has more than three decades of technical and managerial experience in technology industries, including the semiconductor and power-electronics industries. From September 2013 to December 2021, she served as Vice President of Operations at Fujifilm Dimatix, Inc., a subsidiary of Fujifilm Corporation and a leading supplier of piezoelectric industrial print heads. Previously, she was Chief Executive Officer and a director of ArrayPower, a developer of software-defined inverter technology for solar-energy systems. Dr. Arienzo is a director of Ichor Holdings, Ltd., a fluid delivery subsystem and component company. Dr. Arienzo has a B.S. and an M.S. in Materials Science Engineering from Brown University, and a Ph.D. in Materials Science Engineering from Stanford University.

Dr. Arienzo was selected to serve on our board of directors because of her extensive technical and managerial expertise in the semiconductor and power-electronics industries and her broad experience spanning executive, operational, and technical leadership roles.

Anita Ganti, age 54, has served as a director of Power Integrations since April 2020. Ms. Ganti is Chief Operating Officer of KAVIA AI, a software development life cycle automation company. She previously served as Senior Vice President of Product Engineering Services at Wipro Limited, Vice President of Global Technology at Flex Ltd., and General Manager of the Precision Signal Path Division at Texas Instruments. Ms. Ganti previously served on the board of directors of Exro Technologies, Inc. and currently serves on the board of directors of Silvaco Group, Inc. Ms. Ganti has a bachelor’s degree in Electrical Engineering from Veermata Jijabai Technological Institute in India, an M.S. in Electrical Engineering from Virginia Polytechnic Institute and State University, and an M.B.A. in Finance from the Wharton School of the University of Pennsylvania.

Ms. Ganti was selected to serve on our board of directors because of her extensive leadership experience in the semiconductor and technology industries, her global technology and operations leadership, her expertise in product engineering and business transformation, and her prior public company board experience.

Nancy Gioia, age 65, has served as a director of Power Integrations since January 2023. Ms. Gioia retired from Ford Motor Company in 2014 after more than 33 years of service, including executive roles. Among her roles at Ford, she served as Director of Global Electrification, leading all aspects of the company’s electrified vehicle technologies and product portfolio. Her past board roles include Brady Corporation, Lucid Group, Meggitt PLC and Exelon Corporation, Exro Technologies, Inc. and Blue Current, Inc (where she served as Executive Chair). Ms. Gioia holds a bachelor’s degree in Electrical Engineering from the University of Michigan – Dearborn and a M.S. in Manufacturing Systems Engineering from Stanford University. She has also achieved the National Association of Corporate Directors’ (NACD) Cyber-Risk certification.

Ms. Gioia was selected to serve on our board of directors because of her decades of experience in the automotive industry, her broad professional background spanning engineering, product development, manufacturing and strategic planning as well as her breadth of governance and leadership experience gained while serving on boards.

Balakrishnan S. Iyer, age 69, has served as Chairman of the Board since February 2026 and as a director of Power Integrations since February 2004. He previously served as Lead Independent Director from May 2023 to February 2026. Mr. Iyer retired from Conexant Systems in 2003 after serving for five years as Senior Vice President and Chief Financial Officer. Mr. Iyer has served on public company boards since 2001. His past board experience includes Clarivate Plc, Skyworks Solutions, Churchill Capital Corp., IHS Markit, QLogic Corporation, IHS Inc., Life Technologies Corporation, Overture Systems, and Conexant Systems, Inc. Earlier in his career, Mr. Iyer served as Senior Vice President and Chief Financial Officer at VLSI Technology and in a variety of finance roles at Advanced Micro Devices, Cypress Semiconductor and VLSI Technology as well as in engineering roles at National Semiconductor Corporation. Mr. Iyer has a B.S. in Mechanical Engineering from the Indian Institute of Technology, an M.S. in Industrial Engineering from the University of California, Berkeley and an M.B.A. in Finance from the Wharton School, University of Pennsylvania.

Mr. Iyer was selected to serve on our board of directors because of his extensive experience overseeing a wide range of public companies, his business expertise in the semiconductor industry, his deep experience with corporate transactions, and his extensive corporate governance and financial management expertise.

Jennifer Lloyd, Ph.D., age 58, has served as President and Chief Executive Officer and as a director of Power Integrations since July 2025. She also previously served as a member of the board of directors from April 2021 through October 2022. From 1997 until July 2025, Dr. Lloyd served in a succession of increasingly senior technical and management roles at Analog Devices, Inc., a global semiconductor leader. Prior roles included Corporate Vice President leading Analog’s multi-market power business unit, leadership of Analog’s precision franchise and its healthcare and consumer unit. Dr. Lloyd holds doctoral, master’s, and bachelor’s degrees in Electrical Engineering and Computer Science from the Massachusetts Institute of Technology.

Dr. Lloyd was selected to serve on our board of directors because of her role as our Chief Executive Officer, her deep technical and industry expertise, proven leadership in the semiconductor sector and her prior board experience.

Gregg Lowe, age 63, has served as a director of Power Integrations since February 2025. Mr. Lowe was the President and Chief Executive Officer of Wolfspeed, Inc., a silicon carbide solutions company, from September 2017 until November 2024. Mr. Lowe previously served as President and Chief Executive Officer of Freescale Semiconductor and Senior Vice President and manager of the analog business for Texas Instruments. During his 27 years at Texas Instruments, Mr. Lowe served in various leadership positions across field sales, automotive sales, marketing and integrated circuits. Mr. Lowe currently serves on the boards of Silicon Laboratories, Inc., The Rock & Roll Hall of Fame Museum and North Carolina A&T University. Mr. Lowe has a B.S. in Electrical Engineering from Rose-Hulman Institute of Technology in Terre Haute, Indiana and is a graduate of the Stanford Executive Program at Stanford University.

Mr. Lowe was selected to serve on our board of directors because of his extensive executive leadership in the semiconductor industry, his knowledge of the automotive and industrial semiconductor market, his experience guiding large and complex technology organizations through strategic transformations, and his prior board experience.

Ravi Vig, age 65, has served as a director of Power Integrations since April 2023. Mr. Vig served as President and Chief Executive Officer and on the board of directors of Allegro MicroSystems, Inc., a global leader in power and sensing semiconductors, until his retirement in June 2022. During his 38-year career at Allegro and its parent company, Sanken North America, Mr. Vig served in various roles including leadership of Allegro’s sensor business unit and its business-development organization before becoming Chief Executive Officer of Allegro in 2017. Mr. Vig served as a member of the board of directors of Anokiwave, a privately held, fabless semiconductor company, from February 2023 until February 2024 and is a member of the board of trustees for the Committee for Economic Development of the Conference Board. Mr. Vig holds a B.S. in Electrical Engineering from Rutgers University, an M.S. in Electrical Engineering from Dartmouth College, an M.B.A. from Southern New Hampshire University, and a leadership certificate from Yale University’s Graduate School of Management.

Mr. Vig was selected to serve on our board of directors because of his extensive strategic, technical and operational knowledge of the semiconductor sector and automotive and industrial markets, his breadth of experience leading corporate transformations, and his global customer engagement expertise.

Retiring Directors

Balu Balakrishnan, age 71, has served as a director of Power Integrations since 2002. From 2002 until 2025, Mr. Balakrishnan served as President and Chief Executive Officer of the Company. Prior to serving in this role, Mr. Balakrishnan served in various engineering, strategic marketing and business development roles at the Company. Mr. Balakrishnan has an M.S. in Electrical Engineering from the University of California, Los Angeles, and a B.S. in Electrical Engineering from UVCE College of Engineering, Bangalore University, India. He has also completed the Directors Certification Program at the University of California, Los Angeles.

Mr. Balakrishnan was selected to serve on our board of directors because of his prior experience leading and growing the Company for over two decades, his extensive historical and institutional knowledge of the Company and his deep technical and strategic expertise.

Nicholas E. Brathwaite, age 67, has served as a director of Power Integrations since January 2000. Mr. Brathwaite is a founding managing partner of Celesta Capital, a deep technology investment firm, which he joined in 2013 and is also a founding partner of Riverwood Capital, a growth equity, middle market technology investment firm, which he joined in January 2008. Prior to his investment experience, Mr. Brathwaite had extensive experience in various executive roles in the semiconductor industry. Mr. Brathwaite has served on various boards, including Tessera Technologies, Inc., Lighting Science Group Corporation, and Inphi Corporation. Mr. Brathwaite currently serves on the board of directors of Northwestern Mutual, a financial services organization. Mr. Brathwaite has an M.S. in Polymer Science & Engineering from University of Waterloo and a B.S. in Applied Chemistry from McMaster University.

Mr. Brathwaite was selected to serve on our board of directors because of his breadth of executive experience in the semiconductor industry, his deep understanding of the Company’s business and his extensive leadership experience scaling semiconductor companies.

Board Skills Matrix

Our directors have a wide variety of relevant skills, professional experience and backgrounds, and collectively bring to our Board viewpoints and perspectives that strengthen its ability to represent the interests of all corporate stakeholders, such as stockholders, creditors, employees, customers and suppliers. The table below illustrates broad categories of skills and expertise that our director nominees offer that we believe contribute to the effective leadership and exercise of oversight responsibilities by the Board.

Competencies	Wendy Arienzo	Anita Ganti	Nancy Gioia	Balakrishnan S. Iyer	Jennifer Lloyd	Gregg Lowe	Ravi Vig
Semiconductor/electronics industry experience	X	X		X	X	X	X
Engineering training/experience	X	X	X	X	X	X	X
Public-company senior management experience	X	X	X	X	X	X	X
Corporate finance/accounting expertise	X	X	X	X	X	X	X
Human capital management	X	X	X		X	X	X
Supply chain/manufacturing experience	X	X	X			X	X
Sales/marketing experience		X			X	X	X
Enterprise risk management		X	X	X
Additional Information
Age	70	54	65	69	58	63	65
Gender	F	F	F	M	F	M	M
Board member since	2017	2020	2023	2004	2025	2025	2023

Independence of the Board

As required under the listing standards of The Nasdaq Stock Market LLC (“Nasdaq”), a majority of the members of our Board must qualify as “independent,” as affirmatively determined by the Board. The Board consults with Power Integrations’ counsel to ensure that the Board’s determinations are consistent with all relevant securities laws and other laws and regulations regarding the definition of “independent,” including those set forth in the applicable Nasdaq listing standards, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and Power Integrations, its senior management and its independent registered public accounting firm, the Board has affirmatively determined that all of the directors other than Dr. Lloyd and Mr. Balakrishnan are independent directors within the meaning of the applicable Nasdaq listing standards. In making this determination, the Board found that none of the directors or nominees for director other than Dr. Lloyd and Mr. Balakrishnan had a material or other disqualifying relationship with Power Integrations. Dr. Lloyd, by virtue of being Power Integrations’ President and Chief Executive Officer, is not an independent director. Mr. Balakrishnan, by virtue of having served as Power Integrations’ Executive Chairman until February 2026 and as President and Chief Executive Officer until July 2025, is not an independent director.

Director Resignation Policy

Pursuant to our Corporate Governance Guidelines, each of the nominees has tendered an irrevocable resignation as a director, which resignation is conditioned upon both (A) such director failing to have received more “For” votes than “Withheld” votes in this election and (B) acceptance by the Board of such resignation. Under our Corporate Governance Guidelines, each of our director nominees was required to tender the nominee’s irrevocable resignation before the Board could nominate that individual for election as director.

If, in an uncontested election such as the election at the Annual Meeting, a director fails to receive more “For” votes than “Withheld” votes for election, then, within 90 days following certification of the stockholder vote, the Nominating and Governance Committee will act to determine whether to accept the director’s conditional resignation and will submit such recommendation for prompt consideration by the Board, and the Board will act on the Nominating and Governance Committee’s recommendation. The Nominating and Governance Committee and the Board may consider any factors they deem relevant in deciding whether to accept a director’s conditional resignation.

Information Regarding the Board and Its Committees*

The Board has adopted our Corporate Governance Guidelines to help assure that the Board will have the necessary authority and practices in place to make decisions that are independent of Power Integrations’ management. The guidelines are also intended to align the interests of directors and management with Power Integrations’ stockholders. The Corporate Governance Guidelines set forth the practices the Board will follow with respect to, among other things, Board composition and selection, Board meetings, executive officer succession planning, Board committees, compensation, director stock ownership and director education and orientation. In addition, our Board has adopted a Code of Business Conduct and Ethics that applies to all our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. The Corporate Governance Guidelines and Code of Business Conduct and Ethics are available on our website: www.power.com.

The Board has an Audit Committee, a Talent and Compensation Committee, a Nominating and Governance Committee and a Cybersecurity Committee.

The following table provides membership information and meeting information for fiscal year 2025 for each of the Audit, Talent and Compensation, Nominating and Governance and Cybersecurity Committees:

Name (b)	Audit	Nominating and Governance	Talent and Compensation	Cybersecurity
Wendy Arienzo ☆		■	■C
Balu Balakrishnan
Nicholas E. Brathwaite ☆		■C
Anita Ganti ☆	■			■C
Nancy Gioia ☆			■	■
Balakrishnan S. Iyer ☆ $ ✦	■C	■
Jennifer Lloyd +
Gregg Lowe ☆ $	■		■
Ravi Vig ☆ $	■	■
Total meetings in year 2025 (a)	5	6	8	0

☆ Independent Director	$ Financial Expert	✦ Board Chairman	+ CEO	■ Committee Member	C Committee Chair

(a)	The Cybersecurity Committee was formed in October 2025 and held its first meeting in January 2026.
(b)

The table above provides membership information as of December 31, 2025. Mr. Brathwaite served on the Talent and Compensation Committee until October 2025. Mr. Lowe has served on the Talent and Compensation Committee since October 2025. Mr. Vig has served on the Nominating and Governance Committee since October 2025.

*	Wolfspeed, Inc., Mr. Lowe’s former employer, filed a petition under Chapter 11 of the Bankruptcy Code in June 2025.

Below is a description of each committee of the Board. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee oversees Power Integrations’ corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions, including:

●	evaluating annually the qualifications, performance of and independence of the independent registered public accounting firm;
●	determining and approving the engagement of the independent registered public accounting firm;
●	approving as necessary the termination of the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm;
●	reviewing and approving the engagement of the independent registered public accounting firm to perform any proposed permissible non-audit services and approve the fees any other terms of any engagement;
●	monitoring the rotation of partners of the independent registered public accounting firm on Power Integrations’ audit engagement team as required by law;
●	reviewing with management its assessment of the effectiveness and adequacy of the Company’s internal controls over financial reporting and procedures for financial reporting, and reviewing annually with the independent registered public accounting firm the audit of the Company’s internal controls over financial reporting and the report on the assessment made by management, and considering with management, the internal auditors, if any, and the independent registered public accounting firm whether any changes are appropriate in light of management’s assessment or the independent registered public accounting firm’s audit;
●	establishing procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by Power Integrations regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters;
●	meeting to review Power Integrations’ annual audited consolidated financial statements and quarterly financial statements with management and the independent registered public accounting firm;
●	reviewing and, if it determines appropriate, approves related person transactions;
●	reviewing and discussing with management and, as appropriate, the independent auditor, the Company’s major financial risk exposures and the steps taken by management to monitor and control these exposures; and
●	adopting procedures for monitoring and enforcing compliance with the Code of Business Conduct and Ethics.

As of the date of this proxy statement, four directors compose the Audit Committee: Mr. Iyer, Ms. Ganti, Mr. Lowe and Mr. Vig. The Board has adopted a written Audit Committee Charter which can be found on our website at www.power.com. The Audit Committee met five times in 2025.

The Board annually reviews the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all members of Power Integrations’ Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing standards). The Board has determined that each of Messrs. Iyer, Lowe and Vig qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Messrs. Iyer, Lowe and Vig’s level of knowledge and experience based upon their extensive experience, including as senior executive officers with financial oversight functions.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for recommending the nomination of directors to the Board and for establishing and monitoring our corporate governance. For this purpose, the Nominating and Governance Committee performs several functions, including:

●	evaluating and recommending to the Board director nominees for each election of directors;
●	determining criteria for selecting new directors, including desired board skills and attributes, and identifying and actively seeking individuals qualified to become directors;
●	reviewing and making recommendations to the Board annually concerning qualifications and the appointment and removal of committee members;
●	developing, recommending for Board approval, and reviewing on an ongoing basis the adequacy of Power Integrations’ corporate governance principles;
●	reviewing, discussing and assessing the performance of the Board, including Board committees; and
●	considering Board nominees and proposals submitted by stockholders or proposals to be submitted by the Company to the Company’s stockholders regarding corporate governance matters and making recommendations to the Board regarding such matters, and establishing any policies, processes and procedures, including procedures to facilitate stockholder communication with the Board.

The Board has adopted a written Nominating and Governance Committee Charter, which can be found on our website at www.power.com. As of the date of this proxy statement, four directors compose the Nominating and Governance Committee: Messrs. Brathwaite, Vig and Iyer and Dr. Arienzo. The Nominating and Governance Committee met six times in 2025. All members of the Nominating and Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards).

In considering whether to recommend any candidates for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by stockholders, the Nominating and Governance Committee applies the criteria set forth in Power Integrations’ Corporate Governance Guidelines. The Nominating and Governance Committee believes that director nominees should possess the following minimum criteria: being able to read and understand basic financial statements, being over 21 years of age, and having the highest personal integrity and ethics. The Nominating and Governance Committee also considers the following additional criteria for director nominees: relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated experience in his or her field, ability to exercise sound business judgment, and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. In addition, when conducting its assessment, the Nominating and Governance Committee considers any criteria for director qualifications set by the Board, as well as experience, skills, and such other factors as it deems appropriate given the current needs of the Board and the Company to maintain a balance of knowledge, experience and capability. The Board and Nominating and Governance Committee believe that having a Board with a mix of experience, professional background and expertise enables the Board, as a body, to have the broad range of requisite expertise and experience to guide the Company and management and to fulfill its role of oversight and stewardship.

In the case of incumbent directors whose terms of office are set to expire, the Nominating and Governance Committee reviews such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the Nominating and Governance Committee also determines whether the nominee should be independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The Nominating and Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Governance Committee meets to discuss and consider such candidates’ qualifications and then recommends a nominee to the Board by majority vote.

To date, the Nominating and Governance Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates. However, in 2025, we engaged ON Partners, an executive search and leadership consulting firm, to assist with the search for our Chief Executive Officer, which culminated in the appointment of Dr. Lloyd as Chief Executive Officer and director. To date, the Nominating and Governance Committee has not received a timely recommended director nominee from a stockholder or stockholders holding more than 5% of our voting stock.

The Nominating and Governance Committee will consider director candidates recommended by stockholders who demonstrate, by written documentation, satisfactory to the Nominating and Governance Committee, that such stockholders hold outstanding shares of the Company. The Nominating and Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a stockholder or not. Stockholders who wish to recommend individuals for consideration by the Nominating and Governance Committee to become nominees for election to the Board in 2027 may do so by delivering a written recommendation to the Nominating and Governance Committee at the following address: 5245 Hellyer Avenue, San Jose, California 95138-1002 by January 1 of the year in which such director is to be elected. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, and a description of the proposed nominee’s qualifications as a director. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Talent and Compensation Committee

The Talent and Compensation Committee reviews and approves the overall compensation strategy and policies for Power Integrations. For this purpose, the Talent and Compensation Committee performs several functions, including:

●	with respect to the Chief Executive Officer, determining all compensation, including incentive-based compensation and equity compensation awards while seeking to achieve an appropriate level of risk and reward, and developing and reviewing annual performance objectives and goals relevant to compensation and awards and evaluating the performance of the Chief Executive Officer in light of these goals and objectives;
●	reviewing incentive-based compensation plans in which our executive officers participate, and determining the salaries, incentive and equity compensation for executive officers, and overseeing the evaluation of management;
●	approving all employment, severance, or change-in-control agreements, special or supplemental benefits, or provisions including the same, applicable to executive officers;
●	proposing the adoption, amendment, and termination of stock option plans, stock appreciation rights plans, retirement and profit-sharing plans, stock bonus plans, stock purchase plans, bonus plans, deferred compensation plans, and other similar programs;
●	granting rights, participation and interests in our compensation plans to eligible participants;
●	approving and annually reviewing the salary, bonus and equity award ranges for non-executive officers and other employees, and authorizing the Chief Executive Officer to approve compensation levels for such non-executive officers and other employees within such ranges;
●	reviewing and approving such other compensation matters as the Board or the Chief Executive Officer wishes to have the Talent and Compensation Committee approve;
●	reviewing and recommending to the Board the compensation to be paid to our non-employee directors for their service on the Board and its committees and any changes thereto, other than compensation received pursuant to automatic equity award grants under stockholder approved equity compensation plans;
●	reviewing with management the Compensation Discussion and Analysis (included in this proxy statement) and considering whether to recommend that it be included in proxy statements and other filings;
●	reviewing and evaluating the results of advisory votes of the Company’s stockholders regarding executive compensation;
●	reviewing and evaluating any proposals received from stockholders on executive compensation matters; and
●	reviewing with the Chief Executive Officer the plans for succession to the offices of Power Integrations’ executive officers and making recommendations to be considered by the Board with respect to the selection of appropriate individuals to succeed to those positions.

As of the date of this proxy statement, three directors compose the Talent and Compensation Committee: Dr. Arienzo, Ms. Gioia and Mr. Lowe. All members of the Talent and Compensation Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). The Board has adopted a written Talent and Compensation Committee Charter, which can be found on our website at www.power.com. The Talent and Compensation Committee met eight times in 2025.

Talent and Compensation Committee Processes and Procedures

The Talent and Compensation Committee of the Board determines all compensation for our executive officers, including our Chief Executive Officer. The Talent and Compensation Committee also administers and oversees regulatory compliance with respect to our compensation plans, including equity incentive plans, and makes recommendations to the Board regarding the adoption, amendment, and termination of these compensation plans. The Talent and Compensation Committee also analyzes, considers and recommends to the Board the compensation to be paid to our non-employee directors for their service on the Board and its committees, other than compensation received pursuant to automatic equity award grants under stockholder-approved equity compensation plans.

The Talent and Compensation Committee has the authority to obtain advice or assistance from consultants, legal counsel, accounting or other advisors as appropriate, to perform its duties, and to determine the terms, costs and fees for such engagements, which are paid for by Power Integrations. The Talent and Compensation Committee also has full access to all books, records, facilities and personnel of Power Integrations. The Talent and Compensation Committee may from time to time delegate duties or responsibilities to subcommittees or to one member of the Talent and Compensation Committee.

The Talent and Compensation Committee meets as often as it deems appropriate, but not less frequently than once each year to review the compensation and awards of the executive officers and other employees of Power Integrations, and otherwise perform its duties under its charter.

Our President and Chief Executive Officer, Dr. Lloyd, reviews our compensation philosophy and programs with the Talent and Compensation Committee on a regular basis, including the compensation of the named executive officers, so that the Talent and Compensation Committee can recommend any changes necessary to keep our compensation philosophy and programs aligned with our business objectives. Dr. Lloyd makes recommendations to the Talent and Compensation Committee with respect to the compensation of the named executive officers. The Talent and Compensation Committee also utilizes an outside compensation consultant to provide it with advice on competitive compensation plans. The Talent and Compensation Committee considers, but is not bound to and does not always accept, management’s or the outside consultant’s recommendations with respect to executive compensation. The Talent and Compensation Committee discusses Dr. Lloyd’s compensation with her but deliberates and makes decisions with respect to Dr. Lloyd’s compensation without her present.

For 2025, the Talent and Compensation Committee engaged an independent compensation consulting firm, Aon’s Human Capital Solutions, a division of Aon plc (“Aon”), to assist in the analysis of compensation survey data. Aon attended Talent and Compensation Committee meetings from time to time and provided peer group analysis, feedback and recommendations to the Talent and Compensation Committee on executive compensation and director compensation. Aon was instructed to review compensation at peer companies for the named executive officers and the Company’s directors, and to give comments and recommendations based on that review. Aon was also expected to use its experience with the Company and other similar companies to apply judgment based on that experience. In addition to survey data, the Talent and Compensation Committee analyzes information reported in peer companies’ SEC filings for all elements of compensation, including salary, cash incentive compensation and equity compensation. The Talent and Compensation Committee reviews on at least an annual basis the six factors required by Nasdaq to be reviewed by the Talent and Compensation Committee regarding the compensation consultant prior to receiving advice from the compensation consultant.

Subject to business needs, the Talent and Compensation Committee’s policy is to grant restricted stock units (“RSUs”), to certain new employees on the fifteenth of the month following the first date of employment. In addition, we make grants of annual performance stock units (“PSUs”) and RSUs to continuing non-executive employees generally on April 15th of such year, and the Talent and Compensation Committee makes grants to executive officers on the date of Compensation Committee action with respect to PSUs and RSUs.

The Board determines outside director compensation, after receiving the recommendations from the Talent and Compensation Committee and the same independent consultant engaged by the Talent and Compensation Committee and used by the Talent and Compensation Committee in connection with determining executive officer compensation.

A further description of the Talent and Compensation Committee processes and procedures and the specific determinations of the Talent and Compensation Committee with respect to executive compensation for fiscal year 2025 are described in greater detail in the Talent and Compensation Discussion and Analysis section of this proxy statement.

Cybersecurity Committee

The Cybersecurity Committee is responsible for assisting the Board in fulfilling its oversight responsibilities with respect to the Company’s information technology use and data security, including, but not limited to, enterprise cybersecurity, privacy, data collection and protection and compliance with information security and data protection laws. In carrying out these responsibilities, the Committee reviews and advises the Board on:

●	the Company’s security strategy and technology planning processes;
●	the effectiveness of the Company’s cybersecurity programs and its practices for identifying, assessing, and mitigating cybersecurity risks across the Company’s business operations;
●	the Company’s cybersecurity budget, investments, training, and staffing levels to ensure they are sufficient to sustain and advance cybersecurity and industry compliance programs;
●	the threat landscape facing the Company and the Company’s business operations; and
●	the safeguards used to protect the confidentiality, integrity, availability and resiliency of the Company’s business operations.

In October 2025, the Board adopted a written Cybersecurity Committee Charter, which can be found on our website at www.power.com. As of the date of this proxy statement, two directors compose the Cybersecurity Committee: Mmes. Ganti and Gioia. The Cybersecurity Committee met for the first time in January 2026.

The members of the Cybersecurity Committee are appointed by the Board on the recommendation of the Nominating and Governance Committee and shall serve until their successors are duly elected and qualified or their earlier resignation or removal. Any member of the Cybersecurity Committee may be removed or replaced by the Board. The members of the Cybersecurity Committee shall meet such qualifications as may be established by the Board from time-to-time, and at least one of such members shall have relevant experience in cybersecurity/IT related risks and if no director is available for service on the Cybersecurity Committee with such experience, the Cybersecurity Committee shall retain cybersecurity or data privacy experts or consultants or other advisors that have such experience. The Cybersecurity Committee may from time-to-time delegate duties or responsibilities to subcommittees or to one member of the Cybersecurity Committee. The Board shall designate the Chair of the Cybersecurity Committee.

The Cybersecurity Committee meet as often as it deems necessary, but not less frequently than quarterly each year, and may meet with management or individual directors at any time it deems appropriate to discuss any matters and otherwise to fulfill its responsibilities under its charter. The Cybersecurity Committee presents its recommendations to the Board in form and substance or as otherwise directed by the Board, and shall provide not less frequently than annually, updates to the Board on cybersecurity trends, threats and regulatory developments.

To implement the Cybersecurity Committee’s purpose and policies, the Cybersecurity Committee is charged with the following duties and responsibilities:

●	reviewing and providing oversight of the systems, controls and procedures used by the Company and business partners engaged by the Company to collect, create, use, maintain, process and protect personal information and/or any information or assets of the Company’s customers, employees and business partners (collectively, “Company Information Assets”);
●	reviewing and providing oversight of policies, procedures, plans and execution intended to provide security, confidentiality, availability and integrity of Company Information Assets;
●	reviewing and providing oversight of the quality and effectiveness of the Company’s policies and procedures with respect to its information technology systems, including enterprise cybersecurity and privacy;
●	reviewing and providing oversight of the policies and procedures of the Company in preparation for responding to any data security incidents, and reviewing with management the root cause of and remediation efforts with respect to all material cybersecurity incidents;
●	periodically reviewing with management the Company’s disaster recovery, business continuity, and business resiliency capabilities;

●	overseeing the Company’s management of internal and external risks related to its information technology systems and processes, including encryption, network security, data security, risk management frameworks, and any internal or third-party audits of such systems and processes, and reviewing with the Company’s management such risks as they may be affected by the Company’s expansion into new product lines, new geographies, or mergers and acquisitions among other things;
●	reviewing with management the quality and effectiveness of IT systems and processes that relate to the Company’s internal access control systems, including physical, organizational, and technical security;
●	annually reviews the Company’s cyber insurance policies to ensure appropriate coverage;
●	overseeing and reviewing with management the Company’s cybersecurity-related disclosure controls and procedures and alignment with applicable regulations;
●	reviewing with management the Company’s cybersecurity-related budgetary items; and
●	reviewing and assessing the Cybersecurity Committee’s Charter adequacy as appropriate, but no less than once per year.

The Cybersecurity Committee also has the authority, without having to seek Board approval, to obtain, at the expense of the Company, advice and assistance from cybersecurity or data privacy experts or consultants or other advisors as it deems advisable, and to conduct or authorize investigations into or studies of any matters within the Cybersecurity Committee’s scope of responsibilities.

Board Leadership Structure

As set forth in Power Integrations’ Corporate Governance Guidelines, the Board’s leadership structure shall be either (a) a separate Chairman of the Board and Chief Executive Officer, or (b) a Chairman of the Board and Chief Executive Officer who is the same person, together with a Lead Independent Director. The Nominating and Governance Committee determined that either of these structures is appropriate for Power Integrations as each provides for an independent director to take the functional role where it is appropriate for an independent director to fulfill that function. Currently, the Chairman of the Board and Chief Executive Officer are separate persons.

Role of the Board in Risk Oversight

The Board has an active role, as a whole and at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews information regarding the Company’s credit, liquidity, operations, information technology (“IT”) and cybersecurity practices as well as the risks associated with each. The Audit Committee charter specifies that the committee shall review and discuss with management, and the Company’s independent registered public accounting firm as appropriate, the Company’s major financial risk exposures and the steps taken by management to monitor and control these exposures. The Talent and Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The Nominating and Governance Committee manages risks associated with the independence of the Board and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the Board is regularly informed through committee reports about such risks. The Cybersecurity Committee actively oversees the Company’s IT and cybersecurity policies, procedures and risk assessments, and management reports to the Board on information security matters on a quarterly basis, or more frequently as needed. We partner with third parties to help support our cybersecurity systems and maintain an awareness of current best practices, and we deliver quarterly cybersecurity awareness training to all employees.

Compensation Policies and Practices as They Relate to Risk Management

With the help of the Talent and Compensation Committee’s independent compensation consulting firm, Aon, the Talent and Compensation Committee has reviewed the Company’s compensation policies and practices as they relate to risk management and has determined that risks arising from the Company’s compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company.

Meetings of the Board

The Board met seven times in 2025. All directors attended at least 75% of the aggregate number of the meetings of the Board and the committees on which they served, held during the portion of the last fiscal year for which they were directors or committee members in 2025.

As required under applicable Nasdaq listing standards, in fiscal year 2025, Power Integrations’ independent directors met in regularly scheduled executive sessions at which only independent directors were present.

Stockholder Communications with the Board

The Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed as follows: Power Integrations Board Communication, 5245 Hellyer Avenue, San Jose, California 95138-1002. Any communication sent must state the number of shares owned by the stockholder making the communication. The communications will be reviewed by the Chairman of the Board. The Chairman of the Board will forward such communication to the Board or to any individual director to whom the communication is addressed unless the communication is unduly frivolous, hostile, threatening or similarly inappropriate, in which case, the Chairman of the Board shall discard the communication.

Board Stock Ownership Guidelines

Pursuant to Power Integrations’ Corporate Governance Guidelines and to align the interests of the Company’s directors with the interests of the Company’s stockholders, the Board believes that directors should have a significant financial stake in the Company. Accordingly, the Board believes that each director who has served on the Board for three years (excluding service prior to the date of adoption of the board stock ownership guidelines) should own an aggregate number of shares of our common stock that shall have a value equal to or exceeding three times the annual cash retainer payable by the Company for such director’s service on the Board. At its discretion, the Board may evaluate whether this requirement should be waived in the case of any director, who, because of his or her personal circumstances, would incur a hardship by complying with this requirement. Currently all members of the Board comply with the guidelines.

Chief Executive Officer Stock-Ownership Guidelines

Pursuant to Power Integrations’ Corporate Governance Guidelines and to align the interests of our Chief Executive Officer with the interests of the Company’s stockholders, the Board believes that the Chief Executive Officer should have a significant financial stake in the Company. Accordingly, the Board believes that our Chief Executive Officer, upon reaching five years of service in this role (excluding service prior to the date of the Chief Executive Officer stock ownership guidelines) should own an aggregate number of shares of our common stock with a value equal to or exceeding five times the Chief Executive Officer’s annual base salary. At its discretion, the Board may evaluate whether this requirement should be waived in the case of the Chief Executive Officer, who, because of his or her personal circumstances, would incur a hardship by complying with this requirement, including as a result of a decrease in the value of our common stock.

As of April 13, 2026, Dr. Lloyd owned outright 2,825 shares of our common stock with a value of approximately $0.2 million.

Executive Officer Stock Ownership

Although we do not have minimum mandatory stock ownership guidelines for our executive officers other than our Chief Executive Officer, the structure of our compensation programs acts as a functional equivalent of minimum stock ownership requirements, as our executive officers: (1) hold unvested RSUs, which entitle the executive officers to receive shares of our common stock in the future upon vesting (unvested RSUs as of April 13, 2026, for the Company’s 2025 named executive officers who were employees of the Company on April 13, 2026 were as follows: 6,323 RSUs for Mr. Verity; 46,505 RSUs for Mr. Gupta; and 25,015 RSUs for Mr. Jain); and (2) hold unvested PSUs and PRSUs, which entitle the executive officer to receive shares of our common stock in the future upon vesting which occurs upon achieving established performance metrics (unvested PSUs and PRSUs as of April 13, 2026 for the Company’s named executive officers were as follows: 27,013 PSUs and PRSUs for Mr. Gupta; and 13,692 PSUs and PRSUs for Mr. Jain).

Minimum Vesting Periods for Executive Officer Equity Grants

Although we do not have minimum mandatory vesting periods for equity grants made to our executive officers, our historical practice, which our Compensation Committee intends to continue in the future, is to have vesting periods on our equity grants typically as follows: (1) for RSUs, vesting over four years with 25% of the shares subject to the RSU vesting on each of the first four anniversaries of the date of grant; (2) for PSUs, vesting after one year, but only to the extent that the performance metrics for the PSUs are met; and (3) for PRSUs vesting after three years, but only to the extent that the performance metrics for the PRSUs are met.

Minimum Vesting Periods for Director Equity Grants

Non-employee directors each receive an annual equity compensation grant, which consists of RSUs that vest in full effective immediately prior to the commencement of the Company’s first annual meeting of stockholders in the year following the year of the annual grant, provided that the recipient is still providing services to the Company as a director. A new eligible director generally receives a similar grant pro-rated to the remaining portion of the year prior to the next annual grant of equity awards to non-employee directors.

Prohibition on Hedging and Insider Trading Policy

Our Board has adopted a policy that prohibits directors, executive officers and other insiders (as defined in such policy) from engaging in short sales, transactions in put or call options, hedging transactions or other inherently speculative transactions with respect to our common stock at any time.

Our Board has adopted an insider trading policy governing the purchase, sale and/or other dispositions of the Company’s securities by directors, officers and employees that is designed to promote compliance with insider trading laws, rules and regulations, and any listing standards applicable to us, as well as procedures designed to further the foregoing purposes. A copy of our insider trading policy is incorporated by reference as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2025. In addition, from time to time, the Company may engage in transactions in Company securities. It is the Company’s intent to comply with applicable laws and regulations relating to insider trading.

THE BOARD RECOMMENDS

A VOTE IN FAVOR OF EACH NOMINEE

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”) and Section 14A of the Exchange Act, Power Integrations’ stockholders are entitled to vote to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement in accordance with SEC rules. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the philosophy, policies and practices described in this proxy statement. We currently hold such votes annually, and we will hold our next such vote at the 2027 annual meeting of stockholders.

The compensation of the Company’s named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this proxy statement. As discussed in those disclosures, the company believes that its compensation policies and decisions are focused on pay-for-performance principles, strongly aligned with our stockholders’ interests and consistent with current market practices. Compensation of the Company’s named executive officers is designed to enable the Company to attract and retain talented and experienced executives to lead the company successfully in a competitive environment.

Our executive compensation program has been designed to retain and encourage a talented, motivated and focused executive team by providing competitive compensation within our market. We believe that our executive compensation program provides an appropriate balance between salary and “at-risk” forms of variable incentive compensation, as well as a mix of incentives that encourage executive focus on both short- and long-term goals as a company without encouraging inappropriate risks to achieve performance.

Highlights of our program include:

●	A mixture of salary and variable incentive compensation that provides for a substantial portion of executive compensation to be “at-risk” and dependent on our performance as a company which aligns the interests of executive officers with those of the company’s stockholders;
●	Long-term, equity-based incentive compensation to align the interests of executive officers with stockholders and to provide each executive officer with an incentive to manage the company from the perspective of an owner with an equity stake in the business; and
●	A compensation “claw-back” policy which conditions the earning and payment of any cash or stock bonuses to executive officers on an agreement to repay a portion of such bonuses in the event of a financial accounting restatement.

Accordingly, the Board is asking the stockholders to indicate their support for the compensation of the Company’s named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to Power Integrations’ named executive officers, as disclosed in the proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Because the vote is advisory, it is not binding on the Board or the Company. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and the Talent and Compensation Committee intend to consider the results of this vote in making determinations regarding executive compensation arrangements in the future.

THE BOARD RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Deloitte & Touche LLP as Power Integrations’ independent registered public accounting firm for the fiscal year ending December 31, 2026. The Board has directed that management submit the selection of Deloitte & Touche LLP as Power Integrations’ independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. In determining whether to reappoint the independent auditor, the Audit Committee takes into consideration various factors, including the auditor’s historical and recent performance on the audit; the length of time the firm has served in this role; professional qualifications; the quality of ongoing discussions with the auditor; external data, including recent Public Company Accounting Oversight Board reports on the auditor and its peer firms; and the appropriateness of fees.

Deloitte & Touche LLP has audited Power Integrations’ financial statements since 2005. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither Power Integrations’ Amended and Restated Bylaws nor other governing documents or law requires stockholder ratification of the selection of Deloitte & Touche LLP as Power Integrations’ independent registered public accounting firm. However, the Board is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Power Integrations and its stockholders.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to Power Integrations for the fiscal years ended December 31, 2025 and 2024 by Deloitte & Touche LLP, Power Integrations’ independent registered public accounting firm. All fees were approved by the Audit Committee.

	Fiscal	Fiscal
(in thousands)	2025	2024
Audit Fees(1)	$1,614	$1,599
Audit -Related Fees(2)	50	—
Tax Fees(3)	198	191
All Other Fees(4)	34	—
Total Fees	$1,896	$1,790
(1)	Audit fees consist of fees billed for professional services rendered for the audit of our consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Deloitte & Touche LLP in connection with statutory and regulatory filings or engagements. Audit fees for 2025 and 2024 include fees for professional services rendered for the audits of the effectiveness of internal control over financial reporting.
(2)	In 2025, audit-related fees related to filing our Form S-8 statements.
(3)	In 2025 and 2024, tax fees related primarily to tax planning and tax compliance advice.
(4)	In 2025, all other fees related to Chief Executive Officer transition costs.

Pre-Approval Policy and Procedures

The Audit Committee has a policy to approve in advance the engagement of the independent registered public accounting firm for all audit services and non-audit services, based on independence, qualifications and, if applicable, performance, and approve the fees and other terms of any such engagement; provided, however, that the Audit Committee may establish pre-approval policies and procedures for any engagement to render such services, provided that such policies and procedures (a) are detailed as to particular services, (b) do not involve delegation to management of the Audit Committee’s responsibilities, and (c) provide that, at its next scheduled meeting, the Audit Committee is informed as to each such service for which the independent auditor is engaged pursuant to such policies and procedures. In addition, the Audit Committee may delegate to one or more members of the committee the authority to grant pre-approvals for such audit and non-audit services, provided that (1) the decisions of such member(s) to grant any such pre-approval shall be presented to the Audit Committee at its next scheduled meeting and (2) the Audit Committee has established policies and procedures for such pre-approval of services consistent with the requirements of clauses (a) and (b) above.

THE BOARD RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 3

PROPOSAL 4

APPROVAL OF AMENDED AND RESTATED 2016 INCENTIVE AWARD PLAN

We are requesting that the stockholders approve an amendment and restatement of the Power Integrations, Inc. 2016 Incentive Award Plan (the “Amended 2016 Plan”) to add an additional 2,000,000 shares to the 2016 Plan, increasing the aggregate number of shares of common stock that may be issued under the 2016 Plan to 9,000,000 shares.

The Board originally adopted the 2016 Plan on March 17, 2016, and it was subsequently amended and restated in 2019, 2021 and 2025, to provide a means to continue offer a competitive equity compensation program to secure and retain the services of high-caliber employees, directors and consultants of our company and its affiliates, to provide a means by which these eligible individuals may be given an opportunity to benefit from increases in the value of the common stock through the grant of stock awards, and to thereby align the long-term compensation and interests of those individuals with our stockholders.

Approval of the Amended 2016 Plan will allow us to continue to grant equity-based awards at levels determined appropriate by our Board and Talent and Compensation Committee.

We are proposing to increase the number of shares available for issuance under the 2016 Plan by 2,000,000 shares, which equals approximately 3.6% of the Company’s outstanding shares as of the record date. We currently expect the proposed share reserve to provide sufficient shares to last for the next one to two years from the date of the Annual Meeting (subject to a number of factors, including changes in stock price and the pace of the Company’s employee growth). Because our annual incentive program is denominated and paid in performance stock units, rather than cash, shares from this pool fund both our short- and long-term incentive programs for all participating employees. The shares currently available for future issuance under the 2016 Plan, without the proposed increase in share reserve, represent less than our projected needs for the next year, which provides limited availability and flexibility for our equity usage as part of our broad-based equity program.

Key Reasons to Support This Proposal

We believe the following are important considerations for stockholders in determining whether to approve the Amended 2016 Plan:

●	We are good stewards of equity awards and take a thoughtful approach to our equity grant practices and our program is overseen by our Talent and Compensation Committee and our Board. When determining how to deploy equity available under the 2016 Plan to drive creation of stockholder value, we consider market data for individual roles provided by our independent compensation consultant, as well as utilization and dilution levels relative to our competitors and industry. In 2025 and the three-year period between 2022 and 2025, our annual utilization rates fell at or below the 25th percentile of our compensation peer group and below the ISS benchmark for Semiconductor and Semiconductor Equipment companies in the Russell 3000. Our issued and total overhang numbers were also at or below the 25th percentile of our compensation peer group for 2025 and the three-year period between 2022 and 2025.
●	Our equity incentive program is broad-based, with approximately 52% of equity awards granted to individuals other than our named executive officers.
●	If stockholders do not approve the Amended 2016 Plan, our ability to grant future equity awards as part of our short- and long-term incentive programs to employees and the executive team will be significantly constrained. This would place us at competitive disadvantage for attracting the high-caliber talent needed to execute on our current corporate strategy, and result in material retention risks for key employees. It would also force us to use an increased amount of cash in lieu of equity to compensate and retain employees, which might have a material adverse effect on our business and financial condition.
●	Equity compensation supports and reinforces alignment of employee interests with those of our stockholders.

●	A significant portion of equity awarded to our executives is performance-based. For our Chief Executive Officer, 50% of long-term equity incentives are delivered in the form of performance-based awards. Beginning in 2026, we are increasing the percentage of performance-based long-term equity awards granted to our other executive officers. Our current annual and long-term performance-based equity incentive programs are designed to focus executive decision-making on disciplined execution of the Company’s strategy and the creation of long-term stockholder value. In connection with recent refinements to our incentive program design, these programs place greater emphasis on objective, measurable financial performance and strategic goals that management can meaningfully influence and that are most critical to the Company’s long-term success, including net revenue, operating income and product and quality strategic goals.

Positive Plan Features

The Amended 2016 Plan includes the following features, which we believe align our program with stockholders and protect their interests:

●	No evergreen feature
●	No repricing without stockholder approval
●	No tax gross-ups on awards
●	No liberal share recycling provisions
●	No payment of dividends on unvested awards
●	Administration by an independent committee of the Board
●	Limits on annual director compensation aligned with the competitive market

Potential Overhang if Requested Amendment is Approved

	12/31/2025
	Shares		Dilution
New Share Request	2,000,000		3.6%
Shares Available For Issuance Under All Plans	2,856,110	(1)	5.2%
Outstanding Stock Options	—		0.0%
Outstanding Full Value Awards	1,532,000		2.8%
Total			11.6%
Common Shares Outstanding	55,338,901
(1)	Includes 286,569 shares remaining available for grant under our 2025 Inducement Award Plan (the “Inducement Plan”).

Over the last three years, our burn rate has fallen below the median rate of our named peers. For the list of our named peers, please see the section entitled “How We Make Compensation Decisions” below.

	One-year Burn Rate	Three-year Average Burn Rate
Power Integrations, Inc.	2.0%	1.5%
Named Peers (median)	2.5%	2.0%

Summary of the Amended 2016 Plan

The following is a description of the purpose and the main features of the Amended 2016 Plan. This description is not complete and is qualified by reference to the full text of the Amended 2016 Plan, which is attached as Appendix A to this proxy statement.

General

Eligible Award Recipients. Members of our Board and employees and consultants of the Company and its affiliates are eligible to participate in the Amended 2016 Plan. As of April 13, 2026, we had 753 employees which includes four executive officers, eight non-employee directors and 20 consultants (excluding Mr. Balakrishnan) who are eligible to participate in the Amended 2016 Plan.

Available Awards. The Amended 2016 Plan provides for the grant of restricted stock unit awards, performance stock unit awards and performance cash awards. No other forms of equity-based awards, including stock options and stock appreciation rights, may be granted under the Amended 2016 Plan.

Purpose. The Amended 2016 Plan is intended to help the Company secure and retain the services of eligible award recipients and provide incentives for these individuals to exert maximum efforts for the success of the Company and its affiliates.

Administration

The Board administers the Amended 2016 Plan. The Board may delegate administration of the Amended 2016 Plan to a committee or committees of our Board (each, a “Committee”). The Board may also delegate to one or more officers the ability to decide certain terms of some awards to non-officers within parameters determined by the Board in accordance with the Amended 2016 Plan. Subject to the provisions of the Amended 2016 Plan, the Board has the authority to determine who will be granted awards; when and how each award will be granted; what type of award will be granted; the provisions of each award, including when a person will be permitted to receive cash or common stock under the award; the number of shares of common stock subject to, or the cash value of, an award; and the fair market value applicable to an award. The Board also has the power to construe and interpret the Amended 2016 Plan, settle controversies under the Amended 2016 Plan, accelerate the vesting of awards, approve forms of award agreements under the Amended 2016 Plan and adopt procedures relating to the Amended 2016 Plan. All determinations, interpretations and constructions made by the Board in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

Shares Subject to the Amended 2016 Plan

Share Reserve. The aggregate number of shares of common stock of the Company that may be issued pursuant to awards from and after the effective date will not exceed nine million (9,000,000) shares (the “Share Reserve”).

Reversion of Shares to the Share Reserve. If any shares of common stock issued pursuant to an award are forfeited back to the Company because of the failure to meet a contingency or condition required to vest such shares in the participant, then the shares that are forfeited will revert to and again become available for issuance under the Amended 2016 Plan. If any shares of common stock subject to an award are not delivered to a participant because such shares are withheld for the payment of taxes, the number of shares subject to the award that are not delivered to the participant will not remain available for subsequent issuance under the Amended 2016 Plan.

Limitation on Grants to Non-Employee Directors. The maximum number of shares subject to awards granted under the Amended 2016 Plan or otherwise during a single fiscal year to any non-employee director, taken together with any cash fees paid to such non-employee director during the fiscal year, will not exceed seven hundred fifty thousand dollars ($750,000) in total value (calculating the value of any such awards based on the grant date fair value of such stock unit awards for financial reporting purposes).

Source of Shares. The stock issuable under the Amended 2016 Plan will be shares of authorized but unissued or reacquired common stock, including shares repurchased by the Company on the open market or otherwise.

Eligibility

Awards may be granted to employees and consultants of the Company and its affiliates, as well as members of the Board; provided, however, that awards may not be granted to employees, directors and consultants who are providing continuous service only to any “parent” of the Company, unless (i) the stock underlying such awards is treated as “service recipient stock” under Section 409A of the Code (for example, because the awards are granted pursuant to a corporate transaction such as a spin off transaction) or (ii) the Company, in consultation with its legal counsel, has determined that such awards are otherwise exempt from (or, alternatively, comply with) the distribution requirements of Section 409A of the Code.

Provisions of Awards

Restricted Stock Unit Awards. Each restricted stock unit award agreement will be in such form and will contain such terms and conditions as the Board deems appropriate. The terms and conditions of restricted stock unit award agreements may change from time to time, and the terms and conditions of separate restricted stock unit award agreements need not be identical. Each restricted stock unit award agreement will conform to (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

Consideration. At the time of grant of a restricted stock unit award, the Board will determine the consideration, if any, to be paid by the participant upon delivery of each share of common stock subject to the restricted stock unit award. The consideration to be paid (if any) by the participant for each share of common stock subject to a restricted stock unit award may be paid in any form of legal consideration that may be acceptable to the Board, in its sole discretion, and permissible under applicable law.

Vesting. At the time of the grant of a restricted stock unit award, the Board may impose such restrictions on or conditions to the vesting of the restricted stock unit award as it, in its sole discretion, deems appropriate.

Payment. A restricted stock unit award may be settled by the delivery of shares of common stock, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Board and contained in the restricted stock unit award agreement.

Additional Restrictions. At the time of the grant of a restricted stock unit award, the Board, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the shares of common stock (or their cash equivalent) subject to a restricted stock unit award to a time after the vesting of such restricted stock unit award.

Dividend Equivalents. Dividend equivalents may be credited in respect of shares of common stock covered by a restricted stock unit award, as determined by the Board and contained in the restricted stock unit award agreement. At the sole discretion of the Board, such dividend equivalents may be converted into additional shares of common stock covered by the restricted stock unit award in such manner as determined by the Board. Any additional shares covered by the restricted stock unit award credited by reason of such dividend equivalents will be subject to all of the same terms and conditions of the underlying restricted stock unit award agreement to which they relate.

Termination of Participant’s Continuous Service. Except as otherwise provided in the applicable restricted stock unit award agreement, such portion of the restricted stock unit award that has not vested will be forfeited upon the participant’s termination of continuous service.

Performance Awards.

Performance Stock Unit Awards. A performance stock unit award is a restricted stock unit award that is granted or vests contingent upon the attainment during a performance period of certain performance goals. A performance stock unit award may, but need not, require the participant’s completion of a specified period of continuous service. The length of any performance period, the performance goals to be achieved during the performance period, and the measure of whether and to what degree such performance goals have been attained will be conclusively determined by the Board or Talent and Compensation Committee, in its sole discretion. In addition, to the extent permitted by applicable law and the applicable award agreement, the Board or Talent and Compensation Committee may determine that cash may be used in payment of performance stock unit awards.

Performance Period. The performance period will be the period of time selected by the Board or Talent and Compensation Committee over which the attainment of one or more performance goals will be measured for the purpose of determining a participant’s right to, and the payment of, a performance unit award or a performance cash award. Performance periods may be of varying and overlapping duration, at the sole discretion of the Board or Talent and Compensation Committee.

Performance Criteria. The performance criteria under the Amended 2016 Plan will be the one or more criteria that the Talent and Compensation Committee selects for purposes of establishing the performance goals for a performance period. The performance criteria that will be used to establish the performance goals may be based on any one of, or combination of, the following: (i) earnings (including earnings per share and net earnings); (ii) earnings before interest, taxes and depreciation; (iii) earnings before interest, taxes, depreciation and amortization; (iv) total stockholder return; (v) return on equity or average stockholder’s equity; (vi) return on assets, investment, or capital employed; (vii) stock price; (viii) margin (including gross or operating margin); (ix) income (before or after taxes); (x) operating income; (xi) operating income after taxes; (xii) pre-tax profit; (xiii) operating cash flow; (xiv) orders, sales or revenue targets; (xv) increases in revenue or product revenue; (xvi) expenses and cost reduction goals; (xvii) improvement in or attainment of working capital levels; (xviii) economic value added (or an equivalent metric); (xix) market share; (xx) cash flow; (xxi) cash flow per share; (xxii) share price performance; (xxiii) debt reduction; (xxiv) implementation or completion of projects or processes; (xxv) customer satisfaction; (xxvi) stockholders’ equity; (xxvii) capital expenditures; (xxviii) debt levels; (xxix) operating profit or net operating profit; (xxx) workforce diversity; (xxxi) growth of net income or operating income; (xxxii) billings; (xxxiii) quality measures; and (xxxiv) other measures of performance selected by the Board or Committee.

Performance Goals. “Performance goals” means, for a performance period, the one or more goals established by the Talent and Compensation Committee or Board for the performance period based upon the performance criteria. Performance goals may be based on a Company-wide basis, with respect to one or more business units, divisions, affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the Board or Talent and Compensation Committee (i) in the award agreement at the time the award is granted or (ii) in such other document setting forth the performance goals at the time the performance goals are established, the Board or Talent and Compensation Committee will appropriately make adjustments in the method of calculating the attainment of performance goals for a performance period as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the dilutive effects of acquisitions or joint ventures; (6) to assume that any business divested by the Company achieved performance objectives at maximum levels during the balance of a performance period following such divestiture; (7) to exclude the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (8) to exclude the effects of stock based compensation and the award of bonuses under the Company’s bonus plans; (9) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; (10) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles and (11) to exclude the effect of any other unusual, non-recurring gain or loss or any other adjustment made to arrive at the Company’s non-GAAP financial information as presented in the Company’s SEC filings.

Performance Cash Awards. A performance cash award is a cash award that is payable contingent upon the attainment during a performance period of certain performance goals. A performance cash award may also require the participant’s completion of a specified period of continuous service. At the time of grant of a performance cash award, the length of any performance period, the performance goals to be achieved during the performance period, and the measure of whether and to what degree such performance goals have been attained will be conclusively determined by the Board or Committee, in its sole discretion.

Discretion. The Board or Committee retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of performance goals and to define the manner of calculating the performance criteria it selects to use for a performance period.

Withholding Obligations

Unless prohibited by the terms of an award agreement, the Company may, in its sole discretion, satisfy any federal, state or local tax withholding obligation relating to an award by any of the following means or by a combination of such means, accordance with the terms of the Amended 2016 Plan: (i) causing the participant to tender a cash payment; (ii) withholding shares of common stock from the shares of common stock issued or otherwise issuable to the participant in connection with the award; (iii) withholding cash from an award settled in cash; (iv) withholding payment from any amounts otherwise payable to the participant; or (v) by such other method as may be set forth in the award agreement.

Adjustments Upon Changes in Common Stock; Other Corporate Events

Capitalization Adjustments. In the event of a capitalization adjustment (such as a merger, stock dividend, stock split and similar event), the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Amended 2016 Plan, (ii) the class(es) and maximum number of securities that may be awarded to any person, and (iii) the class(es) and number of securities and price per share of stock subject to outstanding awards. The Board will make such adjustments, and its determination will be final, binding and conclusive.

Dissolution. Except as otherwise provided in the award agreement, in the event of a dissolution of the Company, all outstanding awards (other than awards consisting of vested and outstanding shares of common stock not subject to a forfeiture condition or the Company’s right of repurchase) will terminate immediately prior to the completion of such dissolution, and the shares of common stock subject to the Company’s repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by the Company notwithstanding the fact that the holder of such award is providing continuous service, provided that the Board may, in its sole discretion, cause some or all awards to become fully vested and/or no longer subject to repurchase or forfeiture (to the extent such awards have not previously expired or terminated) before the dissolution is completed but contingent on its completion.

Transactions. The following provisions will apply to awards in the event of a transaction (as defined in the Amended 2016 Plan), unless otherwise provided in the award agreement or any other written agreement between the Company or any affiliate and the participant or unless otherwise expressly provided by the Board at the time of grant of an award. In the event of a transaction, the Board may take one or more of the following actions with respect to awards, contingent upon the closing or completion of the transaction:

●	arrange for the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) to assume or continue the award or to substitute a similar award for the award (including, but not limited to, an award to acquire the same consideration paid to the stockholders of the Company pursuant to the transaction);
●	arrange for the assignment of any reacquisition or repurchase rights held by the Company in respect of common stock issued pursuant to the award to the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company);

●	accelerate the vesting, in whole or in part, of the award to a date prior to the effective time of such transaction as the Board determines (or, if the Board does not determine such a date, to the date that is five days prior to the effective date of the Transaction);
●	arrange for the lapse, in whole or in part, of any reacquisition or repurchase rights held by the Company with respect to the award;
●	cancel or arrange for the cancellation of the award, to the extent not vested prior to the effective time of the transaction, in exchange for such cash consideration or no consideration, as the Board, in its sole discretion, may consider appropriate; and
●	make a payment, in such form as may be determined by the Board equal to the value of the property the participant would have received upon the settlement of the award immediately prior to the effective time of the transaction. Payments under this provision may be delayed to the same extent that payment of consideration to the holders of the common stock in connection with the transaction is delayed as a result of escrows, earn outs, holdbacks or any other contingencies.

The Board need not take the same action or actions with respect to all awards or portions thereof or with respect to all participants. The Board may take different actions with respect to the vested and unvested portions of an award.

Change in Control. An award may be subject to additional acceleration of vesting upon or after a qualifying termination that occurs in connection with a change in control (as defined in the Amended 2016 Plan) as may be provided in the award agreement for such award or as may be provided in any other written agreement between the Company or any affiliate and the participant, but in the absence of such provision, no such acceleration will occur.

Clawbacks

All Awards granted under the Amended 2016 Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Board may impose such other clawback, recovery or recoupment provisions in an award agreement as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of common stock or other cash or property upon the occurrence of “cause” (as defined in the Amended 2016 Plan). No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company.

Plan Term; Earlier Termination or Suspension of the 2016 Plan

Suspension and Termination. The Board may suspend or terminate the 2016 Plan at any time. The Amended 2016 Plan will automatically terminate on March 10, 2031. No awards may be granted under the Amended 2016 Plan while the Amended 2016 Plan is suspended or after it is terminated.

No Impairment of Rights. Suspension or termination of the Amended 2016 Plan will not impair rights and obligations under any award granted while the Amended 2016 Plan is in effect except with the written consent of the affected participant or as otherwise permitted in the Amended 2016 Plan.

Summary of U.S. Federal Income Tax Consequences

The information set forth below is a summary only and does not purport to be complete. The information is based upon current federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any recipient may depend on his or her particular situation, each recipient should consult the recipient’s tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of an award or the disposition of stock acquired as a result of an award. The Amended 2016 Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the employee Retirement Income Security Act of 1974. Our ability to realize the benefit of any tax deductions described below depends on our generation of taxable income as well as the requirement of reasonableness, the provisions of Section 162(m) and the satisfaction of our tax reporting obligations.

Restricted Stock Unit Awards and Performance Stock Unit Awards

Generally, the recipient of a restricted stock unit award or performance stock unit award will recognize ordinary income at such time as the stock is delivered equal to the fair market value of the shares of our common stock received. Subject to the requirement of reasonableness, the provisions of Section 162(m) and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock unit award.

Performance Cash Award

The payment of a performance cash award will result in the recipient’s recognition of ordinary income equal to the dollar amount received. Subject to the requirement of reasonableness, the provisions of Section 162(m), and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the cash award.

New Plan Benefits

Neither the Board nor the Talent and Compensation Committee have granted any awards under the Amended 2016 Plan subject to stockholder approval of this proposal.

Amended 2016 Plan

Name and Position of Individual or Group	Grant Date Fair Value of Restricted Stock Units ($)	Number of Shares Subject to Restricted Stock Units (#)
Current Employees
Jennifer Lloyd, President and Chief Executive Officer	— (1)	—
Robert Eric Verity, Interim Chief Financial Officer	— (1)	—
Sunil Gupta, Vice President, Operations	— (1)	—
Gagan Jain, Vice President, Worldwide Sales	— (1)	—
Former Employees
Balu Balakrishnan, Former President and Chief Executive Officer	—	—
Sandeep Nayyar, Former Chief Financial Officer	—	—
Douglas Bailey, Former Vice President, Marketing	—	—
Radu Barsan, Former Vice President, Technology	—	—
Cliff Walker, Former Vice President, Corporate Development	—
All current executive officers, as a group (4 individuals)	— (1)	—
All current directors who are not executive officers, as a group (8 individuals)	$1,400,000	— (2)
All employees, including all current officers who are not executive officers, as a group	— (1)	—
(1)	Awards granted under the Amended 2016 Plan to our executive officers and other employees are discretionary and are not subject to set benefits or amounts under the terms of the Amended 2016 Plan, and our Board and our Talent and Compensation Committee have not granted any awards under the Amended 2016 Plan subject to stockholder approval of this proposal. Accordingly, the benefits or amounts that will be received by or allocated to our executive officers and other employees under the Amended 2016 Plan are not determinable.
(2)	Awards granted under the Amended 2016 Plan to our non-employee directors are discretionary and are not subject to set benefits or amounts under the terms of the Amended 2016 EIP, and our Board and our Talent and Compensation Committee have not granted any awards under the Amended 2016 EIP subject to stockholder approval of this proposal. However, pursuant to our Directors Equity Compensation Program, and based on the current composition of our Board, on the first trading day of July in each year, each continuing eligible director will receive a grant of an equity award in the form RSUs under the Amended 2016 Plan with an aggregate value of $200,000. The number of shares subject to each such RSU award will be determined by dividing $200,000 by the closing trading price of the Company’s common stock on the grant date. Each of the following non-employee directors is expected to be granted an such RSU award on the date of the Annual Meeting, subject to the non-employee director’s continued service on the Board through such date: Wendy Arienzo, Nicholas E. Brathwaite, Anita Ganti, Nancy Gioia, Balakrishnan S. Iyer, Gregg Lowe and Ravi Vig.

Awards Previously Granted under the 2016 Plan

The following table sets forth, for each of the individuals and various groups indicated, the total number of shares of our common stock subject to awards that have been granted under the 2016 Plan since its inception through April 13, 2026. As of April 13, 2026, the closing price of our common stock was $53.38 per share.

Name and Position of Individual or Group	Number of RSUs Granted	Number of PSUs Granted	Number of PRSUs Granted
Current Employees
Jennifer Lloyd, President and Chief Executive Officer	150,035	54,976	251,050
Robert Eric Verity, Interim Chief Financial Officer	19,686	13,068	—
Sunil Gupta, Vice President, Operations	104,764	50,108	67,957
Gagan Jain, Vice President, Worldwide Sales	39,872	16,286	20,198
Former Employees
Balu Balakrishnan, Former President and Chief Executive Officer	450,700	263,400	645,400
Sandeep Nayyar, Former Chief Financial Officer	171,300	87,000	114,200
Douglas Bailey. Former Vice President, Marketing	80,220	55,600	53,480
Radu Barsan, Former Vice President, Technology	126,600	75,800	84,400
Cliff Walker, Former Vice President, Corporate Development	87,600	57,400	58,400
All current executive officers, as a group (4 individuals)	314,357	134,438	339,205
All current directors who are not executive officers, as a group (8 individuals)	533,610	263,400	645,400
Each nominee for election as a director (other than Jennifer Lloyd):	215,554	54,976	251,050
Wendy Arienzo	17,391	—	—
Anita Ganti	12,425	—	—
Nancy Gioia	7,296	—	—
Balakrishnan S. Iyer	17,391	—	—
Gregg Lowe	4,201	—	—
Ravi Vig	6,815	—	—
Each associate of any executive officers, current directors or director nominees(1)	37,334	20,652	21,346
Each other person who received or is to receive 5% of awards	—	—	—
All employees, including all current officers who are not executive officers, as a group	2,585,066	752,496	209,700
(1)	Reflects grants held by Vikram Balakrishnan

THE BOARD RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 4

PROPOSAL 5

STOCKHOLDER PROPOSAL REGARDING INDEPENDENT BOARD CHAIRMAN

John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, who holds 75 shares of the Company’s common stock, which he has held for more than three years, intends to submit the proposal as set forth below for consideration at the Annual Meeting. The text of the proposal and supporting statement provided by Mr. Chevedden appear exactly as received unless otherwise noted. The proposal or supporting statement may contain assertions about the Company or other matters that we believe are incorrect, but we have not attempted to refute all such assertions. All statements or graphics contained in the proposal or the supporting statement are the sole responsibility of Mr. Chevedden. The Company does not endorse, and is not responsible for, the contents of the proposal or the supporting statement. The response from the Board and its recommendation to the Company’s stockholders on how to vote on the proposal is presented immediately following the proposal. The proposal will be voted on at the Annual Meeting only if properly presented by or on behalf of Mr. Chevedden at the Annual Meeting.

Proposal 5 – Independent Board Chairman

Shareholders request that the Board of Directors adopt an enduring policy, and amend the governing documents as necessary in order that 2 separate people hold the office of the Chairman and the office of the CEO as soon as possible.

The Chairman of the Board shall be an Independent Director. A Lead Director shall not be a substitute for an independent Board Chairman.

The Board shall have the discretion to select an interim Chairman of the Board, who is not an Independent Director, to serve while the Board is required to seek an Independent Chairman of the Board on an accelerated basis. This policy could be phased in when there is a contract renewal for our current CEO or for the next CEO transition although it is better to adopt it now.

An independent Board Chairman at all times improves corporate governance by bringing impartiality, objective oversight, and external expertise to board decisions, mitigating conflicts of interest, enhancing transparency, and boosting shareholder confidence.

This detached perspective allows the chairman to focus on shareholder interests, strengthen management accountability, and provide critical checks and balances, ultimately contributing to long-term sustainability and credibility.

Now could be a rip time for a change since Power Integrations stock was at $110 in 2021 and at only $34 late in 2025 despite a robust stock market. This proposal received 45% support at the 2025 Power Integrations Annual meeting without any special effort by the proponent.

While some investors are giving a new CEO, Jennifer Lloyd, the benefit of the doubt, her ability to deliver on ambitious growth targets remains unproven. Analysts warned that POWI stock may be punished if she fails to show significant progress.

Investment analysts have expressed concern that POWI stock appears overvalued based on traditional metrics. Reports in October 2025 noted that a high P/E ratio suggests the market is pricing in substantial growth that POWI has failed to deliver.

Analysts noted that POWI stock multiples are more aligned with high growth, yet POWI faces near-term earnings challenges and a projected slow-growth outlook. This has led some to call the stock “arguably overvalued.”

Following a mixed Q1 2025 report in May, POWI stock dropped after POWI announced weak results, increased inventory, and revenue guidance that was only “in-line” with expectations. A subsequent, disappointing Q2 2025 report in August was also noted by analysts, who commented on weakening demand.

POWI’s long-term performance has also been weak, with earnings and revenue shrinking over the past 5-years.

Multiple reports in September and October 2025 highlighted signs of weakening demand, particularly in the consumer market, suggesting POWI could be heading into another downturn. POWI is also seen as sensitive to the cyclical nature of the semiconductor industry.

An October 2025 report pointed out that POWI generates a majority of its revenue from China (58% in Q2 2025), making it vulnerable to U.S.-China geopolitical tensions and tariffs.

Please vote yes:

Independent Board Chairman – Proposal 5

BOARD OF DIRECTOR’S RESPONSE TO THE STOCKHOLDER’S PROPOSAL

The Board has carefully considered the proposal and believes that it is not in the best interests of the Company and its stockholders. The Board recommends that stockholders vote “AGAINST” this proposal.

This proposal is unnecessary, as the Board currently has an independent Chairman of the Board

Mr. Iyer, who is an independent director, currently serves as the Chairman of the Board. Mr. Iyer assumed this role in February 2026, after previously serving as the Lead Independent Director since May 2023. Given that the Chairman of the Board is an independent director, the Board does not believe that this proposal is necessary.

This proposal would place artificial constraints on the Board’s ability to determine the best leadership structure for the Board

The Board believes that the Company and its stockholders are best served by maintaining the flexibility for the Board to separate or combine the roles of the Chairman of the Board and the Chief Executive Officer. The Board believes that the policy sought by this proposal has the potential to be detrimental to the Company because it would remove the Board’s flexibility and narrow the governance arrangements that the Board may consider in the future. The Board believes that, depending on the Company’s circumstances at any given point in time, it may not be in the best interests of the Company or its stockholders to maintain the separation of the roles of Chairman of the Board and Chief Executive Officer. Rather than having to fit within the narrow confines of the policy sought by this proposal, the Board believes that it should be allowed to use its business judgment to select the director that it believes is best suited to serve as the Chairman of the Board.

The Board has a demonstrated record of carefully considering the Company’s governance practices and making changes where warranted, including as to the identity of the Chairman of the Board. For many years, the Chairman of the Board was an independent director until the Board chose to combine the roles of Chairman of the Board and Chief Executive Officer. In February 2026, the Board again separated those roles and appointed an independent director to serve as the Chairman of the Board, and the Chairman of the Board has been an independent director since that time. The Board will continue to review its leadership structure and governance processes and make determinations based on the best interests of the Company and its stockholders.

The Board has a longstanding practice of ensuring effective independent oversight

The Board believes that its current structure of appointing a Lead Independent Director if the Chairman of the Board is not an independent director provides effective and meaningful independent oversight of the Board and its operation. The role of the Lead Independent Director has extensive, well-defined responsibilities, which are set forth in the Company’s Corporate Governance Guidelines. The Corporate Governance Guidelines and the Board’s governance practices provide that, when the Chairman of the Board is not an independent director, the Lead Independent Director must be designated and has the following responsibilities:

●	presides at all meetings of the Board at which the Chairman of the Board is not present;
●	calls and presides over meetings of the independent directors;
●	coordinates the activities of the independent directors and serves as liaison between the Chairman of the Board and the independent directors;
●	consults with the Chairman of the Board in planning Board meetings, approves Board meeting schedules, approves the agendas for Board meetings, and retains the ability to place items on the Board agenda unilaterally;
●	assures that the independent members of the Board receive the information from management that they request, and reviews information sent to the Board;
●	guides the Board’s governance processes;
●	serves as a resource for Board committee chairs;
●	interviews director candidates and advises the Nominating and Governance Committee on the selection of members of the Board and Board committees;
●	advises the Board committees on the selection of committee chairs;

●	works with the Chair of the Talent and Compensation and the Chair of the Nominating and Governance Committee to guide the Board’s discussion of management succession plans;
●	leads independent directors in respect of performance reviews of the Chief Executive Officer; and
●	is available for consultation and direct communication with stockholders.

In addition to having a Lead Independent Director with significant responsibilities if the Chairman of the Board is not an independent director, the Company has a number of governance structures in place to support the independent operation of the Board:

●	Seven out of the nine current directors—all directors other than Dr. Lloyd and Mr. Balakrishnan—are independent under the applicable SEC and Nasdaq standards;
●	The Board’s Audit Committee, Nominating and Governance Committee, Talent and Compensation Committee, and Cybersecurity Committee are composed solely of independent directors;
●	Non-management directors meet privately in executive session presided over by the Chairman of the Board (if an independent director) or the Lead Independent Director (if the Chairman of the Boards is not an independent director) as often as they determine appropriate and no less than two times per year;
●	Non-management directors determine the performance criteria for evaluating the Chief Executive Officer and perform periodic performance reviews of the Chief Executive Officer;
●	Independent directors review and approve the compensation of the Chief Executive Officer and other executives;
●	Directors have appropriate access to the officers and employees of the Company; and
●	The Board and each committee of the Board has the power to retain experts or advisors without consulting or obtaining the approval of any officer of the Company.

The Board believes that the Lead Independent Director role will provide, and has in the past provided, effective independent oversight should the Chairman of the Board not be an independent director in the future.

Recommendation of the Board

The Company’s governance practices are robust and the Chairman of the Board is an independent director. The policy sought by this proposal is unnecessary and unwarranted.

THE BOARD RECOMMENDS

A VOTE “AGAINST” PROPOSAL 5

REPORT OF THE AUDIT COMMITTEE OF THE BOARD*

During 2025, four independent, non-employee directors served on the Audit Committee: Mr. Iyer, Ms. Ganti, Mr. Lowe and Mr. Vig. The Audit Committee operates under a written charter adopted by the Board, which can be found on our website at www.power.com.

The Audit Committee, the Company’s management and the independent registered public accounting firm (Deloitte & Touche LLP) have specific but different responsibilities relating to Power Integrations’ financial reporting. Management is responsible for Power Integrations’ internal controls and the financial reporting process. The independent registered public accounting firm is responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles, as well as expressing an opinion on the effectiveness of the Company’s internal controls. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of any independent auditor (including resolution of disagreements between management and the auditor regarding financial reporting) engaged by the company for the purpose of preparing or issuing an audit report or related work. The Audit Committee consults with the independent auditor to assure partner rotation at least every five years, as required by applicable rules, and to assure continuing auditor independence. The Audit Committee annually evaluates the qualifications, performance and independence of the auditor. The evaluation includes reviewing the auditor’s quality-control procedures and a review of the lead audit partner, taking into consideration the opinions of management and the Company’s internal auditors. The results of the evaluation are reported to the Board together with any recommendations for necessary actions.

The Audit Committee meets with the auditor periodically throughout the year to discuss the planning and staffing of the annual audit. The Audit Committee also meets with both management and the auditor to discuss the results of the annual audit, including the auditor’s assessment of the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments and estimates, the adequacy of the financial statement disclosures and any other matters required to be communicated to the Audit Committee under the standards of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

In this context, the Audit Committee has reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2025, with management and Deloitte & Touche LLP. The Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by the applicable requirements of the PCAOB. The Audit Committee has also received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence.

Based on its discussions with management and the independent registered public accounting firm, the Audit Committee has recommended to the Board that the audited consolidated financial statements be included in Power Integrations’ Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

AUDIT COMMITTEE

Balakrishnan S. Iyer (Chair)

Anita Ganti

Gregg Lowe

Ravi Vig

*	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Power Integrations under the 1933 or 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of April 13, 2026, except to the extent indicated otherwise in the footnotes, with respect to the beneficial ownership of Power Integrations’ common stock by:

●	each person known by Power Integrations to be the beneficial owner of more than 5% of Power Integrations common stock;
●	each executive officer named in the Summary Compensation Table;
●	each director and director nominee of Power Integrations; and
●	all executive officers and directors of Power Integrations as a group.

	Beneficial Ownership
	Number of	Percent of
Beneficial Owners(1)	Shares(2)	Total(3)
5% Stockholders
BlackRock, Inc.(4)	8,227,124	14.77%
55 East 52nd Street
New York, NY 10055
The Vanguard Group, Inc.(5)	7,556,919	13.57%
100 Vanguard Blvd.
Malvern, PA 19355
Neuberger Berman Group LLC(6)	3,273,389	5.88%
1290 Avenue of the Americas
New York, NY 10104
State Street Corporation(7)	3,400,970	6.11%
One Congress Street, Suite 1
Boston, MA 02114
Named Executive Officers and Directors
Current Employees
Jennifer Lloyd	2,825	*
Robert Eric Verity	1,844	*
Sunil Gupta	50,428	*
Gagan Jain	5,754	*
Former Employees
Balu Balakrishnan	496,006	*
Sandeep Nayyar	39,857	*
Douglas Bailey	10,810	*
Radu Barsan	1,698	*
Cliff Walker	123,465	*
Non-Executive Officer Directors
Wendy Arienzo(8)	17,391	*
Nicholas E. Brathwaite(9)	37,504	*
Anita Ganti(10)	12,425	*
Nancy Gioia(11)	7,296	*
Balakrishnan S. Iyer(12)	24,181	*
Gregg Lowe(13)	4,201	*
Ravi Vig(14)	6,815	*
All directors and current executive officers as a group (12 persons)(15)	666,670	1.2%
*	Less than 1%
(1)	Power Integrations believes that the persons named in the table have sole voting and dispositive power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws (where applicable), except where otherwise stated in the footnotes to this table.
(2)	A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days, such as upon the exercise of options to purchase our common stock granted to executive officers.

(3)	Percentages are based on 55,703,980 shares of common stock outstanding on April 13, 2026, provided that any additional shares of common stock that the stockholder has the right to acquire within 60 days after April 13, 2026 are deemed to be outstanding for the purposes of calculating that stockholder’s percentage of beneficial ownership.
(4)	Based on Schedule 13G/A filed with the SEC on January 21, 2026 reporting beneficial ownership as of December 31, 2025. BlackRock, Inc. has sole voting power with respect to 8,129,260 of these shares, and sole dispositive power with respect to all 8,227,124 of these shares. BlackRock, Inc. reports that BlackRock Fund Advisors beneficially owns shares reported as beneficially owned by BlackRock, Inc., constituting 5% or greater of the shares of our common stock outstanding.
(5)	Based on Schedule 13G/A filed with the SEC on January 30, 2026, reporting beneficial ownership as of December 31, 2025. The Vanguard Group, Inc. has shared dispositive power with respect to 7,556,919 of these shares and shared voting power with respect to 471,025 of these shares. On March 27, 2026, The Vanguard Group filed Amendment No. 17 to Schedule 13G, indicating therein that, “on January 12, 2026, The Vanguard Group, Inc. went through an internal realignment. In accordance with SEC Release No. 34-39538 (January 12, 1998), certain subsidiaries or business divisions of subsidiaries of The Vanguard Group, Inc., that formerly had, or were deemed to have, beneficial ownership with The Vanguard Group, Inc., will report beneficial ownership separately (on a disaggregated basis) from The Vanguard Group, Inc. in reliance on such release. These subsidiaries and/or business divisions pursue the same investment strategies as previously pursued by The Vanguard Group, Inc. prior to the realignment. Further in accordance with SEC Release No. 34-39538 (January 12, 1998), The Vanguard Group, Inc. no longer has, or is deemed to have, beneficial ownership over securities beneficially owned by such subsidiaries and/or business divisions.” As of April 13, 2026, the most recent practicable date prior to the date of this Proxy Statement, no subsidiary or business division of The Vanguard Group, Inc. had reported its beneficial ownership of our common stock.
(6)	Based on Schedule 13G/A filed with the SEC on February 13, 2024, reporting beneficial ownership as of December 31, 2023. Neuberger Berman Group LLC (“NBG”) has shared voting and dispositive power with respect 3,180,318 and 3,273,389 of these shares, respectively, Neuberger Berman Investment Advisers LLC (“NBIA”) has shared voting and dispositive power with respect to 3,130,185 and 3,220,635 of these shares, respectively, and each of Neuberger Berman Equity Funds (“NBEF”) and Neuberger Berman Genesis Fund (“NBGNX”) has shared voting and dispositive power with respect to 2,067,565 of these shares. NBG and its affiliates may be deemed to be beneficial owners of the shares because they or certain affiliated persons have shared power to retain, dispose of or vote the securities of unrelated clients. NBG or its affiliated persons do not, however, have any economic interest in the securities of those clients. The clients have the sole right to receive and the power to direct the receipt of dividends from or proceeds from the sale of such securities. No one client has an interest of more than 5% of Power Integrations.
(7)	Based on Schedule 13G filed with the SEC on February 2, 2026, reporting beneficial ownership as of December 31, 2025. State Street Capital (“STT”, “STT-PG”) has shared voting power with respect to 3,216,719 of these shares and shared dispositive power with respect to 3,400,970 of these shares.
(8)	Includes 3,473 shares of common stock issuable upon the vesting of restricted stock units within 60 days after April 13, 2026.
(9)	Includes 3,473 shares of common stock issuable upon the vesting of restricted stock units within 60 days after April 13, 2026.
(10)	Includes 3,473 shares of common stock issuable upon the vesting of restricted stock units within 60 days after April 13, 2026.
(11)	Includes 3,473 shares of common stock issuable upon the vesting of restricted stock units within 60 days after April 13, 2026.
(12)	Includes 3,473 shares of common stock issuable upon the vesting of restricted stock units within 60 days after April 13, 2026.
(13)	Includes 3,473 shares of common stock issuable upon the vesting of restricted stock units within 60 days after April 13, 2026.
(14)	Includes 3,473 shares of common stock issuable upon the vesting of restricted stock units within 60 days after April 13, 2026.
(15)	Consists of shares held by each executive officer and director.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the SEC. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file.

To our knowledge, based solely on our review of electronic filings with the SEC of such reports and written representations from our executive officers and directors that no other reports were required during the fiscal year ended December 31, 2025, we believe that we were compliant in 2025 with all Section 16(a) filing requirements applicable to the executive officers, directors and persons who beneficially own more than 10% of our common stock with the exception of two late filings due to administrative issues outside the Company’s control, as the federal government shutdown during this period, including the office of the SEC, precluded our ability to file with EDGAR. These filings were a Form 3 filed late for Robert Eric Verity, interim Chief Financial Officer, and a Form 4 filed late for Gagan Jain, VP, Worldwide Sale, relating to the sale of 17,212 shares of our common stock in November 2025.

COMPENSATION OF DIRECTORS

Cash Compensation. Pursuant to our cash compensation policy, each of our non-employee directors currently receives an annual fee of $60,000 to serve as a member of the Board, and the Chairman of the Board, or Lead Independent Director when the Chairman of the Board is an employee of the Company, currently receives an additional annual fee of $30,000 to serve in such capacity. Our non-employee directors do not receive per-meeting fees.

In addition, the chairs of the Audit Committee, Talent and Compensation Committee, Nominating and Governance Committee and Cybersecurity Committee currently receive annual fees of $25,000, $20,000, $10,000 and $7,500 respectively, in each case paid quarterly in arrears. Non-chair members of the Audit Committee, Talent and Compensation Committee, Nominating and Governance Committee and Cybersecurity Committee currently receive annual fees of $10,000, $9,000, $5,000 and $3,000 respectively, in each case paid quarterly in arrears, to serve on these committees.

Equity Awards. Additionally, directors who are not employees of Power Integrations each receive equity compensation. Initial and annual equity incentive grants are made to non-employee directors primarily under the Power Integrations 2016 Incentive Award Plan (the “2016 Plan”) as follows (the “Directors Equity Compensation Program”):

●	On the first trading day of July in each year beginning in 2025 (the “Regular Grant Date”), each continuing eligible director will receive a grant of an equity award in the form restricted stock units (“RSUs”) under the 2016 Plan with an aggregate value of $200,000 (the “Equity Award”). Each such Equity Award vests in full effective immediately prior to the commencement of the Company’s first annual meeting of stockholders in the year following the year of the Regular Grant Date, provided that the recipient is still providing services to the Company as a director and provided further, that 100% of the shares subject to such Equity Award would be deemed fully vested upon the occurrence of a “Change of Control,” as such term is defined in the 2016 Plan;
●	A new eligible director generally would receive an equity award consisting of RSUs equal to the prorated portion of the Company’s annual Equity Awards based on the time between the date the new director is appointed to the Board and the first trading day of Nasdaq in the month of July following such director’s appointment; and
●	The Directors Equity Compensation Program will remain in effect at the discretion of the Board or the Talent and Compensation Committee.

Dr. Lloyd and Mr. Balakrishnan were employee directors during 2025 and thus were not compensated for their services on the Board. Their compensation is fully reflected in the “Summary Compensation Table” below.

Director Compensation Prior to July 2025. The above cash and equity compensation amounts reflect changes made to the program effective in July 2025 to align compensation with the median of our executive compensation comparator group, and in October 2025 (to add the Cybersecurity Committee and provide cash compensation for committee members). Prior to the July 2025 amendment, our non-employee directors were paid annual amounts as follows: (i) $45,000 to serve as a member of the Board; (ii) an additional $30,000 to serve in the capacity of non-employee Chairman of the Board or Lead Independent Director; (iii) annual fees of $20,000, $15,000 and $10,000 for service as the chair of the Audit Committee, Talent and Compensation Committee, Nominating and Governance Committee received respectively; (iv) annual fees of $10,000, $8,000 and $5,000 for service as non-chair members of the Audit Committee, Talent and Compensation Committee, Nominating and Governance Committee respectively; and (v) equity compensation of $120,000. All cash fees were paid quarterly in arrears. Prior to the October 2025 amendment, our Lead Director of Cybersecurity received an annual retainer of $7,500.

Periodic Reviews of Competitive Market. Our Talent and Compensation Committee reviews director compensation periodically, and prior to the July 2025 adjustment had not changed director compensation since May 2021.

In connection with its 2025 review of non-employee director compensation, Aon, the Talent and Compensation Committee’s independent compensation advisor as further described under “Compensation of Executive Officers – Compensation Discussion and Analysis” below, provided detailed information regarding competitive practices for annual cash and equity retainers for directors. Aon found our Board compensation to be positioned at or below the 25th percentile of our compensation peer group for both cash and equity components, and recommended adjustments to re-align the program with the market median. Based on these changes and the current roles and responsibilities in effect, our director compensation for 2025 ranges from $260,000 to $310,000. Further, non-employee directors are reimbursed for all reasonable travel and related expenses incurred in connection with attending Board and committee meetings.

The following table shows for the fiscal year ended December 31, 2025 certain information with respect to the compensation of all non-employee directors of Power Integrations:

Director Compensation for Fiscal Year 2025

	Fees Earned or	Stock
Name	Paid in Cash(1)	Awards(2)(3)	Total
Wendy Arienzo	$75,000	$197,129	$272,129
Nicholas E. Brathwaite	$71,000	$197,129	$268,129
Anita Ganti	$70,000	$197,129	$267,129
Nancy Gioia	$61,000	$197,129	$258,129
Balakrishnan S. Iyer	$110,000	$197,129	$307,129
Gregg Lowe(4)	$51,875	$241,822	$293,697
Ravi Vig	$62,500	$197,129	$259,629
(1)	This column represents annual director fees and committee fees earned in 2025.
(2)	Represents the grant date fair value of RSU awards granted in fiscal year 2025, determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”). The grant date fair value was calculated by multiplying the closing market price of our common stock on the grant date by the number of shares underlying the award, reduced by the discounted present value of dividends expected to be declared before the awards vest. On July 1, 2025, each director received an annual equity award with a grant date fair value of $197,129.
(3)	As of December 31, 2025, each of the non-employee directors listed in the table held 3,473 unvested RSUs.
(4)	On February 18, 2025, Mr. Lowe received an initial equity grant in connection with his appointment to the Board on February 15, 2025 with a grant date fair value of $44,693, which fully vested on May 15, 2025.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Executive Officers

This CD&A describes our executive compensation philosophy and objectives and how they are reflected in the design and outcomes of the 2025 compensation program for our named executive officers (“NEOs”). This CD&A is intended to be read in conjunction with the tables that immediately follow this section, which provide further compensation information for NEOs for fiscal year ended December 31, 2025 (“fiscal year 2025”). As a result of leadership transitions, our NEOs for fiscal 2025 consist of four executive officers as of the end of fiscal year 2025 that continue to be employed with us (“Current Employees”) and five former executive officers who are no longer employed with us (“Former Employees”), as reflected below.

Named Executive Officer	Position
Current Employees
Jennifer Lloyd(1)	President and Chief Executive Officer (effective July 2025)
Robert Eric Verity(2)	Interim Chief Financial Officer (effective October 2025)
Sunil Gupta	Vice President, Operations (effective August 2020)
Gagan Jain	Vice President, Worldwide Sales (effective September 2024)
Former Employees
Balu Balakrishnan(3)	Former President and Chief Executive Officer (through July 2025)
Sandeep Nayyar(4)	Former Chief Financial Officer (through October 2025)
Douglas Bailey(5)	Former Vice President, Marketing (through June 2025)
Radu Barsan(6)	Former Vice President, Technology (through September 2025)
Cliff Walker	Former Vice President, Corporate Development (through March 2026)
(1)	The Board elected Dr. Lloyd as President and Chief Executive Officer effective July 21, 2025. For additional details regarding this transition, please see section labeled “Compensation Related to Leadership Transitions” below.
(2)	Mr. Verity served as interim Chief Financial Officer from October 4, 2025 through January 5, 2026, at which point the Chief Financial Officer position was assumed by Nancy Erba.
(3)	Mr. Balakrishnan served as President and Chief Executive Officer through July 21, 2025. For additional details regarding this transition, please see section labeled “Compensation Related to Leadership Transitions” below.
(4)	Mr. Nayyar concluded his service as Chief Financial Officer on October 4, 2025.
(5)	Mr. Bailey concluded his service as Vice President, Marketing on June 29, 2025.
(6)	Mr. Barsan concluded his service as Vice President, Technology on September 24, 2025.

Executive Summary

Fiscal year 2025 marked a meaningful period of transition and transformation for the Company. We completed a planned Chief Executive Officer succession following the retirement of our long-tenured Chief Executive Officer, resulting in the appointment of Dr. Lloyd as our new Chief Executive Officer. Dr. Lloyd brings a strong track record of leadership and execution, and under her leadership we have initiated a focused, multi-year strategy to improve performance, reinforce execution discipline, and position the Company for sustainable long-term success. The Talent and Compensation Committee views executive compensation and governance as critical tools in supporting this strategy and in aligning executive incentives with the priorities that matter most to stockholders.

In light of these developments, the Talent and Compensation Committee initiated a deliberate reassessment of our executive compensation and governance programs and processes in 2025. This review considered our evolving strategy, leadership transitions, and ongoing dialogue with stockholders. Based on this review, we implemented targeted changes during 2025 and identified additional changes that have been introduced in our 2026 executive compensation and governance programs. Together, these actions reflect our current stage of transition, reinforce pay-for-performance principles, and demonstrate the Talent and Compensation Committee’s continued focus on sound governance and stockholder alignment.

In accordance with SEC rules, this CD&A and the compensation tables that follow focus on our legacy 2025 pay program established in early 2025 that covered five executives, including our former Chief Executive Officer and our former Chief Financial Officer who have departed from our Company.  As 2025 marked the beginning of a new chapter in our leadership, it also marked the beginning of a new chapter for our executive compensation program, which has been reevaluated and materially adjusted.  As a result, this CD&A and the compensation tables that follow present a mixture of legacy and new pay structures and decisions.

Executive Compensation and Governance Actions Implemented for 2025

●	Conducted targeted stockholder outreach following the Say-on-Pay vote, including engagement with a leading proxy advisory firm, with a focus on governance, compensation design, and leadership transition.
●	Completed a planned Chief Executive Officer succession with the appointment of Dr. Lloyd as President and Chief Executive Officer.
●	Assured an orderly transition by securing arrangements with the former Chief Executive Officer, including transitional Board and consulting roles tailored to the critical support of our intellectual property and ongoing litigation matters. As part of these agreements, Mr. Balakrishnan will receive no additional cash or equity compensation, and he has agreed to forfeit significant severance and change in control (“CIC”) rights under his former employment contract.
●	Separated the roles of Chief Executive Officer and Chair of the Board, appointing an independent Chairman following the former Chief Executive Officer’s retirement, reinforcing independent Board oversight.
●	Updated our severance arrangements to align with governance best practices and stockholder expectations, including adoption of double-trigger vesting provisions in new executive employment and benefits agreements and elimination of legacy single-trigger features.
●	Revised executive stock ownership guidelines, including increasing Chief Executive Officer ownership requirements from 3x to 5x base salary, to strengthen alignment with stockholder expectations and governance best practices.
●	Enhanced transparency and responsiveness to investor feedback through expanded disclosure regarding incentive plan design, performance metrics, and outcomes.
●	Completed Chief Financial Officer transition planning, including the appointment of an interim Chief Financial Officer and the selection of a permanent successor effective January 2026.
●	Appointed a Chief People Officer with deep experience in organizational transformation to strengthen and professionalize the human capital function in support of our go-forward strategy.
●	Continued engagement of an independent compensation consultant reporting directly to the Talent and Compensation Committee to support compensation and governance decisions.

Executive Compensation and Governance Enhancements for 2026

●	Implemented executive compensation framework that supports the Company’s strategic objectives, with increased emphasis on alignment with industry and governance best practices, sustained financial performance, execution discipline, and rigor in incentive design.
●	Enhanced design of all performance-based incentive compensation programs with incorporation of focused, clearly defined and measurable metrics and targets that will support our strategic objectives and reinforce pay-for-performance alignment.
●	Established defined short-term incentive targets for each executive based on competitive market and internal equity considerations.
●	Redesigned short-term incentive plan for 2026 emphasizing rigorous, measurable financial performance metrics, streamlined strategic goals focused on the most critical priorities, and accountability reinforced through a threshold operating profit requirement.
●	Redesigned long-term incentive plan for 2026 focused on three-year net revenue compound annual growth rate (“CAGR”) and operating profit, eliminating the prior “either/or” construct and strengthening alignment with the Company’s multi-year strategy and long-term value creation.
●	Continued review of governance practices, including stock ownership guidelines, to ensure alignment with governance best practices and industry standards.

●	Continued evolution of compensation disclosure in 2026 to continue advancing transparency and accessibility for stockholders, including more precise articulation of goals, achievement, and payout outcomes.

Compensation Arrangement with Dr. Lloyd

On July 21, 2025, Dr. Lloyd commenced services as the Company’s President and Chief Executive Officer and a member of the Board. Based on market data provided by the Talent and Compensation Committee’s independent compensation consultant, talent market conditions, Dr. Lloyd’s proven track record of leadership and success, and input from the Talent and Compensation Committee and other Board members, Dr. Lloyd was provided with the following compensation package:

●	An initial annual base salary of $650,000 per year.
●	2025 short- and long-term equity incentive awards with terms consistent with those described in the “2025 Short-term Performance-based Equity Incentive Awards” and “2025 Long-term Equity Incentive Awards” sections below, including:
o	Performance-based restricted stock units (“PSUs”) with an intended target value of $812,500, pro-rated to reflect Dr. Lloyd’s start date;
o	Performance-based restricted stock units (“PRSUs”) with an intended target value of $2,500,000; and
o	RSUs with an intended target value of $2,500,000, vesting over four years on each anniversary of Dr. Lloyd’s start date.
●	Sign-on time-based restricted stock units (“RSUs”) with an intended target value of $1,000,000, to make Dr. Lloyd whole for a portion of equity awards forfeited upon resignation from her prior employer. These RSUs vest 50% upon the 12-month anniversary of Dr. Lloyd’s start date and 50% upon the 24-month anniversary of Dr. Lloyd’s start date, subject in each case to Dr. Lloyd’s continued full-time service through the applicable vesting date.

For additional information regarding the severance protections also provided for under Dr. Lloyd’s employment agreement, please refer to “Severance Benefits” below.

Recent Say on Pay Vote and Our Response to Stockholder Feedback

Each year, we conduct a say on pay advisory vote (“Say on Pay Vote”) on executive compensation. This provides stockholders with the opportunity to cast a non-binding vote on a proposal regarding the compensation of our NEOs. Power Integrations regularly engages with stockholders to ensure a healthy dialogue regarding the Company’s strategy, financial performance and governance. Our management team and investor relations staff attend investor conferences and meet in-person and virtually with current and prospective stockholders throughout the year. In late 2025 and early 2026, after reviewing the results of our 2025 Say on Pay Vote (as further described in the section entitled, “Role of Stockholder Say on Pay Votes”), we conducted outreach involving members of the Board, offering institutional stockholders an opportunity to provide feedback on and ask questions about our governance and compensation practices as well as the Chief Executive Officer transition that took place in July 2025. Participating in these meetings were our Lead Independent Director (now Chairman of the Board), the Chair of our Talent and Compensation Committee, and our senior director of investor relations. We offered to meet with institutional stockholders cumulatively holding approximately 60% of our outstanding shares and met with stockholders cumulatively holding approximately 31% of shares outstanding (based on SEC ownership filings as of December 31, 2025) who expressed interest in meeting with us. We also met with a leading proxy advisory firm.

The table below summarizes the feedback provided by stockholders and our response to this feedback.

What We Heard	What We Did
Existing severance terms not aligned with market / governance best practices
●
Re-examined all severance terms prior to the engagement of our new Chief Executive Officer.
●
Evaluated stockholder concerns and market data and modified terms where our practices did not align with best practices.
●
Made significant changes that apply to Dr. Lloyd and Ms. Erba, including removal of guaranteed payouts at maximum performance levels and removal of inclusion of leadership changes within the “good reason” definition, and we expect to include these terms in all future contracts.

Problematic single-trigger CIC provisions	● All new contracts, starting with Dr. Lloyd’s, provide double-trigger CIC benefits only.
Employee-favorable treatment of equity at time of termination
●
Under all new contracts, upon termination, equity now vests in alignment with governance best practices, typically at the lesser of target or actual levels, with accelerated vesting only upon a double-trigger CIC.

Dual-track structure for PSU and PRSU goal attainment	● 2026 incentive plans both remove this aspect of the program.
Overlapping metrics for short- and long-term performance-based grants
●
Beginning in 2026, we have changed short- and long-term incentive plans to remove overlapping metrics.
●
Short-term incentive plan focuses on net revenue growth, operating income growth and product and quality strategic goals.
●
Long-term incentive program focuses on three-year compound annual growth in net revenue and operating profit.
●
All performance targets are linked to our strategic plan, which is reviewed and approved by the Board.

Limited long-term incentive plan (“LTIP”) performance goal disclosure
●
Enhanced disclosure related to LTIP performance and goals is included in this CD&A.
●
2026 incentive plan changes directly align corporate performance with executive compensation and will facilitate more robust and transparent disclosure of goals, achievement and related payouts.

Perceived disconnect between Chief Executive Officer pay and performance
●
Completed a full review of both short and long-term performance incentive plans as part of 2026 compensation planning.
●
2026 short- and long-term plans were carefully designed to reflect stockholder feedback, align with best practices, and focus management on performance tied to long-term incentive value.
●
2025 short-term incentive payout was 76.8% of target based entirely on performance goal achievement with no discretionary adjustments.
●
No payouts were earned under the long-term incentive program for the 2023-2025 performance period because we did not meet our threshold goal. Accordingly, Mr. Balakrishnan forfeited PRSUs that had a grant date fair value of approximately $3.3 million and Messrs. Gupta, Nayyar and Barsan forfeited PRSUs that had an aggregate grant date fair value of approximately $1.5 million.

Concerns about lack of separation between Chief Executive Officer and Chairman of the Board roles	● Following Mr. Balakrishnan’s retirement, Chief Executive Officer and Chairman of the Board roles were separated.
Lack of robust stock ownership guidelines disclosure
●
The Company enhanced stock ownership guidelines for the Chief Executive Officer from a multiple of 3x to 5x base salary. For additional details regarding current policies, see the “Stock Ownership Guidelines” section of this CD&A.

Lack of robust responsibilities for the Lead Independent Director
●
Our Lead Independent Director approves the agendas for Board meetings, retains the ability to place items on the Board agenda unilaterally and assures that the independent members of the Board receive the information from management that they request, if the Chairman of the Board and Chief Executive Officer do not agree. Since Mr. Iyer’s appointment as Chairman of the Board, we no longer have a Lead Independent Director.

Fiscal 2025 Performance

Fiscal 2025 was a year of strong financial performance. Our addressable market continued to expand as AI data centers, electrification, grid modernization and other macro trends drove demand for innovative high-voltage technologies. We began taking steps to align our organization with these opportunities, including a restructuring plan, reducing our global workforce by seven percent as part of our effort to better align expenses with revenue and create flexibility to invest in the products, people, and markets we expect to drive long-term growth and profitability. Other financial highlights included:

●	Net revenue of $443.5 million, up six percent compared to 2024;
●	Record growth in industrial revenue driven by record sales in high-power gate-driver business, plus strength in metering, power tools, automotive and broad-based industrial applications;
●	Total revenue from PowiGaN™ products grew more than 40 percent for the year;
●	GAAP net income was $22.1 million or $0.39 per diluted share compared to $0.56 per diluted share in the prior year;
●	Cash flow from operations for the year was $111.5 million; and
●	Non-GAAP net income for 2025 was $70.7 million or $1.25 per diluted share, compared to $1.16 per diluted share in 2024.

2025 Performance and Alignment with Incentive Compensation Payouts

As part of our ongoing commitment to aligning executive pay and the achievement of corporate goals designed to drive the creation of stockholder value, payouts relating to our 2025 short-term incentive PSU program and our 2023-2025 long-term incentive PRSU program were calibrated to our performance.

Short-Term Incentive 2025 PSU Payouts. In 2025, short-term incentive compensation was delivered through performance stock units tied to net revenue (absolute and relative measures), non-GAAP operating income, and strategic goals (each as described below under “Executive Compensation Components – 2025 Short-Term Performance-Based Equity Incentive Awards”), with payout opportunities ranging from 25% to 100% based on performance. Based on 2025 results, payouts were 20.8% for the net revenue component, 0% for the non-GAAP operating income component, and 56% for strategic goals, resulting in an overall payout of 76.8% of target. As described in greater detail below, our short-term incentive program has been significantly redesigned for 2026 in recognition of the Company’s go-forward strategy and stockholder feedback.

Long-Term Incentive 2023-2025 PRSU Payouts. For the 2023-2025 PRSU program, payout was determined based on the greater of the Company’s 2025 net revenue and the relative three-year net revenue CAGR versus the analog semiconductor industry over the three-year period. Based on the Company’s 2025 net revenue and net revenue CAGR versus the industry, the Company did not reach the threshold required for any portion of the PRSUs to vest and as a result Messrs. Balakrishnan, Gupta, Nayyar and Barsan, who had been granted these awards in 2023, forfeited all 2023-2025 PRSUs.

Changes to Our 2026 Compensation Program

In recognition of the Company’s corporate strategy and stockholder feedback, the Talent and Compensation Committee has approved significant changes to the 2026 incentive compensation program to provide a stronger framework aligning key performance measures, performance targets and pay outcomes. Across both the short-term and long-term incentive programs, these changes reflect a more disciplined and focused approach, placing greater emphasis on objective, measurable financial performance, strategic goals focused on metrics most critical to the Company’s success, and strengthening the alignment between incentive outcomes and the Company’s strategic priorities. These changes include:

●	Revised short-term incentive compensation program – In 2026, our short-term incentive compensation will be earned based on performance in net revenue growth (40%), operating income growth (40%), and product and quality strategic goals (20%). If the threshold level of operating profit is not achieved, no payouts will be earned under the program. This design places greater emphasis on financially focused, measurable performance outcomes, streamlines and prioritizes strategic goals, and addresses stockholder feedback critiquing “greater of” conditions in our incentive programs; and

.

●	Revised long-term incentive program – In 2026, our long-term performance-vested incentive program will be based on three-year net revenue CAGR (50%) and three-year operating profit (50%). There is no “greater of” absolute or relative performance goal component. This redesign is intended to reinforce focus on our strategic plan, better align with market best practices and industry standards, and address stockholder feedback. In addition, we are intentionally increasing the relative weighting of performance-based equity compensation in our long-term incentive mix for the executive population (from 25% performance-based for the non-Chief Executive Officer population to 40% for the Chief Financial Officer and 30% for other named executives) to further strengthen pay-for-performance alignment.

Our Commitment to Governance Best Practices

Our Board and our Talent and Compensation Committee have implemented compensation policies and practices designed to enhance governance of our executive compensation program and further our compensation objectives. Our policies and practices are outlined below.

What We Do	What We Don’t Do
All members of the Talent and Compensation Committee are independent directors.	No single-trigger CIC payments or benefits in new contracts.

The Talent and Compensation Committee has retained an independent compensation consultant for advice on topics related to Board and executive compensation and related governance matters. The independent compensation consultant reports directly to the Talent and Compensation Committee.

No hedging of POWI securities.
Compensation program reflects a balance of compensation elements (short-/long-term, cash/equity, fixed/variable).	No excessive perquisites or severance benefits.
Our incentive compensation is aligned with both financial and non-financial organizational goals for sustained success.	No “golden parachute” or tax gross-ups.
We maintain a clawback policy designed to recoup incentive compensation paid to executive officers based on erroneously prepared financial statements.	No repricing or repurchasing of underwater stock options without stockholder approval.
We solicit an annual advisory vote on executive compensation.	No guaranteed minimum bonuses or uncapped incentives under our incentive plans.

Our Chief Executive Officer is required to hold shares with a value equal to 5x base salary and our Directors are required to hold shares with a value equal to 3x annual cash retainer, in accordance with the Company’s stock ownership guidelines.

No executive pensions plans or supplemental post-retirement benefits.
Our compensations decisions are grounded in an understanding of competitive peer practices.	No multi-voting or non-voting shares.
Our annual incentive programs have an upper limit on the amount of cash that may be earned.	No guaranteed performance bonuses to our executive officers in our regular annual program.

Our Compensation Philosophy

The primary objectives of the Talent and Compensation Committee with respect to executive compensation are as follows:

●	Attract, motivate and retain exceptional talent in a highly competitive semiconductor and technology labor market;
●	Align compensation with the creation of long-term stockholder value through performance-based pay and equity ownership;
●	Reinforce a pay-for-performance culture that differentiates rewards based on sustained individual, business, and financial results;
●	Ensure internal equity, market competitiveness, and disciplined governance in all compensation decisions; and
●	Balance cash and equity to support both near-term execution and long-term value creation.

To achieve these objectives, a significant portion of executive compensation is “at risk” and directly tied to the Company’s financial performance and the price of our common stock. Long-term incentives are specifically designed to drive executive focus on value creation for our stockholders over a longer time horizon.

The Talent and Compensation Committee believed the metrics of the 2025 executive compensation plan (the “2025 Plan”) were directly tied to our core operating performance, were key factors in driving stockholder value, and were important business elements that Power Integrations’ executives could meaningfully influence. By focusing on these metrics, the Talent and Compensation Committee sought to align executive financial interests with stockholder interests.

How We Make Compensation Decisions

Comparative Compensation Analysis and Role of Compensation Consultant. Power Integrations generally determines cash and equity compensation by considering several factors, including market comparables. The Talent and Compensation Committee has the authority, in its sole discretion, to retain or obtain advice or assistance from compensation consultants or other advisors as appropriate to perform its duties at Power Integration’s expense, including for assistance with the Company’s compensation programs. In 2025, the Talent and Compensation Committee continued to work with an independent compensation consulting firm, Aon’s Human Capital Solutions practice, a division of Aon plc (“Aon”), to assist in the performance of its duties. Pursuant to applicable SEC rules, the Talent and Compensation Committee assessed the independence of Aon and concluded that no conflict of interest existed or exists that would prevent Aon from independently advising the Talent and Compensation Committee. Aon reports directly to the Talent and Compensation Committee.

Aon attends Talent and Compensation Committee meetings and assists in development of a competitive peer group and provides a competitive market analysis of the base salary, annual cash incentive awards and long-term incentive compensation of our executive officers compared against the compensation peer group. Aon also reviews director compensation compared against the compensation peer group, provides updates on general market practices regarding incentive plan design and governance matters, and provides updates on trends and regulatory developments. Aon does not perform other non-compensation related services for the Company and will not do so without the prior consent of the Talent and Compensation Committee.

The Talent and Compensation Committee utilized Aon’s compensation study presented in early 2025 to complete the 2025 compensation review. The 2025 peer analysis considered peer companies to be U.S. based semiconductor companies with similar global scope and complexity, and businesses falling into specific categories of semiconductors and related services, such as integrated circuits, semiconductor solutions and computer communications and with revenues between 50% to 250% of Power Integrations’ revenues and market capitalizations of 33% to 300% of Power Integrations’ market capitalization.

The full list of 16 companies was as follows:

Company Name	Company Name
Advanced Energy Industries, Inc.	Lattice Semiconductor Corporation
Allegro MicroSystems, Inc.	MACOM Technology Solutions, Inc
Ambarella, Inc.	Maxlinear, Inc.
Axcelis Technologies, Inc.	Rambus, Inc.
Cirrus Logic, Inc.	Semtech Corporation
Credo Technology Group, Inc.	Silicon Labs, Inc.
Diodes, Inc.	Synaptics Incorporated
Knowles Corporation	Wolfspeed, Inc.

In 2025, the Talent and Compensation Committee considered a variety of general reference points, including the 25th, 50th and 75th percentiles, when determining compensation for the NEOs. The Talent and Compensation Committee did not target a specific percentile when setting the level of compensation for the NEOs and did not otherwise use a formulaic approach to setting pay against the market data.

The Talent and Compensation Committee is not bound by award formulas and is free to exercise its discretion to adjust salaries, annual and long-term incentive awards. The Talent and Compensation Committee evaluates a number of factors when determining executives’ total compensation structure. Considerations such as market competitiveness using our peer group data, the executive’s role in achieving key objectives, overall company performance, the competitive landscape and stockholder feedback are used to guide compensation decisions. The Committee discusses the allocation between short- and long-term incentives as well as cash versus non-cash compensation. Generally, in arriving at compensation levels, the Talent and Compensation Committee also considers the pay history of each executive, the relative pay among executives, and the performance and experience of each executive.

Role of Management in Determining Compensation. Our Chief Executive Officer regularly reviews our compensation philosophy and programs with the Talent and Compensation Committee, including with respect to the named executive officers, to keep the Company’s compensation philosophy and programs aligned with the Company’s business objectives. Our Chief Executive Officer makes recommendations to the Talent and Compensation Committee with respect to the compensation of the named executive officers. The Talent and Compensation Committee considers, but is not bound to and does not always accept, management’s recommendations with respect to executive compensation. The Talent and Compensation Committee deliberates and makes decisions with respect to Chief Executive Officer compensation in executive session, without the presence of management.

Role of Stockholder Say on Pay Votes. Each year since 2011, we have provided our stockholders with the opportunity to cast an advisory vote on executive compensation, and at each of these annual meetings of stockholders our stockholders approved our executive compensation plans. In 2025, approximately 77.7% of the votes cast at the annual meeting of stockholders were cast in favor of the compensation of our named executive officers. Although the stockholder vote is non-binding, the Talent and Compensation Committee considers the outcome of these votes when making future compensation decisions for named executive officers. The views and opinions of our stockholders, particularly on matters of executive compensation and related practices, are extremely important to us. For a detailed description of our response to the 2025 Say on Pay Vote, please see the section entitled “Recent Say on Pay Vote and Our Response to Stockholder Feedback.”

Executive Compensation Components

The 2025 Plan comprised the following components:

●	base salary,
●	short-term performance-based equity incentive awards (PSUs),
●	long-term performance-based equity incentive awards (PRSUs) and
●	long-term time-based equity incentive awards (RSUs).

In addition, the named executive officers are eligible to participate in our health and welfare programs, employee stock purchase plan (subject to limitations), 401(k) plan and other benefit programs generally available to employees of the Company.

Base Salary. We pay a base salary to each of our named executive officers to provide an appropriate and competitive base level of current cash income. The Talent and Compensation Committee generally reviews base salaries annually and adjusts them from time to time to realign salaries with competitive market levels after taking into account individual responsibilities, performance and experience. The Talent and Compensation Committee does not use increases in base salary to offset incentive risk. In 2025, the Talent and Compensation Committee granted salary increases of approximately 1% to 3.2% for all of our named executive officers (except Dr. Lloyd, Mr. Verity and Mr. Jain). Mr. Jain’s salary was increased by approximately 6.7% to more closely align his pay with peer company salary levels for analogous positions. The Talent and Compensation Committee set the base salaries Dr. Lloyd and Mr. Verity at the time of their hire or promotion, as applicable. In 2025, annual base salaries of our NEOs were as follows: $650,000 for Dr. Lloyd, $351,822 for Mr. Verity, $410,000 for Mr. Gupta, $320,000 for Mr. Jain, $405,000 for Mr. Walker, $750,000 for Mr. Balakrishnan (while he was the President and Chief Executive Officer), $480,000 for Mr. Nayyar, $375,000 for Mr. Bailey, and $425,000 for Mr. Barsan.

2025 Short-Term Performance-Based Equity Incentive Awards. The Talent and Compensation Committee believes a substantial portion of each executive officer’s annual compensation should be delivered through variable, performance-based incentives. These awards are intended to:

●	Reward achievement of annual, Company-level financial goals;
●	Attract and retain qualified executives; and
●	Align executives’ interests with those of stockholders and provide appropriate executive and leadership incentives.

The following discussion describes the Company’s short-term incentive program design for fiscal year 2025, which reflected a legacy structure that has been revised for 2026. The 2026 program includes significant revisions in recognition of our corporate strategy and in response to stockholder feedback. For additional information, please see the section entitled “Changes to Our 2026 Compensation Program” above.

In 2025, as in prior years, short-term incentive compensation was awarded in the form of PSUs. These PSUs were granted at the beginning of the fiscal year in an amount equal to 200% of the number of shares that would vest if one-year target performance criteria are met but not exceeded. PSU vesting depends on the extent to which the Company meets or exceeds the minimum performance criteria described under “Mechanics of 2025 Performance-based Equity Incentive Awards” below, and may range from zero to 100% of the shares awarded.

When determining the size of 2025 PSU awards, management and the Talent and Compensation Committee referenced market data for executives in comparable roles at peer companies, internal equity across the leadership team, incumbent-specific factors including performance, experience, expertise, tenure at the organization, past contributions and anticipated future contributions. At target, PSU grant values for each officer were generally between the 25th and 75th percentiles of the value of annual incentive targets for each position. Overall, 2025 PSU target compensation represented approximately 128% of annual base salary for the Company’s former Chief Executive Officer, 125% for the current Chief Executive Officer and approximately 57% to 73% of annual base salary for the Company’s other named executive officers, consistent with 2024.

As noted above, in recognition of the Company’s corporate strategy and stockholder feedback, and to ensure continued alignment of the compensation program with strategic objectives, the Talent and Compensation Committee approved changes to the Company’s 2026 incentive compensation program, including significant revisions to the short-term performance-based equity incentive award program design. For additional information, please see “Changes to Our 2026 Compensation Program” above.

Mechanics of 2025 Performance-Based Equity Incentive Awards

In 2025, based on the 2025 Aon assessment and other relevant factors, the Talent and Compensation Committee determined it was appropriate that Mr. Balakrishnan’s and the other named executive officers’ equity compensation and equity grants for 2025 be the same combination of RSUs, PSUs and PRSUs as was granted in 2024. The PRSU grants are intended to promote and retain stability within the executive team by setting multi-year performance targets.

For the 2025 Plan, the Talent and Compensation Committee determined that the number of shares subject to the PSUs that would ultimately vest, and therefore our officers would receive, would be determined based upon the Company’s 2025 performance in three areas: net revenue, non-GAAP operating income (as defined below) and strategic goals. The Talent and Compensation Committee’s intent in the design of the 2025 Plan was to emphasize net revenue growth and to focus management on operating profitability by tying vesting to non-GAAP operating income and create long-term value for our stockholders. The weighting of these components was as follows:

	Threshold(1)	Target(2)	Maximum(3)
Net revenue	7.5%	30%	60%
Non-GAAP operating income	7.5%	30%	60%
Strategic goals	—%	40%	80%
Total	15%	100%	200%
(1)	No PSUs would vest for a specific performance goal if Power Integrations’ 2025 actual net revenue or revenue growth rate, actual non-GAAP operating income and strategic goals, as applicable, did not exceed at least an established minimum amount as set forth in the 2025 Plan.
(2)	Target represents the number of PSUs which would vest for a specific goal if Power Integrations’ 2025 actual net revenue or revenue growth, actual non-GAAP operating income and strategic goals, as applicable, met but did not exceed the established target amount as set forth in the 2025 Plan.
(3)	Maximum represents the maximum awards which could vest for a specific goal if Power Integrations’ 2025 actual net revenue or revenue growth, actual non-GAAP operating income and strategic goals, as applicable, met or exceeded the established maximum amounts as set forth in the 2025 Plan.

“Non-GAAP operating income” means operating income for 2025 determined in accordance with the generally accepted accounting principles in the United States (“GAAP”) but excluding the following items: (i) stock-based compensation expenses recorded under Accounting Standard Codification 718-10; (ii) amortization of acquisition-related intangible assets and the fair-value write-up of acquired inventory, (iii) any other expenses related to mergers and acquisitions and (iv) any other adjustment made to arrive at the Company’s non-GAAP financial information as presented in our SEC filings. The Talent and Compensation Committee excluded these items because the Talent and Compensation Committee reasoned that these items were not indicative of operating performance and did not relate to achieving Power Integrations’ compensation objectives.

Short-Term Incentive Performance Goals and Payouts for 2025 PSUs

Metric	Weighting	Threshold	Target	Maximum	Achievement	Payout
Net revenue (greater of):
Absolute	30%	$440M	$470M	$500M	$443.5M	20.8%
Relative vs. Index		Index -4%	Index	Index +4%	-1.64%
Non-GAAP Operating Income	30%	$62.1M	$78.5M	$94.8M	$61.7M	0%
Strategic Goals	40%	See “Mechanics of 2025 Performance-based Equity Incentive Awards – Strategic Goals Component” for details.			140%	56%
					Total Payout:	76.8%

Net Revenue Component:

The Company regards net revenue growth as a key measure of its success and maintains a goal of growing net revenues at a rate exceeding that of the analog semiconductor industry as reported by World Semiconductor Trade Statistics (“WSTS”). The Talent and Compensation Committee set the below net revenue thresholds based on the prevailing macroeconomic and industry conditions, intending that the difficulty of attaining the thresholds would be consistent with that of prior years, i.e., that the target and maximum levels under the 2025 Plan represented challenging, aggressive goals.

The PSUs vesting under the net revenue component shall be calculated based on an Absolute Measure and Relative Measure, each as described below, with the higher of the two calculations resulting in the actual shares vested.

Absolute Measure: The PSUs would not vest for the named executive officers with respect to the net revenue component of the 2025 Plan if 2025 net revenues failed to exceed $440 million. To the extent 2025 actual net revenues exceeded $470 million, the number of shares subject to the PSUs vesting would have increased linearly from 25% at $440 million, up to 100% of the target amount at $470 million, and linearly from that level up to a maximum of 200% of the target amount at $500 million.

Relative Measure: The PSUs would not vest for the named executive officers with respect to the net revenue component of the 2025 Plan if the Company’s net revenue annual growth rate (“AGR”) for the year ended December 31, 2025, failed to exceed a minimum threshold set at four percentage points lower than the revenue AGR of the analog semiconductor industry (the “Index”), derived using historical and forecasted revenue data reported by WSTS. To the extent the Company’s net revenue AGR exceeded the minimum threshold of four percentage points below the Index, the number of PSU shares vesting would have increased linearly from 25% at the minimum threshold, up to 100% of the target amount when the Company’s net revenue AGR was equal to the Index, and linearly from that level up to a maximum of 200% of the target amount when the Company’s net revenue AGR was equal to or greater than four percentage points higher than the Index. In the event that the Company’s net revenue AGR is zero or negative, vesting is limited to no more than 100% of the target amount.

In January 2026, under the net revenue component, we achieved 69% of the target Relative Measure for 2025, and accordingly the Talent and Compensation Committee approved vesting of approximately 20.8% of the total target PSUs awarded.

Non-GAAP Operating Income Component:

The PSUs would not vest for the named executive officers with respect to the non-GAAP operating income component of the 2025 Plan if 2025 non-GAAP operating income failed to exceed $62.1 million. To the extent actual non-GAAP operating income exceeded $62.1 million, the number of shares subject to the PSUs vesting would have increased linearly from 25% at $62.1 million of non-GAAP operating income up to 100% of the target amount at $78.5 million, and linearly from that level up to a maximum of 200% of the target amount at $94.8 million. The non-GAAP operating income thresholds were derived from the revenue thresholds based on the Board-approved budget for 2025. The Talent and Compensation Committee believed that reaching these levels would have been unlikely without market-share gains and operational effectiveness.

In January 2026, under the non-GAAP operating income component, based on the $61.7 million of non-GAAP operating income achieved in 2025, the Talent and Compensation Committee determined that none of the total target PSUs awarded would vest in 2026.

Strategic Goals Component:

The PSUs would not vest for the named executive officers with respect to the strategic-goals component of the 2025 Plan if the established goals were not achieved. Each of the strategic goals was assigned a percentage of 1% to 12% adding up to 40% of the target. The strategic-goals portion of the 2025 Plan consisted of seven strategic goals, including goals related to product development, design wins impacting future revenue growth, targeted market penetration through flat rate of design wins, increased wafer and manufacturing capacity and manufacturing cost reductions. If all of the strategic goals met or exceeded the minimum established threshold, then the number of shares subject to PSU vesting for the strategic goals component would have increased linearly from zero at the minimum level up to 100% if the target strategic goals were met, and up to a maximum of 200% if the stretch strategic goals were met or exceeded.

In January 2026, under the strategic goals component, based on the level of strategic goals achieved in 2025, the Talent and Compensation Committee approved achievement of approximately 140% of the strategic goals for 2025 and accordingly, vesting of approximately 56% of the total target PSUs awarded in 2026.

2026 Short-Term Incentive Program Changes

As noted above, our 2026 short-term incentive plan has been significantly revised to better align with our corporate strategy and stockholder feedback. For additional information, please see the section entitled “Changes to Our 2026 Compensation Program” above.

2025 Long-Term Equity Incentive Awards. The following section describes the Company’s long-term incentive program design for fiscal year 2025, which reflects a legacy structure. The 2026 program includes significant revisions in recognition of our new corporate strategy and in response to stockholder feedback. For additional information, please see the section entitled “Changes to Our 2026 Compensation Program” above.

In 2025, the Talent and Compensation Committee approved grants of RSUs and PRSUs to the Company’s named executive officers. RSUs generally vest over four years, with one-fourth vesting on each anniversary of the grant date, consistent with the Company’s standard RSU vesting schedule. PRSUs are subject to a three-year performance period ending December 31, 2027 and vest based on the Company’s performance against established performance targets.

The relative measure compares the Company’s net revenue CAGR to the revenue CAGR of the analog semiconductor industry over the applicable three-year period. The absolute measure is based on the Company’s net revenue growth relative to defined internal net revenue targets over the same period. Both measures are designed to be challenging to achieve.

The number of PRSUs that vest will be determined based on achievement relative to the established minimum, target, and maximum thresholds for the three-year period ending December 31, 2027, and will vest in early 2028 following certification of performance by the Talent and Compensation Committee. If the Company’s net revenue CAGR or net revenue growth do not exceed the applicable minimum threshold under either measure, no PRSUs will vest. Above the minimum threshold, vesting increases on a straight-line basis from 25% up to 100% at target and up to a maximum of 200% of target based on higher achievement under the relative or absolute measure.

In the event of mergers, acquisitions, divestitures, or patent or other litigation settlements or judgments during the performance period, the minimum, target, and maximum net revenue thresholds will be adjusted based on an approved plan presented to the Board.

Determination of RSU and PRSU Grant Amounts

In determining long-term incentive awards for the named executive officers, the Talent and Compensation Committee considered both the leadership and relative contribution of each executive to the performance of the Company, as well as long-term incentive pay at peer companies and market data provided by Aon.

For the Chief Executive Officers’ 2025 equity grants, the Talent and Compensation Committee also considered the value of the PRSU award as a percentage of the total long-term equity award and determined that an allocation of 50% target PRSUs and 50% RSUs was appropriate.

2025 Long-Term Incentive Awards

Named Executive Officer	Target PRSUs	Grant Date Fair Value	RSUs		Grant Date Fair Value
Current Employees
Jennifer Lloyd	52,487	$2,370,281	52,487	(1)	$2,327,037
Robert Eric Verity	—	—	2,008	(2)	$96,280
Sunil Gupta	5,500	$310,184	16,500		$916,994
Gagan Jain	3,200	$360,941	9,600		$533,523
Former Employees
Balu Balakrishnan	60,000	$3,383,826	60,000		$3,334,522
Sandeep Nayyar	10,000	$563,970	30,000		$1,667,261
Douglas Bailey	4,000	$225,588	12,000		$666,904
Radu Barsan	6,000	$338,382	18,000		$1,000,357
Cliff Walker	4,500	$253,787	13,500		$750,267
(1)	Dr. Lloyd received a sign-on equity grant in connection with her commencement of services as the Company’s President and Chief Executive Officer. Such grant is not reflected in this table.
(2)	Mr. Verity served as interim Chief Financial Officer from October 4, 2025 through January 5, 2026, and for this reason was not eligible for a 2025 PRSU grant. Mr. Verity received an RSU award in recognition of the commencement of his services as the Company’s interim Chief Financial Officer. Such grant is not reflected in this table.

2026 Long-Term Incentive Program Changes

As noted above, our 2026 long-term incentive plan includes significant revisions in recognition of our new corporate strategy and stockholder feedback. For additional information, please see the section entitled “Changes to Our 2026 Compensation Program” above.

Leadership Transitions

Board Oversight of Chief Executive Officer Succession.

Following Mr. Balakrishnan’s announcement of his retirement, the Board delegated oversight of the Chief Executive Officer succession process to two members of the Nominating and Governance Committee. These directors interviewed three executive search firms and selected one firm to lead the Chief Executive Officer search process. The selected search firm interviewed all members of the Board to develop role requirements, interviewed internal candidates and external candidates and prepared development plans for each internal candidate. Following interviews and deliberations, the two directors identified two finalist candidates. Each finalist was interviewed by every member of the Board, following which the Board unanimously selected Dr. Lloyd to serve as Chief Executive Officer.

New Chief Executive Officer Compensation.

Dr. Lloyd’s new hire compensation package was developed by the Talent and Compensation Committee and other Board members based on market data provided by Aon and is described above under “Compensation Arrangement with Dr. Lloyd”. In addition to the compensation package provided under her employment agreement with the Company, under her Executive Officer Benefits Agreement (“EOBA”), Dr. Lloyd is entitled to certain severance and other benefits. Prior to extending the offer to Dr. Lloyd, the Talent and Compensation Committee conducted an extensive review of best practices with regards to severance and change in control benefits for other executives in our industry. Accordingly, terms extended to Dr. Lloyd conform with governance best practice and industry standards and differ materially from those previously accorded to Mr. Balakrishnan. Changes include, but are not limited to, removal of single-trigger benefits, removal of employee-favorable treatment of outstanding equity at time of termination (for example, accelerated payments and payments at maximum, regardless of actual performance), and removal of inclusion of leadership changes in the “good reason” definition. For additional details, please see section below entitled “Employment, Severance and Change of Control Agreements.”

Transition of Former Chief Executive Officer to Executive Chairman. On July 21, 2025, Mr. Balakrishnan resigned as Chief Executive Officer and President of the Company. At the request of the Board, Mr. Balakrishnan continued to serve as Executive Chairman through February 9, 2026 and will serve as a member of the Board until the 2026 annual meeting of stockholders. Beginning on February 9, 2026, Mr. Balakrishnan also agreed to serve as a consultant to the Company, providing expertise as requested with respect to intellectual property and patent litigation matters that the Board believes are important to the Company’s future success. The Company and Mr. Balakrishnan have entered into a transition agreement and a consulting agreement which provide for the following:

●	Mr. Balakrishnan continued to serve as Executive Chairman on a transitional basis through February 9, 2026 to facilitate the leadership transition, ensure continuity, and support the new leadership team. For his service as Executive Chairman, Mr. Balakrishnan was paid an annual salary of $375,000.
●	During his service as a consultant to the Company, Mr. Balakrishnan will not receive any additional cash or equity compensation for his services, inclusive of time associated with the preparation for and defense of pending patent litigation matters.
●	Mr. Balakrishnan’s outstanding equity awards will remain eligible to vest in accordance with their original terms and the terms of the Balakrishnan EOBA (as defined below). The majority of these awards are subject to performance criteria established at the time of grant and will generally vest only if those criteria are achieved at the end of the applicable performance period, subject to acceleration upon certain change in control or termination events as described in the Balakrishnan EOBA. The Company is not providing, and does not expect to provide, Mr. Balakrishnan with any additional compensation for services during the consulting period.
●	Mr. Balakrishnan also agreed to modify the existing Chief Executive Officer Benefits Agreement (the “Balakrishnan EOBA”) to eliminate certain severance benefits, including cash severance, payment of outstanding PSU awards at maximum performance levels, COBRA premium payments, and retirement benefits in connection with certain qualifying terminations, including following a change of control. Mr. Balakrishnan’s right to accelerated vesting of equity awards following a change of control that occurs after a non-change-of-control qualifying termination was limited to change-of-control events occurring within three months following such termination. In addition, as of February 9, 2026, the Balakrishnan EOBA was further amended to eliminate eligibility for benefits in the event of Mr. Balakrishnan’s death or permanent disability. The definition of “cause” in the Balakrishnan EOBA was also amended to include a material breach by Mr. Balakrishnan of any agreement between him and the Company, including his transition agreement and the consulting agreement.

New Chief Financial Officer Compensation. In connection with the appointment of Ms. Erba as the Company’s Chief Financial Officer and Principal Accounting Officer, on November 14, 2025, Ms. Erba entered into an employment agreement and an EOBA (together, the “Erba Employment Agreements”), in each case, effective upon Ms. Erba’s commencement of employment with the Company. The offer and agreement terms were developed by management and approved by the Talent and Compensation Committee, based on market data provided by the Talent and Compensation Committee’s independent compensation consultant, talent market conditions, Ms. Erba’s proven track-record of succeeding in the Chief Financial Officer role and input from the Talent and Compensation Committee and other Board members. The Erba Employment Agreements provide Ms. Erba with the following compensation and other benefits:

●	Initial annual base salary of $500,000 per year
●	2025 short- and long-term incentive equity awards, including:
oPSUs with an intended target value of $425,000, pro-rated to reflect Ms. Erba’s start date, subject to the terms and conditions of the Company’s 2026 PSU program providing for PSU vesting based on achievement of performance conditions for the 2026 calendar year
oRSU award with an intended target value of $3,000,000, vesting over four years on each anniversary of Ms. Erba’s start date
oPRSUs award with an intended target value of $2,000,000 subject to the terms and conditions of the Company’s 2026 PRSU program vesting based on achievement of performance conditions over the three-year period starting on January 1, 2026
●	Under her EOBA, Ms. Erba is entitled to certain severance and other benefits. Ms. Erba’s EOBA is substantially similar to that of Dr. Lloyd, and all terms conform with governance best practice and industry standards. For additional details, please see section below entitled “Employment, Severance and Change of Control Agreements.”

Transition of Interim Chief Financial Officer and Principal Accounting Officer. Upon Ms. Erba’s commencement of employment with the Company, Robert Eric Verity resigned from his position as the Interim Chief Financial Officer, Principal Financial Officer and Principal Accounting Officer of the Company and was later appointed Vice President Finance. Mr. Verity’s transition to this role is not the result of any disagreement with the Company related to its operations, policies, or practices.

Updated Severance Benefits

Some of our current executive officers are party to EOBAs and offer letters (collectively, the “Employment Benefits Agreements”) that contain provisions regarding severance benefits in the event the executive is terminated without cause or resigns for good reason. The Talent and Compensation Committee believes these benefits will help the Company to attract and retain executive officers by mitigating the risk of employment and compensation loss due to a change of control.

As part of our commitment to reviewing our overall compensation program and ensuring alignment with governance best practices and industry standards, and to be responsive to stockholder feedback, we made significant changes to our severance benefits agreements in 2025. Changes to contract terms include, but are not limited to, removal of single-trigger benefits, removal of employee-favorable treatment of outstanding equity at time of termination (for example, accelerated payments / payments at max, regardless of actual performance), and modification of “good reason” definition to remove inclusion of leadership changes in the definition. Beginning with Dr. Lloyd’s employment agreement and EOBA (as described above under “Compensation Related to Leadership Transitions – New Chief Executive Officer Compensation”), and for all agreements extended to executives hired after Dr. Lloyd, have included substantially similar terms. In addition, we do not provide any tax gross-up payments on severance benefits. We expect to maintain these terms going forward.

A summary of the material terms of these EOBAs, together with a quantification of the benefits available under the benefits agreements, may be found in the section below entitled “Employment, Severance and Change of Control Agreements.”

Additional Compensation Policies and Practices

Accounting Considerations. We take financial reporting implications into consideration in designing compensation plans and arrangements for the members of our executive team, other employees and members of our Board. These accounting considerations include the recognition of stock-based compensation expense under ASC 718, which governs the accounting treatment of stock-based compensation awards. Part of our Talent and Compensation Committee and Board’s analysis of equity compensation awards is the aggregate financial accounting expense and timing of when that expense would be recognized, both on a stand-alone basis and in connection with other stock-based compensation.

Tax Considerations. We do not provide any of our named executive officers with a gross-up or other reimbursement for tax amounts the individual might pay pursuant to Sections 280G, 4999, or 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Code Sections 280G and 4999 provide that named executive officers, directors who hold significant stockholder interests and certain other service providers could be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of our Company that exceeds certain limits, and that we or our successor could lose a deduction on the amounts subject to the additional tax. Code Section 409A also imposes significant taxes on the individual in the event that an executive officer, director, or other service provider receives “deferred compensation” that does not meet the requirements of Code Section 409A.

Under Code Section 162(m), the deductibility of executive compensation is limited to $1 million per year for the Chief Executive Officer and certain of our current and former highly compensated executive officers (collectively “covered employees”). While we cannot predict how the deductibility limit may impact our compensation program in future years, we intend to maintain an approach to executive compensation that strongly links pay to performance. In addition, although we have not adopted a formal policy regarding tax deductibility of compensation paid to our named executive officers, the Board may consider tax deductibility under Code Section 162(m) as a factor in its compensation decisions.

Stock Ownership Guidelines. Our Chief Executive Officer is subject to our Chief Executive Officer stock ownership guideline. The Talent and Compensation Committee believes that ownership of the Company’s common stock is an effective means to reinforce alignment of the chief executive officer’s interests with those of the Company’s stockholders. In 2025, we strengthened our Chief Executive Officer ownership requirement from three times to five times base salary. Under the guideline, our Chief Executive Officer is required to own a number of shares of the Company’s common stock having a value equal to at least five times their then current base salary, with a five-year period to attain the target ownership level. At the Board’s discretion, this requirement may be evaluated to be waived or the date for compliance be extended, in the case of a Chief Executive Officer who, because of his or her personal circumstances, would incur hardship by complying with this requirement, including in the event of the Chief Executive Officer ceasing to be in compliance as a result of a decrease in the price of the Company’s common stock. As part of our continued efforts to conform our compensation program with best practices and industry standards, the Talent and Compensation Committee also intends to complete a comprehensive review of executive and Board stock ownership guidelines in 2026 and make changes as appropriate.

Prohibition on Hedging and Insider Trading Policy. Our Board has adopted a policy that prohibits directors, executive officers and other insiders (as defined in such policy) from engaging in short sales, transactions in put or call options, hedging transactions or other inherently speculative transactions with respect to our common stock at any time.

Our Board has also adopted an insider trading policy governing the purchase, sale and/or other dispositions of the Company’s securities by directors, officers and employees that is designed to promote compliance with insider trading laws, rules and regulations, as well as procedures designed to further the foregoing purposes. A copy of our insider trading policy is filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2025. In addition, from time to time, the Company may engage in transactions in Company securities. It is the Company’s intent to comply with applicable laws and regulations relating to insider trading.

Perquisites and Generally Available Benefit Programs. We annually review the perquisites that named executive officers receive. Our named executive officers, like our other employees, are eligible to participate in our employee stock purchase plan. In addition, the named executive officers may participate in the various employee benefit plans that are generally available to all employees, including medical, vision and dental care plans; flexible spending accounts for healthcare; life, accidental death and dismemberment and disability insurance; and paid time off.

We also maintain a 401(k) retirement savings plan for the benefit of all of our employees, including our named executive officers. In 2025, 2024 and 2023 Power Integrations contributed to the employee 401(k) plan; the plan provided a contribution match of 4% of salary up to a maximum of $14,000 in 2025, $13,800 in 2024, and $13,200 in 2023. The Company’s contribution is discretionary and the decision to contribute is made by the Company each year based on business conditions. We do not provide specified retirement programs such as pension plans, or deferred compensation plans. We provide certain retirement benefits to the named executive officers, as described below under the heading “Retirement Benefits.”

Compensation “Clawback”. In 2009, we implemented a compensation “clawback” mechanism with respect to compensation of our executive officers. The clawback conditions the payment of any cash or equity bonuses to executive officers on an agreement to repay a portion of the bonuses in the event of a financial accounting restatement resulting from error or intentional misconduct by the officers. Specifically, any officer determined by the Board to have engaged in intentional misconduct resulting in material noncompliance by the Company with any financial reporting requirements of federal securities laws, in turn resulting in the restatement of any financial statement filed in the twelve months prior to the bonus payout, will reimburse the Company the difference between the amount of any bonus received and the amount the officer would have received had the amount of the bonus been calculated based on the restated financial statements. We adopted a new Incentive Compensation Recoupment Policy, effective as of October 2, 2023 to comply with Nasdaq listing standards, which requires the “clawback” of incentive compensation paid to current and former executive officers when that compensation is based upon achievement of financial results that later require a restatement whether or not resulting from error or intentional misconduct by such executive officers.

A copy of the Incentive Compensation Recoupment Policy was filed as Exhibit 97 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and is incorporated by reference on our Form 10-K for the fiscal year ended December 31, 2025.

Equity Grant Policy. Awards under our current compensation programs consist of RSUs, PSUs and PRSUs. We do not take material nonpublic information into account when determining the timing or terms of executive awards, and we have not timed the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation. We did not grant stock options to any employees (including the NEOs) in 2025 and have never granted stock appreciation rights. We have no policies or practices to disclose pursuant to Item 402(x)(1) of Regulation S-K.

Talent and Compensation Committee Report*

The Talent and Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussion, the Talent and Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into Power Integrations’ Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

Compensation Committee:

Wendy Arienzo (Chair)

Nancy Gioia

Gregg Lowe

*	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Power Integrations under the Securities Act of 1933 or the Securities Exchange Act of 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

Summary Compensation Table

The following table sets forth information regarding the compensation of services performed during the fiscal years ended December 31, 2025, 2024 and 2023 for the Company’s named executive officers as defined under Item 402 of Regulation S-K. We refer to these employees collectively as our “named executive officers.”

						Change in
						Retirement Value
						and Nonqualified
						Deferred
				Stock		Compensation	All Other
Name and Principal Position	Year	Salary	Bonus(1)	Awards(2)		Earnings(3)	Compensation(4)	Total
Current Employees
Jennifer Lloyd (5)	2025	$295,000	—	$6,024,623		—	$1,816	$6,321,439
President and Chief
Executive Officer

Robert Eric Verity (6)	2025	$336,781	—	$244,545		—	$17,162	$598,488
Interim Chief Financial Officer

Sunil Gupta	2025	$409,154	—	$1,517,385		—	$16,439	$1,942,978
Vice President,	2024	$399,327	—	$1,703,531		$5,367	$15,739	$2,123,964
Operations	2023	$380,000	$250	$1,790,980		$2,083	$14,510	$2,187,823

Gagan Jain (7)	2025	$316,385	—	$1,277,538		—	$21,572	$1,615,495
Vice President,
Worldwide Sales

Former Employees
Balu Balakrishnan	2025	$580,269	—	$7,647,010	(8)	—	$16,154	$8,243,433
Former President and	2024	$738,192	$1,500	$7,856,013		—	$14,454	$8,610,159
Chief Executive Officer	2023	$706,250	$1,500	$7,497,159		—	$14,073	$8,218,982

Sandeep Nayyar	2025	$361,904	—	$2,579,480		—	$66,289	$3,007,673
Former Chief Financial	2024	$464,827	—	$2,945,949		—	$15,739	$3,426,515
Officer	2023	$445,000	—	$3,078,389		$5,382	$15,274	$3,544,045

Douglas Bailey (7)	2025	$182,192	—	$1,113,050		—	$652,068	$1,947,310
Former Vice President, Marketing

Radu Barsan	2025	$285,255	—	$1,628,946		—	$46,320	$1,960,521
Former Vice President,	2024	$418,192	—	$1,857,278		—	$14,454	$2,289,924
Technology	2023	$411,250	$1,000	$2,121,483		—	$13,521	$2,547,254

Cliff Walker (7)	2025	$404,135	—	$1,236,220		—	$16,989	$1,657,344
Former Vice President,	2024	$394,288	—	$1,298,066		—	$15,289	$1,707,643
Corporate Development
(1)	The bonus for Mr. Balakrishnan in 2024 and 2023 was awarded for work on individual patents that were assigned to Power Integrations. The bonus for Mr. Barsan and Mr. Gupta in 2023 includes a discretionary cash bonus.
(2)	The grant date fair value for all stock awards has been calculated in accordance with ASC 718. Assumptions used in the calculation of these amounts are included in Note 7 to our audited consolidated financial statements for the fiscal year ended December 31, 2025, included in our Annual Report on Form 10-K. In the case of annual and long-term performance-based equity incentive awards granted in 2025, 2024, and 2023, all of which were subject to certain performance conditions, as further described in the “Compensation Discussion & Analysis” section with respect to the 2025 grants, the fair value at the grant date is based upon the probable outcome of the satisfaction of the performance conditions. The grant-date fair value of time-based equity incentive awards was calculated by multiplying the closing stock price on the grant date by each award, reduced by the discounted present value of dividends expected to be declared before the awards vest.
a.	The amounts for 2025 are presented at target. Assuming the maximum level of performance conditions was achieved for performance-based awards, the grant-date fair value of the stock awards granted to Dr. Lloyd, Mr. Verity, Mr. Balakrishnan, Mr. Nayyar, Mr. Bailey, Mr. Barsan, Mr. Gupta, Mr. Jain, and Mr. Walker in 2025 is $8,756,767, $292,839, $11,959,498, $3,491,699, $1,559,196, $2,257,536, $2,117,776, $2,021,553 and $1,722,173, respectively.

b.	The amounts for 2024 are presented at target. Assuming the maximum level of performance conditions was achieved for performance-based awards, the grant-date fair value of the stock awards granted to Mr. Balakrishnan, Mr. Nayyar, Mr. Barsan, Mr. Gupta, and Mr. Walker in 2024 is $12,304,723, $3,961,320, $2,556,209, $2,358,453 and $1,803,575, respectively.
c.	The amounts for 2023 are presented at target. Assuming the maximum level of performance conditions was achieved for performance-based awards, the grant-date fair value of the stock awards granted to Mr. Balakrishnan, Mr. Nayyar, Mr. Barsan and Mr. Gupta in 2023 is $11,755,296, $4,112,345, $2,896,047 and $2,451,509, respectively.
(3)	Includes an estimate of the aggregate change in the actuarial present value of each named executive officer’s accumulated benefit under the named executive officer’s retirement plan.
(4)	Includes 401(k) plan contribution match, including in the amounts of $13,472 for Mr. Verity, $14,000 for Mr. Gupta, $11,190 for Mr. Jain, $14,000 for Mr. Walker, $14,000 for Mr. Balakrishnan and $14,000 for Mr. Nayyar. Includes life insurance premiums as well as vacation cash-out which all employees have the option to participate in after one full year of service. Amounts for Mr. Bailey include a severance payment of $586,850 related to his termination in June 2025. Amounts for Mr. Balakrishnan, Mr. Verity, Mr. Nayyar, Mr. Gupta, Mr. Walker and Mr. Barsan include service-related employee recognition awards. Amounts for Mr. Verity, Mr. Nayyar and Mr. Jain include amounts paid for wellness benefits. For Mr. Jain, the amounts include commission payments. Amounts for Mr. Barsan include cash in lieu of medical benefits.
(5)	The Board elected Dr. Lloyd as President and Chief Executive Officer effective in July 2025.
(6)	The Board appointed Mr. Verity as interim Chief Financial Officer effective in October 2025. Mr. Verity previously served as the Company’s senior director of finance and remained in this role during and following his service as interim Chief Financial Officer.
(7)	Mr. Bailey and Mr. Jain were not named executive officers in 2024 or 2023. Mr. Walker was not a named executive officer in 2023.
(8)	In addition to the equity grants described above, in connection with Mr. Balakrishnan’s transition from Chief Executive Officer and President, all of his unvested equity awards were treated as modified for financial accounting purposes in FY2025. The modification resulted in approximately $8.4 million of accounting expense being recognized for those awards during the year ended December 31, 2025 with such expense recognized as described in Note 7 to the financial statements filed with our Form 10-K.

Grants of Plan-Based Awards in 2025

The following table shows for the fiscal year ended December 31, 2025, certain information regarding grants of plan-based awards to the named executive officers:

						All Other
			Estimated Future Payouts Under			Stock
			Equity Performance-based Incentive			Awards:
			Plan Awards and Long-term			Number of	Grant Date Fair
			Performance-based Incentive Awards(1)			Shares of	Value of Stock
Name	Grant Date		Threshold	Target	Maximum	Stock or Units	Awards(6)
Current Employees
Jennifer Lloyd	08/01/2025	(2)	1,150	7,664	15,328		$361,864
	08/01/2025	(3)	13,122	52,487	104,974		$2,370,281
	08/01/2025	(4)				52,487	$2,327,037
	08/01/2025	(5)				20,995	$965,441
Robert Eric Verity	04/01/2025	(2)	143	954	1,908		$48,294
	04/01/2025	(4)				2,008	$96,280
	11/03/2025	(5)				2,402	$99,971
Sunil Gupta	01/28/2025	(2)	750	5,000	10,000		$290,207
	01/28/2025	(3)	1,375	5,500	11,000		$310,184
	01/28/2025	(4)				16,500	$916,994
Gagan Jain	01/28/2025	(2)	495	3,300	6,600		$383,074
	01/28/2025	(3)	800	3,200	6,400		$360,941
	01/28/2025	(4)				9,600	$533,523
Former Employees
Balu Balakrishnan	01/28/2025	(2)	2,400	16,000	32,000		$928,662
	01/28/2025	(3)	15,000	60,000	120,000		$3,383,827
	01/28/2025	(4)				60,000	$3,334,522
Sandeep Nayyar	01/28/2025	(2)	900	6,000	12,000		$348,249
	01/28/2025	(3)	2,500	10,000	20,000		$563,970
	01/28/2025	(4)				30,000	$1,667,261
Douglas Bailey	01/28/2025	(2)	570	3,800	7,600		$220,558
	01/28/2025	(3)	1,000	4,000	8,000		$225,588
	01/28/2025	(4)				12,000	$666,904
Radu Barsan	01/28/2025	(2)	750	5,000	10,000		$290,207
	01/28/2025	(3)	1,500	6,000	12,000		$338,382
	01/28/2025	(4)				18,000	$1,000,357
Cliff Walker	01/28/2025	(2)	600	4,000	8,000		$232,166
	01/28/2025	(3)	1,125	4,500	9,000		$253,787
	01/28/2025	(4)				13,500	$750,267
(1)	These columns set forth the threshold, target and maximum amounts of PSUs for each named executive officer for the year ended December 31, 2025 under the 2025 Plan. The actual grant date fair values of the awards earned for the year ended December 31, 2025, for each named executive officer are set forth in the “Summary Compensation Table” above. As such, the amounts set forth in these columns do not represent additional compensation earned by the named executive officers for the year ended December 31, 2025. For a description of the 2025 Plan, see “Compensation Discussion and Analysis.”
(2)	Reflects PSUs granted pursuant to the 2025 Plan, which were granted under the 2016 Plan. No PSUs were to vest if Power Integrations’ 2025 actual revenue or revenue AGR relative to the analog semiconductor industry, actual non-GAAP operating income and strategic goals did not exceed at least established minimum amounts as set forth in the 2025 Plan; target represents the number of PSUs which would have vested if the metrics in the 2025 Plan were met at target; and maximum represents the maximum awards which would have vested if the metrics in the 2025 Plan were met at or above the maximum amounts, which maximum performance is 200% of the target number. Payouts were to increase linearly from the minimum to target and target to maximum, based on performance. The Talent and Compensation Committee determined that Power Integrations satisfied the relative measure of the revenue component at 20.8% of the target level and the strategic goals component under the 2025 Plan at approximately 56% of the target level. Accordingly, approximately 76.8% of the target PSUs vested and the underlying shares were issued in February 2026.
(3)	Reflects PRSUs granted. No PRSUs are to vest if Power Integrations’ revenue Compound Annual Growth Rate (“CAGR”) for the three-year period ending December 31, 2027, or its revenue growth relative to defined internal revenue targets over the same period, do not exceed at least the minimum amounts specified in the relative and absolute performance measures respectively. Target represents the number of PRSUs which would vest if Power Integrations’ performance equals the target threshold specified by either measure; maximum represents the awards which would vest if Power Integrations’ performance equals or exceeds the established maximum amounts relative to that respective measure. Above the minimum threshold, vesting increases on a straight-line basis up to 100% at target and up to a maximum of 200% of target based on higher achievement under the relative or absolute measure.
(4)	Restrictions on the RSU awards lapse at the rate of 25% per year, with the first annual vest in 2026.

(5)	Restrictions on the RSU awards lapse at the rate of 50% per year, with the first annual vest in 2026.
(6)	Represents the grant-date fair value of stock awards as determined in accordance with ASC 718. In the case of time-based RSUs, the grant-date fair value was calculated by multiplying the closing price of our common stock on the grant date by the number of shares underlying the award reduced by the discounted present value of dividends expected to be declared before the awards vest. In the case of performance-based equity incentive awards, the grant-date fair value is presented at target, which represented the probable outcome of the satisfaction of the performance conditions at the date of grant.

The amount of salary and grant-date fair value of performance-based equity incentive awards in proportion to total compensation in 2025 varied by executive but was consistent with the Talent and Compensation Committee’s objectives with respect to executive compensation. See “Compensation Discussion and Analysis” above for a discussion of our 2025 annual and long-term performance-based equity incentive awards and other elements of compensation.

Outstanding Equity Awards at 2025 Fiscal Year-End

The following table shows for the fiscal year ended December 31, 2025, certain information regarding outstanding equity awards at fiscal year-end for the named executive officers. None of our named executive officers held any stock options as of December 31, 2025.

Outstanding Equity Awards as of December 31, 2025

	Stock Awards
				Equity Incentive		Equity Incentive
				Plan Awards:		Plan Awards:
				Number of		Market Value of
	Number of		Market Value of	Unearned Shares,		Unearned Shares,
	Shares or Units		Shares or Units	Units or Other		Units or Other
	of Stock That		of Stock That	Rights That Have		Rights That Have
Name	Have Not Vested		Have Not Vested (16)	Not Vested		Not Vested (18)
Current Employees
Jennifer Lloyd	52,487	(1)	$1,865,388	52,487	(14)	$1,865,388
	20,995	(2)	$746,162	5,885	(15)	$209,153
Robert Eric Verity	363	(3)	$12,901	732	(15)	$26,015
	1,200	(5)	$42,648	—		—
	726	(7)	$25,802	—		—
	1,278	(8)	$45,420	—		—
	2,008	(11)	$71,364	—		—
	2,402	(12)	$85,367	—		—
Sunil Gupta	2,100	(4)	$74,634	5,160	(13)	$183,386
	7,050	(6)	$250,557	5,500	(14)	$195,470
	11,610	(8)	$412,619	3,840	(15)	$136,474
	16,500	(10)	$586,410
Gagan Jain	375	(3)	$13,328	2,000	(13)	$71,080
	1,200	(5)	$42,648	3,200	(14)	$113,728
	850	(7)	$30,209	2,534	(15)	$90,058
	1,287	(8)	$45,740	—		—
	3,900	(9)	$138,606	—		—
	9,600	(10)	$341,184	—		—
Former Employees
Balu Balakrishnan	8,500	(4)	$302,090	40,400	(13)	$1,435,816
	20,200	(6)	$717,908	60,000	(14)	$2,132,400
	37,725	(8)	$1,340,747	12,288	(15)	$436,716
	60,000	(10)	$2,132,400	—		—
Sandeep Nayyar	—		—	—		—
Douglas Bailey	—		—	1,720	(16)	$61,129
				667	(17)	$23,705
Radu Barsan	—		—	3,292	(16)	$116,998
				1,463	(17)	$51,995
				3,840	(15)	$136,474
Cliff Walker	1,800	(4)	$63,972	3,900	(13)	$138,606
	4,650	(6)	$165,261	4,500	(14)	$159,930
	8,775	(8)	$311,864	3,072	(15)	$109,179
	13,500	(10)	$479,790	—		—
(1)	Represents RSU awards granted on August 1, 2025 which vest at the rate of 25% per year with the initial vest date of July 21, 2026, subject to continuous service.
(2)	Represents RSU awards granted on August 1, 2025 which vest at the rate of 50% per year with the initial vest date of July 21, 2026, subject to continuous service.
(3)	Represents RSU awards granted on February 1, 2022 which vest at the rate of 25% per year with full vesting on the fourth anniversary of the date of grant, subject to continuous service.
(4)	Represents RSU awards granted on February 2, 2022 which vest at the rate of 25% per year with full vesting on the fourth anniversary of the date of grant, subject to continuous service.
(5)	Represents RSU awards granted on June 9, 2022 which vest at the rate of 12.5% per year with the initial vest date of November 1, 2022, subject to continuous service.

(6)	Represents RSU awards granted on February 9, 2023 which vest at the rate of 25% per year with the full vesting on the fourth anniversary of the date of grant, subject to continuous service.
(7)	Represents RSU awards granted on April 3, 2023 which vest at the rate of 25% per year with full vesting on the fourth anniversary of the date of grant, subject to continuous service.
(8)	Represents RSU awards granted on April 1, 2024 which vest at the rate of 25% per year with full vesting on the fourth anniversary of the date of grant, subject to continuous service.
(9)	Represents RSU awards granted on September 25, 2024 which vest at the rate of 25% per year with full vesting on the fourth anniversary of the date of grant, subject to continuous service.
(10)	Represents RSU awards granted on January 28, 2025 which vest at the rate of 25% per year with the initial vest date of January 28, 2026, subject to continuous service.
(11)	Represents RSU awards granted on April 1, 2025 which vest at the rate of 25% per year with full vesting on the fourth anniversary of the date of grant, subject to continuous service.
(12)	Represents RSU awards granted on November 3, 2025 which vest at the rate of 50% per year with full vesting on the second anniversary of the date grant, subject to continuous service.
(13)	Represents the target number of PRSUs granted in 2024 which could vest if the performance vesting criteria with respect to such PRSUs were met but not exceeded at the target level and if the participant remained in continuous service as an employee, director or consultant through the employment vesting date indicated in the participant’s grant notice. PRSUs will not be deemed to be vested based upon the attainment of performance conditions unless and until Power Integrations’ Talent and Compensation Committee makes such determination. Vesting occurs in connection with filing of the Company’s Form 10-K in 2027 based on Company performance measured against established revenue targets for the three-year period ending December 31, 2026, subject to continuous service.
(14)	Represents the target number of PRSUs granted in 2025 which could vest if the performance vesting criteria with respect to such PRSUs were met but not exceeded at the target level and if the participant remained in continuous service as an employee, director or consultant through the employment vesting date indicated in the participant’s grant notice. PRSUs will not be deemed to be vested based upon the attainment of performance conditions unless and until Power Integrations’ Talent and Compensation Committee makes such determination. Vesting occurs in connection with filing of the Company’s Form 10-K in 2028 based on Company performance measured against established revenue and operating income targets for the three-year period ending December 31, 2027, subject to continuous service.
(15)	Represents the number of PSUs earned under the 2025 Plan. Vesting occurred upon filing of the Company’s 2025 Form 10-K based on Company performance measured against an established net revenue, non-GAAP operating income and strategic goals targets for fiscal year 2025, subject to continuous service. These PSUs vested at approximately 76.8% of target based on achievement of the revenue and strategic goals component, as discussed in “Compensation Discussion and Analysis” above.
(16)	Represents a prorated number of target shares based on target number of PRSUs granted in 2024 and the prorated service period for which executive served relative to the full service period for original award. Vesting occurs in connection with filing of the Company’s Form 10-K in 2027 based on Company performance measured against established revenue targets for the three-year period ending December 31, 2026.
(17)	Represents a prorated number of target shares based on target number of PRSUs granted in 2025 and the prorated service period for which executive served relative to the full service period for original award. Vesting occurs in connection with filing of the Company’s Form 10-K in 2028 based on Company performance measured against established revenue targets for the three-year period ending December 31, 2027.
(18)	Value calculated by multiplying the number of shares underlying the award by $35.54, the closing price of our common stock on December 31, 2025, which was the last trading day of 2025.

Option Exercises, Stock Vested and Stock Forfeited in Fiscal Year 2025

The following table presents for the fiscal year ended December 31, 2025, certain information concerning the aggregate number of shares for which stock awards were vested during fiscal year 2025 for each of the named executive officers. None of our named executive officers held any stock options during fiscal year 2025.

	Stock Awards
	Number of Shares	Value Realized on
Name	Acquired on Vesting(1)	Vesting(2)
Current Employees
Jennifer Lloyd	—	—
Robert Eric Verity	2,919	$156,475
Sunil Gupta	14,490	$884,682
Gagan Jain	4,036	$203,934
Former Employees
Balu Balakrishnan	68,800	$4,023,172
Sandeep Nayyar	27,761	$1,660,766
Douglas Bailey	12,850	$755,903
Radu Barsan	20,400	$1,214,990
Cliff Walker	14,329	$846,467
(1)	Consists of shares acquired upon vesting of RSUs, PSUs and PRSUs.
(2)	Represents the aggregate market price of the common stock on the date of vesting.

The following table presents for the fiscal year ended December 31, 2025, certain information concerning the aggregate number of shares for which stock awards were forfeited during fiscal year 2025 for each of the named executive officers.

	Stock Awards
	Number of Shares	Value Forfeited
Name	Forfeited in Fiscal Year(1)	on Cancellation(2)
Current Employees
Jennifer Lloyd	9,443	$335,604
Robert Eric Verity	1,176	$41,795
Sunil Gupta	15,560	$553,002
Gagan Jain	4,066	$144,506
Former Employees
Balu Balakrishnan	100,512	$3,572,196
Sandeep Nayyar	135,500	$5,230,300
Douglas Bailey	37,590	$1,999,481
Radu Barsan	59,285	$2,358,539
Cliff Walker	11,128	$395,489
(1)	Consists of shares forfeited due to performance conditions not met for PRSUs granted in 2023 and PSUs granted in 2025. For Mr. Nayyar, Mr. Bailey and Mr. Barsan include RSUs forfeited from retirement, voluntary resignation or termination, as applicable.
(2)	Represents the aggregate market price of the common stock on the date of forfeiture.

Employment, Severance and Change of Control Agreements

Beginning with the employment of Dr. Lloyd in July 2025, we made meaningful updates to our severance arrangements to align with governance best practices and stockholder expectations. A summary of the respective severance benefits under the Go-Forward EOBAs and Legacy EOBAs (each as defined below) is provided below. Descriptions in the table below are qualified by more detailed descriptions of the agreements provided after the table.

Severance Arrangements for Executives(1)
	Termination with Change in Control		Termination Absent Change in Control
Element	Go-Forward	Legacy(2)	Go-Forward	Legacy
Severance Payments (Salary & Annual Incentives)	● 12 months current base salary (24 months for CEO) ● 1x annual incentive at target performance (2x for CEO)	● 12 months highest base salary in the last 3 years (24 months for CEO) ● 1x annual incentive at maximum performance (2x for CEO)	● 12 months current base salary(3) ● 1x annual incentive at target performance	● 6 months highest base salary in the last 3 years ● 0.5x annual incentive at maximum performance
In-Progress Annual Incentive Compensation	● Pro rata annual incentive at target performance level	● Pro rata annual incentive at maximum performance level	● Pro rata annual incentive at target performance level (lesser of target or actual for CFO)	● Pro rata annual incentive at maximum performance level
Time-Vested Long-Term Incentives	Accelerated vesting for all awards		Unvested awards forfeited
Performance-Vested Long-Term Incentives	● Prorated vesting at target performance level (CEO not prorated)	● Full awards vesting at maximum performance level	● Prorated vesting at payout level determined by Compensation Committee (CEO only)	● Prorated vesting; payout factor determined by Compensation Committee
Benefits	12 months (24 months for CEO)		● 12 months	● 6 months
Protection Period	● 3 months prior / 12 months post CIC	● 18 months post CIC or 18 months post CEO termination	N/A
Excise Tax	Modified economic cutback / best-net		N/A
(1)	In addition to compensation terms described below, executives are entitled to accrued benefits (salary, accrued but unused vacation benefits and expenses) through the date of termination.
(2)	Represents benefits for senior executives (>5 years of service). Benefits for new executives (<5 years of service) reflect a six-month severance period, with payout multiples reduced from 12 months / 1x to 6 months / 0.5x the applicable compensation element or benefit.
(3)	Represents benefits for Chief Executive Officer and Chief Financial Officer. Go-forward benefits for other executives are 6 months current base salary and .5x target annual incentive.

In addition to the benefits described above, certain of our named executive officers are (or previously were) entitled to retirement and death and permanent disability benefits, as further described below.

Go-Forward EOBAs for Dr. Lloyd and Ms. Erba. In July and November 2025, respectively, the Company entered into an EOBA with each of Dr. Lloyd and Ms. Erba (the “Go-Forward EOBAs”). Pursuant to these Go-Forward EOBAs, Dr. Lloyd and Ms. Erba are entitled to certain benefits in the event of different types of termination.

Termination in Connection with a Change in Control

Dr. Lloyd and Ms. Erba are entitled to severance benefits in the event that each is terminated without cause or resigns for good reason within three months prior to or 12 months following a change of control. These severance benefits include:

●	Annual base salary continuation of 24 months (12 months for Ms. Erba), payable in a lump sum,
●	Lump sum cash payment equal to prorated annual incentive PSUs at target performance determined as of date of termination,
●	Lump sum cash payment equal to 200% (100% for Ms. Erba) annual incentive PSUs at target performance level,
●	Fully accelerated vesting for then outstanding RSUs,
●	Accelerated vesting of outstanding PRSUs at target performance level (prorated for Ms. Erba), and
●	Company’s payment of COBRA premiums for up to 24 months (or 12 months for Ms. Erba) following such cessation of employment subject to certain limitations.

Termination Absent a Change in Control

Dr. Lloyd and Ms. Erba are entitled to severance benefits in the event of termination of employment by Power Integrations without cause or resignation by Dr. Lloyd or Ms. Erba for good reason that is not in connection with a change of control. Such severance benefits include:

●	Annual base salary continuation of 12 months, payable in a lump sum,
●	Lump sum cash payment equal to prorated annual incentive PSUs as of date of termination, measured at target for Dr. Lloyd and the lesser of target or actual performance for Ms. Erba,
●	Lump sum cash payment equal to 100% of annual incentive PSUs at target performance level, and
●	Company’s payment of COBRA premiums for up to 12 months following such cessation of employment subject to certain limitations.

Dr. Lloyd is also entitled to:

●	Accelerated vesting of a pro rata portion of outstanding PRSUs, vesting at the performance levels as determined by the Power Integrations’ Board or Compensation Committee on the date of determination, and
●	Company’s payment of COBRA premiums for up to 12 months following such cessation of employment subject to certain limitations.

Termination Due to Death or Permanent Disability

In the event Dr. Lloyd’s service is terminated due to death or permanent disability, she will be entitled to receive a pro-rated portion of any outstanding annual incentive PSUs and PRSUs based on the number of days served, at the performance levels as determined by the Power Integrations’ Board or Compensation Committee on the date of determination.

In the event Ms. Erba’s service is terminated due to death or permanent disability, Ms. Erba, or her beneficiaries, will be entitled to a lump sum cash payment equal to the prorated portion of her then outstanding annual performance-based equity incentive awards measured as of the date of termination at the applicable target (i.e., 100%) performance level in effect as of the date of termination and vesting of 100% of then unvested shares subject to options or stock awards (to the extent such stock awards do not constitute a portion of her annual performance-based equity incentive awards). In addition, Ms. Erba will be deemed as remaining in continuous employment for purposes of her outstanding PRSUs.

Retirement

Dr. Lloyd is entitled to receive a pro-rated portion of any outstanding annual incentive PSUs and PRSUs based on the number of days served, at the performance levels as determined by the Power Integrations’ Board or Compensation Committee on the date of determination.

Ms. Erba is entitled to a lump sum cash payment equal to the value of a prorated portion of her then outstanding annual performance award of annual performance-based equity incentive awards at the applicable target (i.e., 100%) performance level in effect as of the date of termination.

Other Terms

Dr. Lloyd and Ms. Erba must execute a release of claims in a form reasonably satisfactory to the Company and continue to abide by the terms and conditions of any confidentiality and/or proprietary rights agreement between the respective executive officers and the Company.

A “change of control” is generally defined in the EOBAs as an acquisition by any person of a beneficial ownership of 50% or more of Power Integrations’ voting stock or outstanding shares of common stock, certain mergers or other business combinations involving Power Integrations, the sale of 50% or more of Power Integrations’ assets, dissolution or liquidation of Power Integrations, or a change in the majority of the incumbent members of the Board within a two-year period (except changes in the Board’s composition approved by a majority of the directors).

“Cause” generally includes, among other acts, a material act of theft, dishonesty, fraud, intentional falsification of records, improper disclosure of confidential information, an intentional act by the executive causing or reasonably expected to cause material harm to the reputation of Power Integrations, or the conviction for a felony causing material harm to the reputation and standing of the Company, and “good reason” generally includes, among other acts, a material decrease in the executive’s base salary or target opportunity, a demotion or material reduction in responsibility level, relocation of more than 50 miles (or 30 minutes, with respect to Ms. Erba) from the executive’s current work place or a material adverse change in working conditions or established working hours which persist for a period of six months or any material breach of the EOBAs.

If any of the payments and benefits provided under the EOBAs in connection with a change of control (the “Payments”) would result in a “parachute payment” under Section 280G of the Code, the amount of such Payments will be either (i) the full amount of the Payments or (ii) a reduced amount which would result in no portion of the Payments being subject to excise tax (as defined in the EOBAs, as amended), whichever amount provides the greatest amount of benefit to the executive (the “Best After Tax Treatment”).

Balakrishnan EOBA. The Balakrishnan EOBA was amended in connection with Mr. Balakrishnan’s entrance into the transition agreement and consulting agreement in July 2025. Mr. Balakrishnan served as Executive Chairman through February 9, 2026 and now serves as a consultant to the Company. In connection with this transition, Mr. Balakrishnan agreed to terminate certain provisions of the Balakrishnan EOBA relating to cash severance in the event of a termination other than for cause or resignation for good reason, and all benefits upon death, permanent disability and retirement benefits were forfeited in connection with the commencement of his consulting services. As the sole compensation for his service as a consultant to the Company providing critical support on intellectual property and ongoing litigation matters, Mr. Balakrishnan’s outstanding equity will continue to vest pursuant to the original terms of each grant and the Balakrishnan EOBA. The vast majority of these awards are subject to performance criteria established at the time of grant and will only be earned if such criteria are met at the conclusion of the applicable performance period, subject to acceleration upon certain change in control or termination events as described in the Balakrishnan EOBA. The Company is not providing, and does not expect to provide in the future, Mr. Balakrishnan with any additional compensation for service during the consulting period. The term of the consulting agreement will continue until February 2, 2029, unless terminated earlier by the Company or Mr. Balakrishnan in accordance with its terms.

Legacy EOBAs. Prior to the commencement of Dr. Lloyd’s employment in July 2025, the Company entered into EOBAs with each of Messrs. Balakrishnan, Gupta and Walker and Messrs. Nayyar and Barsan (prior to the cessation of their services), the “Legacy EOBAs”). These legacy benefits, as further outlined below, are coupled with non-competition obligations that might not be enforceable in the absence of additional consideration. The executives must also execute a release of claims in a form reasonably satisfactory to the Company and continue to abide by the terms and conditions of any confidentiality and/or proprietary rights agreement between the respective executive officers and the Company.

Change of Control

Under the Legacy EOBA, upon a change of control and provided the executive’s employment has not terminated, 100% of the then-unvested shares subject to annual performance-based equity incentive awards and PRSUs shall accelerate and vest at the maximum performance level for each applicable award immediately prior to the consummation of the change of control, and 25% of then-unvested shares subject to options or RSUs will vest (100% for Mr. Balakrishnan). However, if an acquiring company does not assume the options or RSUs, 50% of then-unvested shares will vest if the executive is a “new executive” (generally an executive with fewer than five years of service to Power Integrations as an executive officer) and 100% of the then-unvested shares will vest if the executive is a “senior executive” (generally an executive with at least five years of continuous service to Power Integrations as an executive officer).

Termination in Connection with a Change of Control

Under the Legacy EOBA, each executive is entitled to severance benefits in the event he is terminated without “cause” or resigns for “good reason” within 18 months after (i) a change of control or (ii) for officers other than Mr. Balakrishnan, the date that Mr. Balakrishnan ceased to serve as Chief Executive Officer. These severance benefits include (i) a lump sum cash payment equal to six months of his highest annual salary in the preceding three years (or his currently effective salary if it would be his highest annual salary) from Power Integrations plus the cash value of 50% of the executive’s targeted annual performance-based equity incentive awards at the maximum achievable performance level (whether consisting of cash or stock awards measured as of the date of termination) and (ii) for a senior executive, up to an additional six months of the highest annual salary and the cash value of 50% of the annual performance-based equity incentive awards at the maximum achievable performance level (whether consisting of cash or stock awards, measured as of the date of termination) until such senior executive secures new employment, paid on a ratable monthly basis. Also, each executive shall receive a lump sum cash payment of the cash value of that portion of the then effective targeted annual performance-based equity incentive awards at the maximum achievable performance level as measured on the date of termination, prorated based on days through the date of termination (i.e., a fraction, the numerator of which is the number of days in the applicable performance period prior to such termination of employment and the denominator of which is the total number of days in the applicable performance period). In addition, each executive is entitled to the accelerated vesting of 50% of then-unvested shares subject to options or stock awards (to the extent such stock awards do not constitute a portion of the executive’s annual performance-based equity incentive awards) if the executive is a new executive, or vesting of 100% of then unvested shares subject to options or stock awards (to the extent such stock awards do not constitute a portion of his annual performance-based equity incentive awards) if the executive is a senior executive (with PRSUs vesting at the applicable maximum performance level), extension of the post-termination stock option exercise period to one year for vested options, and continued medical and dental coverage under the Power Integrations’ health plans at Power Integrations’ expense for up to six months for new executives, or for up to twelve months for senior executives.

Termination Absent a Change of Control

Under the Legacy EOBA, each executive is entitled to severance benefits in the event of termination of employment by Power Integrations without cause or resignation for good reason that is not in connection with a change of control. Such severance benefits include (i) a lump sum cash payment equal to six months of his highest annual salary in the preceding three years (or the his currently effective salary if it would be his highest annual salary) plus 50% of the cash value of his annual performance-based equity incentive awards at the maximum achievable performance level (whether consisting of cash or stock awards, measured as of the date of termination), and (ii) a lump sum cash payment of the cash value of that portion of his then effective targeted annual performance-based equity incentive awards at the maximum achievable performance level as measured on the date of termination, prorated based on days through the date of termination. In addition, each executive is entitled to receive a pro rata portion of any outstanding PRSUs based on the number of days served prior to the date of termination as compared to the performance period for such PRSUs, with any such PRSU vesting at the performance levels as determined by the Power Integrations’ Board or Compensation Committee on the date of determination. Immediately prior to the consummation of any change of control to occur after such termination, a pro rata portion of any outstanding PRSUs will be deemed vested at the applicable maximum achievable performance level. Each executive shall be entitled to continued medical and dental coverage under the Power Integrations’ health plans for six months at Power Integrations’ expense.

Terminations Due to Retirement, Death or Permanent Disability

Under the Legacy EOBA, each executive is entitled to retirement benefits if he has served Power Integrations for 15 years and has achieved an age of 50, or has served Power Integrations for 10 years and has achieved an age of 55, is not employed elsewhere, full time (other than for an organization described in section 501(c) (3) of the Code), or otherwise engaged in “Competition” (as defined in the EOBA) with Power Integrations or in material breach of the terms and conditions of the executive’s confidentiality agreement with the Company (as applicable). The executive is entitled to the extension of his post-termination stock option exercise period for vested options for the earlier of the term of the option (not to exceed five years) or the termination of the option in connection with any change of control. Each of Mr. Gupta and Mr. Walker is entitled to receive (i) a pro rata portion of any outstanding PRSUs and annual performance-based equity incentive awards based on the number of days served prior to the date of termination as compared to the performance period for such PRSUs or annual performance-based equity incentive awards, with any such PRSU and annual performance-based equity incentive awards vesting at the performance levels as determined by the Power Integrations’ Board or Compensation Committee on the date of determination, and (ii) immediately prior to the consummation of any change of control to occur after such termination, a pro rata portion of any outstanding PRSUs will be deemed vested at the applicable maximum achievable performance level. The Company shall also pay medical and dental premiums for Mr. Gupta and Mr. Walker until the executive achieves the age of Medicare eligibility, as described in the applicable EOBA. Power Integrations will use commercially reasonable efforts to provide that the executive will continue to be eligible for coverage under Power Integrations’ medical and dental plans upon retirement. These retirement benefits will also become available if an executive was eligible for such benefits and his or her employment terminates due to death or disability; Mr. Balakrishnan was entitled to such benefits prior to the commencement of his consulting services on February 9, 2026.

Legacy EOBA Terms. A “change of control” is generally defined in the EOBAs as an acquisition by any person of a beneficial ownership of 50% or more of Power Integrations’ voting stock or outstanding shares of common stock, certain mergers or other business combinations involving Power Integrations, the sale of 50% or more of Power Integrations’ assets, dissolution or liquidation of Power Integrations, or a change in the majority of the incumbent members of the Board within a two-year period (except changes in the Board’s composition approved by a majority of the directors).

“Cause” generally includes, among other acts, a material act of theft, dishonesty, fraud, intentional falsification of records, improper disclosure of confidential information, or an intentional act by the executive causing or expected to cause material harm to the reputation of Power Integrations, or conviction for a felony causing material harm to the reputation and standing of the Company, and “good reason” generally includes, among other acts, a material decrease in the executive’s base salary, target opportunity or employee benefits following a demotion or material reduction in responsibility level, relocation of more than 50 miles (or 30 minutes, with respect to Ms. Erba) from the executive’s current work place or a material adverse change in working conditions or established working hours which persist for a period of six months or any material breach of the EOBA.

Nayyar Resignation. On September 16, 2025, Mr. Nayyar informed the Company of his resignation from his position effective October 4, 2025. Mr. Nayyar was not entitled to or paid any severance benefits in connection with his resignation.

Bailey Termination. Mr. Bailey ceased providing services to the Company on June 29, 2025. Pursuant to a separation agreement by and between the Company and Mr. Bailey, dated June 30, 2025, in exchange for the execution of the separation agreement and an effective release of claims in favor of the Company, Mr. Bailey was entitled to the severance benefits described in his EOBA upon a termination without cause not in connection with a change of control, as described above under “Employment, Severance and Change of Control Agreements – Legacy EOBAs – Termination Absent a Change in Control.”

Barsan Retirement. On August 3, 2025, Mr. Barsan, informed the Company of his intention to retire from employment with the Company on or about September 24, 2025. Mr. Barsan received a service-related employee recognition of $10,000 in connection with his retirement, as well as the retirement benefits he was entitled to under his EOBA, consistent with the terms described above under “Employment, Severance and Change of Control Agreements – Legacy EOBAs – Terminations Due to Retirement, Death or Permanent Disability.”

Retirement Health Benefits

The following table provides information concerning the actuarial present value of retirement health benefits as of December 31, 2025, for each named executive officer, excluding Messrs. Nayyar, Bailey and Barsan, who had ceased providing services to the Company as of such date, and excluding Mr. Balakrishnan who is no longer entitled to retirement benefits.

Present Value of
	Number of Years	Accumulated
Name	Credited Service	Benefit (in $000)
Jennifer Lloyd	—	—
Robert Eric Verity	—	—
Sunil Gupta	4	$41
Gagan Jain	—	—
Cliff Walker	30	$0

The valuation method and all material assumptions are as follows: The amounts determined in the above table are associated with the provision of health care coverage after retirement. The valuation method is pursuant to the Financial Accounting Standards Board’s Accounting Standards Codification 715, Retirement Benefits Compensation (“ASC 715”). The Projected Unit Credit attribution method was used; the attribution of the obligation is over the period from hire to benefit eligibility (the earlier of age 50 with 15 years of service or age 55 with 10 years of service). Other than for eligibility purposes, service is not considered in the calculation. The benefit consists of health-care coverage from retirement until age 65. The basis for the benefit is premiums paid by the employer to a third-party insurer, without additional subsidy imputed. The obligations were calculated using the following assumptions:

●	The discount rate for future payments was 5.45% as of December 31, 2025.
●	The assumed annual increase in health care costs is 10% as of December 31, 2025, with the annual increase lessening by ½% per year, to an ultimate rate of 5% after 2037.
●	25% of active participants are assumed to become eligible and elect coverage at retirement.
●	Retirement is assumed to take place at age 62, or at first eligibility if older.

Potential Payments upon Termination or Change of Control

The following table provides information concerning the estimated payments and benefits that would be provided in each of the circumstances described above. Payments and benefits are estimated assuming that the triggering event took place on December 31, 2025, and the price per share of Power Integrations’ common stock is $35.54, the closing price on the Nasdaq Global Select Market on December 31, 2025, the last trading day of 2025. There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, or if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different. The information presented below assumes no adjustment of the payment of benefits to help avoid excise tax under Section 409A of the Internal Revenue Code.

			Potential Payments Upon Involuntary
			Termination Other Than for Cause or
			Voluntary Termination for Good		Continuation of Service Without Termination
			Reason		After Change of Control
	Death or		Not in connection	In connection
	Permanent		with a	with a	Acquiring Company	Acquiring Company
	Disability	Retirement	Change of	Change of	Assumes	Does Not Assume
	Benefits	Benefits	Control (1)	Control (2)	RSUs/PSUs/PRSUs(3)	RSUs/PSUs/PRSUs(4)
Current Employees
Jennifer Lloyd
Cash Severance-Base Salary	$—	$—	$650,000	$1,300,000	$—	$—
Severance-Equity Bonus (5)	209,153	—	272,379	544,757	—	—
RSU Vesting Acceleration (6)	—	—	—	2,611,550	—	—
PRSU Vesting Acceleration (7)	952,591	—	952,591	1,865,388	—	—
Continued Coverage of Employee Benefits (8)	—	—	54,115	108,230	—	—
Total Termination Benefits: (9)	$1,161,744	$—	$1,929,085	$6,429,925	$—	$—
Robert Eric Verity
Total Termination Benefits: (10)	$—	$—	$—	$—	$—	$—
Sunil Gupta
Cash Severance-Base Salary	$—	$—	$205,000	$410,000	$—	$—
Severance-Equity Bonus (5)	—	—	88,850	177,700	177,700	177,700
RSU Vesting Acceleration (6)	—	—	—	1,324,220	331,055	1,324,220
PRSU Vesting Acceleration (7)	—	—	160,949	1,091,789	1,091,789	1,091,789
Continued Coverage of Employee Benefits (8)	—	—	27,860	55,720	—	—
Total Termination Benefits: (9)	$—	$—	$482,659	$3,059,429	$1,600,544	$2,593,709
Gagan Jain
Total Termination Benefits: (10)	$—	$—	$—	$—	$—	$—
Former Employees
Balu Balakrishnan
Cash Severance-Base Salary	$—	$—	$—	$—	$—	$—
Severance-Equity Bonus (5)	436,716	—	568,640	1,137,280	568,640	568,640
RSU Vesting Acceleration (6)	—	—	2,246,572	4,493,145	4,493,145	4,493,145
PRSU Vesting Acceleration (7)	1,684,833	—	10,711,756	10,711,756	10,711,756	10,711,756
Continued Coverage of Employee Benefits (8)	—	—	—	—	—	—
Total Termination Benefits: (9)(11)	$2,121,549	$—	$13,526,968	$16,342,181	$15,773,541	$15,773,541
Sandeep Nayyar
Total Termination Benefits: (12)	$—	$—	$—	$—	$—	$—
Douglas Bailey
Total Termination Benefits: (13)	$—	$—	$—	$—	$—	$—
Radu Barsan
Total Termination Benefits: (14)	$—	$—	$—	$—	$—	$—
Cliff Walker
Cash Severance-Base Salary	$—	$—	$202,500	$405,000	$—	$—
Severance-Equity Bonus (5)	109,179	109,179	71,080	142,160	142,160	142,160
RSU Vesting Acceleration (6)	—	—	—	1,020,887	255,222	1,020,887
PRSU Vesting Acceleration (7)	127,873	127,873	127,873	817,420	817,420	817,420
Continued Coverage of Employee Benefits (8)	—	—	21,753	43,506	—	—
Total Termination Benefits: (9)(15)	$237,052	$237,052	$423,206	$2,428,973	$1,214,802	$1,980,467
(1)	Reflects benefits in the event of involuntary termination other than for cause or voluntary termination for good reason. With respect to Dr. Lloyd, is comprised of twelve months’ salary, plus cash payment equal to the prorated portion of her then-outstanding PSUs at target level, plus cash payment equal to her PSUs at target level, plus prorated vesting of PRSUs, plus twelve months medical and dental coverage. With respect to other named executive officers (as applicable), is comprised of six months of salary plus 50% of the cash value of the executive officer’s PSUs at the maximum applicable performance level, plus prorated cash value of the portion of the executive officer’s PSUs at maximum level, plus prorated vesting of PRSUs vesting at the performance levels as determined by the Power Integrations’ Board or Compensation Committee on the date of determination, plus six months of medical and dental coverage; immediately prior to the consummation of any change of control to occur after such termination, a pro rata portion of any outstanding PRSUs would vest at the applicable maximum achievable performance level.
(2)	With respect to Dr. Lloyd, for termination within three months prior to 12 months following a change of control: twenty-four months’ salary, plus cash value of 200% of her PSUs at the target applicable performance level (measured as of the termination date), 100% acceleration of all her then-unvested RSUs and PRSUs at target performance level and two years medical and dental coverage. With respect to other named executive officers, termination for within 18 months of a change of control (which includes Mr. Balakrishnan ceasing to be our Chief Executive Officer, except with respect to himself), in each case other than for cause or voluntary termination for good reason: six months’ salary, plus 50% of the cash value of executive officer’s PSUs at the maximum applicable performance level, plus prorated cash value of the portion of the executive officer’s PSUs at maximum level, plus 100% of unvested RSUs would vest for senior executives and 50% of unvested RSUs would vest for new executives (with PRSUs vesting at the applicable maximum performance level) and 12 months medical and dental coverage for senior executives and six months medical and dental coverage for new executives. If executive is a senior executive, payment of up to an additional six months’ salary and the cash value of 50% of the executive officer’s PSUs at the maximum applicable performance level (measured as of the termination date) will be paid in ratable monthly installments until the executive secures new employment. The amounts set forth in the table assume that the senior executives will not secure new employment.
(3)	Reflects benefits in the event of a change of control in which the acquiring company assumes outstanding equity incentive awards; 100% of the unvested PRSUs and PSUs would vest at maximum performance level and 25% (or 100% for Mr. Balakrishnan) of the unvested RSUs would vest.
(4)	Reflects benefits in the event of a change of control in which the acquiring company did not assume outstanding equity incentive awards; 100% of the unvested PRSUs and PSUs would vest at maximum performance level and 100% of the unvested RSUs would vest.
(5)	In mid-2009, Power Integrations began utilizing annual PSUs in lieu of cash for Power Integrations’ annual performance-based compensation for executive officers. The applicable PSU agreements relating to the annual performance-based compensation as entered into with each of Power Integrations’ executive officers provide that PSUs will be treated in the same manner as cash for the payments of the target bonus in connection with Retirement, a Termination Upon Change in Control or Termination of Employment (as defined in the EOBAs). The PSUs deemed vested will be paid in shares of Power Integrations’ common stock equal to the number of PSUs deemed vested, and the market value is determined using $35.54 per share, the closing price per share on the Nasdaq Global Select Market as of December 31, 2025, the last trading day of 2025.
(6)	Reflects the aggregate market value of unvested RSU awards for which vesting would accelerate in such event. The aggregate market value is computed by multiplying (i) $35.54, the closing price per share on the Nasdaq Global Select Market on December 31, 2025, the last trading day of 2025, by (ii) the number of unvested awards that would be subject to accelerated vesting in such event as of December 31, 2025.
(7)	Reflects the aggregate market value of unvested PRSU awards for which vesting would accelerate in such event. The aggregate market value is computed by multiplying (i) $35.54, the closing price per share on the Nasdaq Global Select Market on December 31, 2025, the last trading day of 2025, by (ii) the number of unvested awards that would be subject to accelerated vesting in such event as of December 31, 2025.
(8)	For retirement, upon completion of service and age requirements, health coverage is paid until the age of 65. For severance, reflects the cost of health coverage (COBRA) to maintain the benefits currently provided, calculated based upon the rates as of December 31, 2025.
(9)	The total termination benefits received by the executive officer for termination in connection with a change of control may be lower than what is stated in this table in light the Best After Tax Treatment.
(10)	Mr. Verity and Mr. Jain did not have an EOBA with the Company as of December 31, 2025.
(11)	Mr. Balakrishnan entered into a transition and consulting agreement with the Company in July 2025. In connection with his transition, Mr. Balakrishnan agreed to terminate certain provisions in his EOBA relating to cash severance in the event of a termination other than for cause or resignation for good reason and all retirement benefits. All benefits upon death and permanent disability were forfeited in connection with the commencement of his consulting services on February 9, 2026.
(12)	Mr. Nayyar was no longer employed with the Company as of December 31, 2025. Mr. Nayyar was not entitled to or paid any severance in connection with his resignation. For additional information, please refer to the section above titled, “Employment, Severance and Change of Control Agreements.”
(13)	Mr. Bailey was no longer employed with the Company as of December 31, 2025. Pursuant to a separation agreement by and between the Company and Mr. Bailey, dated June 30, 2025, in exchange for the execution of the separation agreement and an effective release of claims in favor of the Company, Mr. Bailey received the severance benefits described in his EOBA upon a termination without cause not in connection with a change of control equal to $862,450 in total value, which included cash severance in an amount of $586,850, pro-rated vesting of his PRSUs with any such PRSUs vesting at the performance levels as determined by the Board or Compensation Committee on the date of determination (with a target value on separation date of $249,873) and up to six months of continued medical and dental coverage (valued at $25,728).
(14)	Mr. Barsan was no longer employed with the Company as of December 31, 2025. Mr. Barsan received a service-related employee recognition of $10,000 in connection with his retirement, as well as the retirement benefits he was entitled to under his EOBA. Specifically, Mr. Barsan received pro-rated vesting of his outstanding PRSUs and PSUs based on the number of days served prior to the date of retirement as compared to the performance period for such PRSUs or PSUs, with any such PRSUs and PSUs vesting at the performance levels as determined by the Board or Compensation Committee on the date of determination (with a target value on separation date of $551,420). In addition, immediately prior to the consummation of any change of control to occur after such retirement, a pro rata portion of any outstanding PRSUs will be deemed vested at the applicable maximum achievable performance level (valued at $1,102,840).
(15)	With respect to Mr. Walker, reflects the following retirement benefits: a pro rata portion of any outstanding PRSUs and PSUs based on the number of days served prior to the date of termination as compared to the performance period for such PRSUs or PSUs, with any such PRSU and PSUs vesting at the performance levels as determined by the Power Integrations’ Board or Compensation Committee on the date of determination; and immediately prior to the consummation of any change of control to occur after such termination, a pro rata portion of any outstanding PRSUs will be deemed vested at the applicable maximum achievable performance level.
(16)	The retirement benefits above will also become available if the executive was eligible for such benefits and his employment terminates due to death or disability.

The table above describes potential payments to our named executive officers in the event of retirement, qualifying termination or a change of control as of December 31, 2025. The table includes the acceleration of outstanding performance stock units in connection with a change of control.

Policy on Hedging and Insider Trading

Our Board has adopted a policy that prohibits directors, executive officers and other “insiders” from engaging in short sales, transactions in put or call options, hedging transactions or other inherently speculative transactions with respect to our common stock at any time. Further, our employee handbook extends this policy to all of our employees.

Our Board has adopted an insider trading policy governing the purchase, sale and/or other dispositions of the Company’s securities by directors, officers and employees that is designed to promote compliance with insider trading laws, rules and regulations, as well as procedures designed to further the foregoing purposes. A copy of our insider trading policy is incorporated by reference as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2025. In addition, from time to time, the Company may engage in transactions in Company securities. It is the Company’s intent to comply with applicable laws and regulations relating to insider trading.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Power Integrations’ Talent and Compensation Committee consists of Dr. Arienzo, Ms. Gioia and Mr. Lowe. None of the current members of the Talent and Compensation Committee is or has ever been an officer or employee of Power Integrations or its subsidiaries. None of Power Integrations’ executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of Power Integrations’ Board or Compensation Committee.

Pay Ratio

The annual total compensation of the median employee and the annual total compensation of our Chief Executive Officer were calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. Using the methodology described below, our Chief Executive Officer’s annual total compensation in 2025 as reported in the Summary Compensation Table and annualized pursuant to requirements of Item 402 was $7,127,075 and our median employee’s annual total compensation in 2025 was $95,584. As a result, our 2025 Chief Executive Officer to median employee pay ratio was approximately 75:1.

Consistent with SEC rules, the 2025 Chief Executive Officer to median employee pay ratio was calculated using the median employee identified in 2025. We chose December 1, 2025 as the date for establishing the employee population used in identifying the median employee and used fiscal 2025 as the measurement period. We identified the median employee using a consistently applied compensation measure which includes annual base salary or wages, target annual performance-based equity awards based on their grant date fair values, target commissions and target long-term equity awards based on their grant date fair values. Permanent employees who joined in 2025 and permanent employees who were on leave during 2025 were assumed to have worked for the entire year. All U.S. and non-U.S. employees employed as of 2025 were captured. No cost-of-living adjustments were made.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our human resources system of record and the methodology described above. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

PAY VERSUS PERFORMANCE DISCLOSURE

The Compensation Actually Paid (“CAP”) disclosed below for our Principal Executive Officers (each, a “PEO”) and Non-PEO named executive officers (“Non-PEO NEOs”), which represents the average amounts of all named executive officers excluding our PEO, was calculated in accordance with the requirements of Item 402(v) of Regulation S-K. The CAP figures presented in the table below incorporate total executive compensation as reported in the Summary Compensation Table adjusted for changes in the fair value of equity awards and pension benefits. Accordingly, CAP does not equate to the amount that is actually paid to any executive in a given year and is merely a measurement determined by the SEC in an effort to identify the relationship between executive compensation and a Company’s financial performance.

The following table sets forth the CAP to our PEOs and average of our Non-PEO NEOs, serving in such capacity, along with certain measures of Company performance in each of the fiscal years ended on December 31 as listed below:

	Summary	Summary			Average Summary	Average	Value of Initial Fixed
	Compensation	Compensation	Compensation	Compensation	Compensation	Compensation	$100 Investment Based on
	Table	Table	Actually Paid	Actually Paid	Table Total for	Actually Paid	Total Stockholder	Peer Group
	Total	Total	to the	to the	Non-PEO	to Non-PEO	Return	Total Stockholder	(in thousands)
Year	For PEO 1(1)	For PEO 2 (1)	PEO 1 (1) (2)	PEO 2 (1) (2)	NEOs	NEOs (1) (3)	("TSR") - POWI	Return (4)	Net Income (5)	Net Revenue
2025	$8,243,433	$6,321,439	$(839,142)	$5,975,872	$1,818,544	$(260,793)	$45.83	$268.23	$22,093	$443,504
2024	$8,610,159	$—	$8,846,860	$—	$2,387,012	$1,966,748	$78.10	$286.98	$32,234	$418,973
2023	$8,218,982	$—	$6,836,603	$—	$2,503,959	$2,415,342	$102.74	$155.35	$55,735	$444,538
2022	$7,015,329	$—	$(13,137,041)	$—	$1,737,581	$(725,064)	$88.91	$93.02	$170,851	$651,138
2021	$6,564,685	$—	$16,724,842	$—	$1,784,763	$3,351,766	$114.13	$142.85	$164,413	$703,277
(1)	See supplemental disclosures below for adjustments made to arrive at CAP for PEO and Non-PEO NEOs.
(2)	For fiscal years 2021 through 2024, Balu Balakrishnan served as our PEO. For fiscal year 2025, Mr. Balakrishnan served as our PEO until July 2025 when Jennifer Lloyd was appointed as our President and Chief Executive Officer.
a.	Mr. Balakrishnan served as PEO until July 2025 (“PEO 1”).
b.	Dr. Lloyd has served as PEO since July 2025 (“PEO 2”).
(3)	For fiscal year 2025, Non-PEO NEOs were Robert Eric Verity, Sandeep Nayyar, Douglas Bailey, Radu Barsan, Sunil Gupta, Gagan Jain and Cliff Walker. For fiscal year 2024, Non-PEO NEOs were Sandeep Nayyar, Radu Barsan, Sunil Gupta and Cliff Walker. For fiscal year 2023, Non-PEO NEOs were Sandeep Nayyar, Radu Barsan, Sunil Gupta and Yang Chiah Yee. For fiscal years 2022 and 2021, Non-PEO NEOs were Sandeep Nayyar, Radu Barsan, Mike Matthews and Yang Chiah Yee.
(4)	Peer Group TSR is based on Philadelphia Stock Exchange Semiconductor Sector Index (SOX) (the “Industry Index”). SOX is a market cap weighted index of 30 US-listed semiconductor companies.
(5)	The dollar amounts reported represent net income as reported in the Company’s audited financial statements for the applicable year, in accordance with GAAP.

The following graph shows the relationship between CAP and TSR for both the Company and Industry Index, as represented by the Philadelphia Stock Exchange Semiconductor Sector Index. TSR shows the cumulative total return on an investment of $100 in cash on December 31, 2020, through December 31, 2025, in our common stock and the Industry Index, assuming that all dividends were reinvested. The return shown on the graph below is not necessarily indicative of future performance, and we do not make or endorse any predictions as to future stockholder returns.

The following graph shows the relationship between CAP and Net Income:

The following graph shows the relationship between CAP and Net Revenue:

The following are the Company’s three most important financial performance measures used by the Company to link CAP to NEO compensation for 2025:

2025 Performance Measures
Net Revenue
Non-GAAP Operating Income (1)
Relative Revenue (2)
(1)	“Non-GAAP operating income” means operating income for 2025 determined in accordance with GAAP but excluding the following items: (i) stock-based compensation expenses recorded under Accounting Standard Codification 718-10; (ii) amortization of acquisition-related intangible assets and the fair-value write-up of acquired inventory, (iii) any other expenses related to mergers and acquisitions and (iv) any other adjustment made to arrive at the Company’s non-GAAP financial information as presented in our SEC filings.
(2)	“Relative Revenue” refers to the Company’s revenue CAGR as compared to the revenue CAGR of the analog semiconductor industry over similar periods. See section “2025 Long-Term Equity Incentive Awards” above for further details.

Pay versus Performance Supplemental Disclosures

As demonstrated graphically above, the compensation of our named executive officers is structured in a way that closely aligns compensation with overall Company performance and further serves to align executive and stockholders’ interests. As described in the “Executive Compensation Components” section above, a significant portion of executive compensation is given in the form of RSUs, PSUs and PRSUs. That section also describes the performance conditions upon which PSUs and PRSUs are valued and thresholds which ultimately determine the number of shares that would vest. For purposes of calculating CAP, the fair value of stock awards is driven by changes in the Company’s stock price and in the case of performance-based awards, changes in the expected achievement of the performance targets.

The fair value of our equity awards is determined in accordance with the provisions of ASC 718-10, Stock Compensation. Time-vested restricted stock unit grant date fair values are calculated using the stock price as of date of grant. Adjustments have been made using the stock price as of year-end and as of each date of vest to reflect the change in fair value. Performance-based restricted stock unit grant date fair values are calculated using the stock price as of date of grant assuming target performance. Adjustments have been made using the stock price and performance expectations as of year-end and as of the date of vest to reflect the change in fair value.

The table below presents the reconciliation between amounts reported in the Summary Compensation Table and CAP for our PEO and average for Non-PEO NEOs for the year ended December 31, 2025.

	PEO 1	PEO 2	Non-PEO NEOs
Summary Compensation Table total	$8,243,433	$6,321,439	$1,818,544
Grant date fair value of awards as reported in the Stock Awards column in the Summary Compensation Table for the current fiscal year	(7,647,010)	(6,024,623)	(1,371,023)
Fair value of unvested current year awards at fiscal year end	5,837,090	5,679,056	489,343
Change in value of prior year awards vesting during the year	(221,788)	—	(35,488)
Change in value of unvested equity from prior years	(7,050,867)	—	(338,782)
Fair value as of the vesting date of awards that are granted and vested in the same year	—	—	—
Dollar value of any dividends or other earnings paid on stock or option awards in the covered fiscal year prior to the vesting date that are not otherwise included in the total compensation for the covered fiscal year	—	—	—
Fair value of last day of prior year for awards forfeited during fiscal year end	—	—	(823,387)
Compensation actually paid	$(839,142)	$5,975,872	$(260,793)

All information provided above under the “Pay Versus Performance Disclosure” heading will not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about Power Integrations’ common stock that may be issued upon the exercise of options and vesting of rights under all of the existing equity compensation plans as of December 31, 2025, which consist of the Power Integrations 1997 Outside Directors Stock Option Plan, the Power Integrations 1997 Employee Stock Purchase Plan, the Power Integrations 2007 Equity Incentive Plan, the 2016 Plan and the Inducement Plan. None of the Company’s existing equity compensation plans permit the repricing of stock appreciation rights or stock options for a lower exercise price or cash buyouts without stockholder approval.

			Number of Securities
		Weighted-	Remaining Available for
	Number of Securities	Average	Future Issuance Under
	to be Issued Upon	Exercise Price of	Equity Compensation
	Exercise of	Outstanding	Plans (Excluding
	Outstanding Options	Options and	Securities Reflected in
Plan Category	and Rights	Rights	Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by stockholders
1997 Outside Directors Stock Option Plan(1)	—	—	200,000
1997 Employee Stock Purchase Plan(2)	—	—	443,129
2007 Equity Incentive Plan(3)	—	—	—
2016 Incentive Award Plan	1,462,710	—	2,569,328
Total equity compensation plans approved by stockholders	1,462,710	—	3,212,457
2025 Inducement Award Plan(4)	65,187		286,569
Equity compensation plans not approved by stockholders	65,187	—	286,569
Totals	1,527,897	—	3,499,026
(1)	On July 28, 2009, this plan was amended to generally prohibit outstanding options from being amended to reduce the exercise price of such outstanding options or canceled in exchange for cash, other awards or options with a lower exercise price without stockholder approval.
(2)	As of December 31, 2025, a total of 443,129 shares remained available for future issuance under the 1997 Employee Stock Purchase Plan. The maximum number of shares subject to purchase rights under the 1997 Employee Stock Purchase Plan is a function of stock price and total employee contributions. As such we cannot reasonably determine the number of shares subject to outstanding purchase rights as of December 31, 2025.
(3)	On July 28, 2009, this plan was amended to generally prohibit outstanding options or stock appreciation rights from being canceled in exchange for cash without stockholder approval and already prohibited the repricing of any outstanding stock awards and the canceling and re-granting of any outstanding stock awards without stockholder approval.
(4)	The Inducement Plan was adopted by the Board on November 14, 2025 and amended by the Talent and Compensation Committee on January 27, 2026. As of March 31, 2026, there were 462,545 shares available for grant under the Inducement Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related-Party Transactions, Policies and Procedures. Our policy, included in our Code of Business Conduct and Ethics, is that all directors, officers and employees must avoid any situation that is or appears to materially conflict with the interests of Power Integrations. Our directors, officers and employees are aware of the applicable provisions of our Code of Business Conduct and Ethics, and we become aware of related-party transactions through periodic reviews by, and notifications to, management, including the completion of an annual Director and Officer questionnaire. We conduct a review of all related party transactions for potential conflicts of interest. Any potential conflicts of interest must be reviewed and ratified, if applicable, by the Audit Committee and/or another independent body of the Board.

Indemnification Agreements. We have entered into an indemnification agreement with each of our directors and our current executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Conflicts of Interest. The Company employs Vikram Balakrishnan, son of Balu Balakrishnan, our Chief Executive Officer from January 2002 until his retirement in July 2025 and our Executive Chairman until February 2026. In fiscal year 2025, Vikram Balakrishnan’s total compensation was $1,481,505, which includes salary, the grant-date fair value of stock awards, 401(k) contribution match, discretionary cash bonus, patent bonus and a home allowance related to international assignment. In fiscal year 2025, the Company purchased commercial goods and services in transactions totaling $353,050 from Tessolve Semiconductor, whose account manager is the brother of Mr. Brathwaite, one of our directors. During fiscal year 2025, we did not have any other related-party transactions requiring review, nor did we have any transactions where the policy and procedure were not followed.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials and Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or set of Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders, allows us to save money by reducing the number of documents we must print and mail and helps protect the environment as well.

Householding is available to both registered stockholders (i.e., those stockholders with certificates registered in their name) and street name holders (i.e., those stockholders who hold their shares through a brokerage).

If you are a registered stockholder and have consented to our mailing of proxy materials and other stockholder information only to one account in your household, as identified by you, we will deliver or mail a single copy of our Notice of Internet Availability of Proxy Materials or set of Annual Meeting materials, as applicable, for all registered stockholders residing at the same address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be householding communications to your address, householding, will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a Notice of Internet Availability of Proxy Materials or a separate set of printed Annual Meeting materials, as applicable, please notify your broker or direct your written request to: Investor Relations Department, Power Integrations, Inc., 5245 Hellyer Avenue, San Jose, California 95138-1002, or contact the Investor Relations Department at (408) 414-8528. A separate copy of a Notice of Internet Availability of Proxy Materials or set of Annual Meeting materials will then promptly be delivered to you. Stockholders who currently receive multiple copies of the Notice of Internet Availability of Proxy Materials or set of Annual Meeting materials, as applicable, at their address and would like to request householding of their communications should contact their brokers.

FORUM SELECTION AND AMENDED AND RESTATED BYLAWS

In 2026, the Company adopted Amended and Restated Bylaws that provide that, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware, the Company’s state of incorporation, (or if the Court of Chancery in the State of Delaware does not have jurisdiction another state court in Delaware or the federal district court for the District of Delaware) (“Delaware Forum Provision”) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, stockholder, employee or agent of the Company to the Company or the Company’s stockholders, (iii) any action arising out of or relating to any provision of the Delaware General Corporation Law or the Company’s certificate of incorporation or bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine of the State of Delaware, except for, as to each of (i) through (iv) above, any claim as to which such court determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within 10 days following such determination); and provided that, unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933 (the “Securities Act”), as amended, against any person in connection with any offering of the Company’s securities, including, without limitation and for the avoidance of doubt, any auditor, underwriter, expert, control person or other defendant (“Federal Forum Provision”).

The Company believes that the Delaware Forum Provision and the Federal Forum Provision are in the best interests of the Company. The Company believes the Delaware Forum Provision may provide potential cost savings by eliminating duplicative litigation in more than one forum and will eliminate risks of unpredictable or incorrect outcomes from courts that are unfamiliar with Delaware law, or even unfamiliar with corporate law generally. Further, the Company believes that the Federal Forum Provision will reduce the risk that the Company could be involved in duplicative litigation in both state and federal courts, as well as the risk that the outcome of cases in multiple forums could be inconsistent.

The Federal Forum Provision does not specify any particular U.S. federal district court as the exclusive forum for claims under the Securities Act, so a plaintiff could select, on the basis of convenience or for other reasons, the U.S. federal district courts in any state as the forum for any such claim.

NOTE ABOUT FORWARD-LOOKING STATEMENTS

Various statements in this proxy statement, including estimates, projections, objectives and expected results, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934 and are generally identified by the words “would,” “could,” “will,” “may,” “expect,” “believe,” “should,” “anticipate,” “if,” “future,” “intend,” “plan,” “estimate,” “potential,” “target,” “seek” or “continue” and similar words and phrases, including the negatives of these terms, or other variations of these terms, that denote future events. This proxy statement includes a number of forward-looking statements that involve many risks and uncertainties. Forward-looking statements are identified by the use of the words, including the risks and uncertainties discussed in Item 1A - Risk Factors of our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 included in the Annual Report provided with our proxy materials as well as our other filings with the SEC. We undertake no obligation to update, or revise publicly, any forward-looking statements.

References to our website in this proxy statement are not intended to function as a hyperlink and the information contained on our website is not intended to be part of this proxy statement.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors.

/s/ Nancy Erba
Nancy Erba
Chief Financial Officer
April 21, 2026

A copy of Power Integrations’ Annual Report on Form 10-K for the fiscal year ended December 31, 2025, is available at www.power.com. A printed copy is also available without charge upon written request to: Investor Relations Department, Power Integrations, Inc., 5245 Hellyer Avenue, San Jose, California 95138-1002.

power integrations™

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2026 Annual Meeting of Power Integrations Stockholders

The 2026 Annual Meeting of Stockholders of Power Integrations, Inc. will be held on Wednesday, June 3, 2026 at 8:00 A.M. Pacific Time, virtually via the Internet at https://meetnow.global/MJPQAXN.

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Proxy — Power Integrations

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 3, 2026

The undersigned hereby appoints Jennifer Lloyd and Nancy Erba, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Power Integrations, Inc. at the 2026 Annual Meeting of Stockholders to be held virtually on Wednesday, June 3, 2026, at 8:00 A.M. Pacific Time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED "FOR" ALL NOMINEES LISTED IN PROPOSAL 1, "FOR" PROPOSALS 2, 3, AND 4, AND "AGAINST" PROPOSAL 5 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

Please vote, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.

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APPENDIX A

Non-GAAP Reconciliation (in thousands)

	Twelve Months Ended
	December 31,	December 31,
	2025	2024
Reconciliation of Net Income Per Share (Diluted)
GAAP net income	$22,093	$32,234
Adjustments to GAAP net income
Stock-based compensation	39,690	35,076
Amortization of acquisition-related intangible assets	587	1,034
Other operating expenses	11,252	—
Tax effect of items excluded from non-GAAP results	(2,965)	(2,153)
Non-GAAP net income	$70,657	$66,191
Average shares outstanding for calculation of non-GAAP net income per share (diluted)	56,324	57,310
Non-GAAP net income per share (diluted)	$1.25	$1.16
GAAP net income per share (diluted)	$0.39	$0.56

A-1

 APPENDIX B

Power Integrations, Inc.

Amended and Restated 2016 Incentive Award Plan

(As Approved by the Board of Directors on March 13, 2019)

(As Approved by the Stockholders on May 22, 2019)

(As Adjusted for the 1-for-1 Stock Dividend on August 19, 2020)

(As Approved by the Board of Directors on March 11, 2021)

(As Approved by the Stockholders on May 21, 2021)

(As Approved by the Board of Directors on March 13, 2025)

(As Approved by the Stockholders on May 15, 2025)

(As Approved by the Board of Directors on April 9, 2026)

(As Approved by the Stockholders on June [_], 2026)

1.General.
(a)Eligible Award Recipients.  Employees, Directors and Consultants are eligible to receive Awards.
(b)Available Awards.  The Plan provides for the grant of the following types of Awards: (i) Restricted Stock Unit Awards; (ii) Performance Stock Unit Awards; and (iii) Performance Cash Awards.  For the avoidance of doubt, no other forms of equity-based awards, including but not limited to stock options and stock appreciation rights, may be granted under the Plan.
(c)Purpose.  The Plan, through the granting of Awards, is intended to help the Company secure and retain the services of eligible Award recipients and provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate.
2.Administration.
(a)Administration by Board.  The Board will administer the Plan.  The Board may delegate administration of the Plan to a Committee or Committees, as provided in Section 2(c).
(b)Powers of Board.  The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:
(i)To determine (A) who will be granted Awards; (B) when and how each Award will be granted; (C) what type of Award will be granted; (D) the provisions of each Award (which need not be identical), including when a person will be permitted to receive cash or Common Stock under the Award; (E) the number of shares of Common Stock subject to, or the cash value of, an Award; and (F) the Fair Market Value applicable to an Award.
(ii)To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for administration of the Plan and Awards.  The Board, in the exercise of these powers, may correct any defect, omission or inconsistency in the Plan or in any Award Agreement or in the written terms of a Performance Cash Award, in a manner and to the extent it will deem necessary or expedient to make the Plan or Award fully effective.
(iii)To settle all controversies regarding the Plan and Awards granted under it.

(iv)To accelerate, in whole or in part, the time at which an Award may vest (or at which cash or shares of Common Stock may be issued).
(v)To suspend or terminate the Plan at any time.  Except as otherwise provided in the Plan or an Award Agreement, suspension or termination of the Plan will not impair a Participant’s rights under his or her then-outstanding Award without his or her written consent except as provided in subsection (viii) below.
(vi)To amend the Plan in any respect the Board deems necessary or advisable, including, without limitation, to make the Plan or Awards granted under the Plan exempt from or compliant with the requirements for nonqualified deferred compensation under Section 409A of the Code, subject to the limitations, if any, of applicable law. However, if required by applicable law or listing requirements, and except as provided in Section 8(a) relating to Capitalization Adjustments, the Company will seek stockholder approval of any amendment of the Plan that (A) materially increases the number of shares of Common Stock available for issuance under the Plan; (B) materially expands the class of individuals eligible to receive Awards under the Plan; (C) materially increases the benefits accruing to Participants under the Plan, (D) materially reduces the price at which shares of Common Stock may be issued under the Plan; (E) materially extends the term of the Plan; or (F) materially expands the types of Awards available for issuance under the Plan.  Except as provided in the Plan (including Section 2(b)(viii)) or an Award Agreement, no amendment of the Plan will impair a Participant’s rights under an outstanding Award without the Participant’s written consent.
(vii)To submit any amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Rule 16b-3.
(viii)To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided, however, that a Participant’s rights under any Award will not be impaired by any such amendment unless (A) the Company requests the consent of the affected Participant; and (B) such Participant consents in writing.  Notwithstanding the foregoing, (1) a Participant’s rights will not be deemed to have been impaired by any such amendment if the Board, in its sole discretion, determines that the amendment, taken as a whole, does not materially impair the Participant’s rights, and (2) subject to the limitations of applicable law, if any, the Board may amend the terms of any one or more Awards without the affected Participant’s consent (A)  to clarify the manner of exemption from, or to bring the Award into compliance with, Section 409A of the Code; or (B) to comply with other applicable laws or listing requirements.
(ix)Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.
(x)To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees, Directors or Consultants who are foreign nationals or employed outside the United States (provided that Board approval will not be necessary for immaterial modifications to the Plan or any Award Agreement that are required for compliance with the laws of the relevant foreign jurisdiction).
(c)Delegation to Committee.
(i)General.  The Board may delegate some or all of the administration of the Plan to a Committee or Committees.  If administration of the Plan is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee, as applicable).  Any delegation of administrative powers will be reflected in resolutions, not inconsistent with the provisions of the Plan, adopted from time to time by the Board or Committee (as applicable).  The Committee may, at any time, abolish the subcommittee and/or revest in the Committee any powers delegated to the subcommittee.  The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated.
(ii)Rule 16b-3 Compliance.  The Committee may consist solely of two (2) or more Non-Employee Directors, in accordance with Rule 16b-3.
(d)Delegation to an Officer.  The Board may delegate to one or more Officers the authority to do one or both of the following (i) designate Employees who are not Officers to be recipients of Awards and the terms of such Awards, in each case to the extent permitted by applicable law; and (ii) determine the number of shares of Common Stock to be subject to such Awards granted to such Employees; provided, however, that the Board resolutions regarding such delegation will specify the total number of shares of Common Stock that may be subject to the Awards granted by such Officer and that such Officer may not grant an Award to himself or herself.  Any such Awards will be granted using the relevant form of Award Agreement most recently approved for use by the Committee or the Board, unless otherwise provided in the resolutions approving the delegation authority.  The Board may not delegate authority to an Officer who is acting solely in the capacity of an Officer (and not also as a Director) to determine the Fair Market Value pursuant to Section 12(w) below.
(e)Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.
3.Shares Subject to the Plan.
(a)Share Reserve.
(i)Subject to Section 8(a) relating to Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued pursuant to Awards from and after the Effective Date will not exceed ~~seven million (7,000,000) shares~~ nine million (9,000,000) shares (the “Share Reserve”).
(ii)For clarity, the Share Reserve in this Section 3(a) is a limitation on the number of shares of Common Stock that may be issued pursuant to the Plan.  Accordingly, this Section 3(a) does not limit the granting of Awards except as provided in the Plan.  Shares may be issued in connection with a merger or acquisition as permitted by NASDAQ Listing Rule 5635(c) or, if applicable, NYSE Listed Company Manual Section 303A.08, AMEX Company Guide Section 711 or other applicable rule, and such issuance will not reduce the number of shares available for issuance under the Plan.
(b)Reversion of Shares to the Share Reserve.  If any shares of Common Stock issued pursuant to an Award are forfeited back to the Company because of the failure to meet a contingency or condition required to vest such shares in the Participant, then the shares that are forfeited will revert to and again become available for issuance under the Plan.  If any shares of Common Stock subject to an Award are not delivered to a Participant because such shares are withheld for the payment of taxes, the number of shares subject to the Award that are not delivered to the Participant shall not remain available for subsequent issuance under the Plan.

(c)Limitation on Grants to Non-Employee Directors. The maximum number of shares subject to Awards granted under this Plan or otherwise during a single fiscal year to any Non-Employee Director, taken together with any cash fees paid to such Non-Employee Director during the fiscal year, will not exceed seven hundred fifty thousand dollars ($750,000) in total value (calculating the value of any such Awards based on the grant date fair value of such Stock Awards for financial reporting purposes).
(d)Source of Shares.  The stock issuable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market or otherwise.
4.Eligibility.

Awards may be granted to Employees, Directors and Consultants; provided, however, that Awards may not be granted to Employees, Directors and Consultants who are providing Continuous Service only to any “parent” of the Company, as such term is defined in Rule 405, unless (i) the stock underlying such Awards is treated as “service recipient stock” under Section 409A of the Code (for example, because the Awards are granted pursuant to a corporate transaction such as a spin off transaction) or (ii) the Company, in consultation with its legal counsel, has determined that such Awards are otherwise exempt from (or, alternatively, comply with) the distribution requirements of Section 409A of the Code.

5.Provisions of Awards
(a)Restricted Stock Unit Awards.  Each Restricted Stock Unit Award Agreement will be in such form and will contain such terms and conditions as the Board deems appropriate.  The terms and conditions of Restricted Stock Unit Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Unit Award Agreements need not be identical.  Each Restricted Stock Unit Award Agreement will conform to (through incorporation of the provisions hereof by reference in the Agreement or otherwise) the substance of each of the following provisions:
(i)Consideration.  At the time of grant of a Restricted Stock Unit Award, the Board will determine the consideration, if any, to be paid by the Participant upon delivery of each share of Common Stock subject to the Restricted Stock Unit Award. The consideration to be paid (if any) by the Participant for each share of Common Stock subject to a Restricted Stock Unit Award may be paid in any form of legal consideration that may be acceptable to the Board, in its sole discretion, and permissible under applicable law.
(ii)Vesting.  At the time of the grant of a Restricted Stock Unit Award, the Board may impose such restrictions on or conditions to the vesting of the Restricted Stock Unit Award as it, in its sole discretion, deems appropriate.
(iii)Payment.  A Restricted Stock Unit Award may be settled by the delivery of shares of Common Stock, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Board and contained in the Restricted Stock Unit Award Agreement.
(iv)Additional Restrictions.  At the time of the grant of a Restricted Stock Unit Award, the Board, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the shares of Common Stock (or their cash equivalent) subject to a Restricted Stock Unit Award to a time after the vesting of such Restricted Stock Unit Award.
(v)Dividend Equivalents.  Dividend equivalents may be credited in respect of shares of Common Stock covered by a Restricted Stock Unit Award, as determined by the Board and contained in the

Restricted Stock Unit Award Agreement.  At the sole discretion of the Board, such dividend equivalents may be converted into additional shares of Common Stock covered by the Restricted Stock Unit Award in such manner as determined by the Board.  Any additional shares covered by the Restricted Stock Unit Award credited by reason of such dividend equivalents will be subject to all of the same terms and conditions of the underlying Restricted Stock Unit Award Agreement to which they relate.
(vi)Termination of Participant’s Continuous Service.  Except as otherwise provided in the applicable Restricted Stock Unit Award Agreement, such portion of the Restricted Stock Unit Award that has not vested will be forfeited upon the Participant’s termination of Continuous Service.
(b)Performance Awards.
(i)Performance Stock Unit Awards.  A Performance Stock Unit Award is a Restricted Stock Unit Award that is granted or vests contingent upon the attainment during a Performance Period of certain Performance Goals.  A Performance Stock Unit Award may, but need not, require the Participant’s completion of a specified period of Continuous Service. The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained will be conclusively determined by the Board or Committee, in its sole discretion.  In addition, to the extent permitted by applicable law and the applicable Award Agreement, the Board or Committee may determine that cash may be used in payment of Performance Stock Unit Awards.
(ii)Performance Cash Awards.  A Performance Cash Award is a cash award that is payable contingent upon the attainment during a Performance Period of certain Performance Goals.  A Performance Cash Award may also require the Participant’s completion of a specified period of Continuous Service.  At the time of grant of a Performance Cash Award, the length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained will be conclusively determined by the Board or Committee, in its sole discretion.
(iii)Discretion.  The Board or Committee retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals and to define the manner of calculating the Performance Criteria it selects to use for a Performance Period.
6.Covenants of the Company.
(a)Availability of Shares.  The Company will keep available at all times the number of shares of Common Stock reasonably required to satisfy then-outstanding Awards.
(b)Securities Law Compliance.  The Company will seek to obtain from each regulatory commission or agency having jurisdiction over the Plan the authority required to grant Awards and to issue and sell shares of Common Stock upon settlement of the Awards; provided, however, that this undertaking will not require the Company to register under the Securities Act the Plan, any Award or any Common Stock issued or issuable pursuant to any such Award.  If, after reasonable efforts and at a reasonable cost, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company will be relieved from any liability for failure to issue and sell Common Stock upon settlement of such Awards unless and until such authority is obtained. A Participant will not be eligible for the grant of an Award or the subsequent issuance of cash or Common Stock pursuant to the Award if such grant or issuance would be in violation of any applicable securities law.

(c)No Obligation to Notify or Minimize Taxes.  The Company will have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award.  The Company has no duty or obligation to minimize the tax consequences of an Award to the holder of such Award.
7.Miscellaneous.
(a)Corporate Action Constituting Grant of Awards.  Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant.  In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action constituting the grant contain terms (e.g., vesting schedule or number of shares) that are inconsistent with those in the Award Agreement or related grant documents as a result of a clerical error in the papering of the Award Agreement or related grant documents, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement or related grant documents.
(b)Stockholder Rights.  No Participant will be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to an Award unless and until (i) such Participant has satisfied all requirements for the issuance of shares of Common Stock under the Award pursuant to its terms, and (ii) the issuance of the Common Stock subject to such Award has been entered into the books and records of the Company.
(c)No Employment or Other Service Rights.  Nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award granted pursuant thereto will confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or will affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.
(d)Change in Time Commitment.  In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company and any Affiliates is reduced (for example, and without limitation, if the Participant is an Employee of the Company and the Employee has a change in status from a full-time Employee to a part-time Employee) after the date of grant of any Award to the Participant, the Board has the right in its sole discretion to (x) make a corresponding reduction in the number of shares or cash amount subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (y) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended.
(e)Investment Assurances.  The Company may require a Participant, as a condition of acquiring Common Stock under any Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of accepting the Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock.  The foregoing requirements, and any assurances given pursuant to such requirements, will be inoperative if (A) the issuance of the shares upon the acquisition of Common Stock under the Award has been registered under a then currently effective registration statement under the Securities Act, or (B) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws.  The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.
(f)Withholding Obligations.  Unless prohibited by the terms of an Award Agreement, the Company may, in its sole discretion, satisfy any federal, state or local tax withholding obligation relating to an Award by any of the following means or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Award; provided, however, that no shares of Common Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law (or such lesser amount as may be necessary to avoid classification of the Award as a liability for financial accounting purposes); (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; or (v) by such other method as may be set forth in the Award Agreement.
(g)Electronic Delivery.  Any reference herein to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access).
(h)Deferrals.  To the extent permitted by applicable law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the vesting or settlement of all or a portion of any Award may be deferred and may establish programs and procedures for deferral elections to be made by Participants.  Deferrals by Participants will be made in accordance with Section 409A of the Code. Consistent with Section 409A of the Code, the Board may provide for distributions while a Participant is still an employee or otherwise providing services to the Company.  The Board is authorized to make deferrals of Awards and determine when, and in what annual percentages, Participants may receive payments, including lump sum payments, following the Participant’s termination of Continuous Service, and implement such other terms and conditions consistent with the provisions of the Plan and in accordance with applicable law.
(i)Compliance with Section 409A.  To the extent that the Board determines that any Award granted hereunder is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code.  To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code.  Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement specifically provides otherwise), if the shares of Common Stock are publicly traded and a Participant holding an Award that constitutes “deferred compensation” under Section 409A of the Code is a “specified employee” for purposes of Section 409A of the Code, no distribution or payment of any amount shall be made upon a “separation from service” before a date that is six (6) months following the date of such Participant’s “separation from service” (as defined in Section 409A of the Code without regard to alternative definitions thereunder) or, if earlier, the date of the Participant’s death.
(j)Clawback/Recovery.  All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law.  In addition, the Board may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of Common Stock or other cash or property upon the occurrence of Cause.  No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company.
8.Adjustments upon Changes in Common Stock; Other Corporate Events.
(a)Capitalization Adjustments.  In the event of a Capitalization Adjustment, the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a)(i), and (ii) the class(es) and number of securities and price per share of stock subject to outstanding Awards.  The Board will make such adjustments, and its determination will be final, binding and conclusive.
(b)Dissolution.  Except as otherwise provided in the Award Agreement, in the event of a Dissolution of the Company, all outstanding Awards (other than Awards consisting of vested and outstanding shares of Common Stock not subject to a forfeiture condition or the Company’s right of repurchase) will terminate immediately prior to the completion of such Dissolution, and the shares of Common Stock subject to the Company’s repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by the Company notwithstanding the fact that the holder of such Award is providing Continuous Service, provided, however, that the Board may, in its sole discretion, cause some or all Awards to become fully vested and/or no longer subject to repurchase or forfeiture (to the extent such Awards have not previously expired or terminated) before the Dissolution is completed but contingent on its completion.
(c)Transactions.  The following provisions will apply to Awards in the event of a Transaction unless otherwise provided in the Award Agreement or any other written agreement between the Company or any Affiliate and the Participant or unless otherwise expressly provided by the Board at the time of grant of an Award.  In the event of a Transaction, then, notwithstanding any other provision of the Plan, the Board may take one or more of the following actions with respect to Awards, contingent upon the closing or completion of the Transaction:
(i)arrange for the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) to assume or continue the Award or to substitute a similar Award for the Award (including, but not limited to, an award to acquire the same consideration paid to the stockholders of the Company pursuant to the Transaction);
(ii)arrange for the assignment of any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to the Award to the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company);
(iii)accelerate the vesting, in whole or in part, of the Award  to a date prior to the effective time of such Transaction as the Board determines (or, if the Board does not determine such a date, to the date that is five (5) days prior to the effective date of the Transaction);
(iv)arrange for the lapse, in whole or in part, of any reacquisition or repurchase rights held by the Company with respect to the Award;

(v)cancel or arrange for the cancellation of the Award, to the extent not vested prior to the effective time of the Transaction, in exchange for such cash consideration or no consideration, as the Board, in its sole discretion, may consider appropriate; and
(vi)make a payment, in such form as may be determined by the Board equal to the value of the property the Participant would have received upon the settlement of the Award immediately prior to the effective time of the Transaction. Payments under this provision may be delayed to the same extent that payment of consideration to the holders of the Common Stock in connection with the Transaction is delayed as a result of escrows, earn outs, holdbacks or any other contingencies.

The Board need not take the same action or actions with respect to all Awards or portions thereof or with respect to all Participants.  The Board may take different actions with respect to the vested and unvested portions of an Award.

(d)Change in Control.  An Award may be subject to additional acceleration of vesting upon or after a qualifying termination that occurs in connection with a Change in Control as may be provided in the Award Agreement for such Award or as may be provided in any other written agreement between the Company or any Affiliate and the Participant, but in the absence of such provision, no such acceleration will occur.
9.Plan Term; Earlier Termination or Suspension of the Plan.
(a)Suspension and Termination. The Board may suspend or terminate the Plan at any time.  Unless sooner terminated, the Plan shall automatically terminate on March 10, 2031.  No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.
(b)No Impairment of Rights.  Suspension or termination of the Plan will not impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant or as otherwise permitted in the Plan.
10.Effective Date of Plan.

This Plan will become effective on the Effective Date.

11.Choice of Law.

The laws of the State of Delaware will govern all questions concerning the construction, validity and interpretation of this Plan, without regard to that state’s conflict of laws rules.

12.Definitions.  As used in the Plan, the following definitions will apply to the capitalized terms indicated below:
(a)“Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405.  The Board will have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.
(b)“Award” means a grant of Restricted Stock Units or Performance Stock Units.
(c)“Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an Award.

(d)“Board” means the Board of Directors of the Company.
(e)“Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Award after the Effective Date without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, reverse stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto).  Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.
(f)“Cause” will have the meaning ascribed to such term in any written agreement between the Participant and the Company defining such term and, in the absence of such agreement, such term means, with respect to a Participant, the occurrence of any of the following events: (i) such Participant’s failure to substantially perform his or her duties with the Company or an Affiliate; (ii) such Participant’s failure to substantially follow and comply with the specific and lawful directives of the Board or any officer of the Company or an Affiliate to whom such Participant directly or indirectly reports; (iii) such Participant’s commission of an act of fraud or dishonesty resulting in actual economic, financial or reputational injury to the Company or an Affiliate; (iv) such Participant’s engagement in illegal conduct, gross misconduct or an act of moral turpitude, involving economic, financial or reputational injury to the Company or an Affiliate; (v) such Participant’s material violation of any material written policy, guideline, code, handbook or similar document governing the conduct of directors, officers or employees of the Company or its Affiliates resulting in actual economic, financial or reputational injury to the Company or an Affiliate; (vi) such Participant’s intentional, material violation of any contract or agreement between the Participant and the Company or of any statutory duty owed to the Company; or (vii) such Participant’s unauthorized use or disclosure of the Company’s confidential information or trade secrets. The determination that a termination of the Participant’s Continuous Service is either for Cause or without Cause will be made by the Company, in its sole discretion.  Any determination by the Company that the Continuous Service of a Participant was terminated with or without Cause for the purposes of outstanding Awards held by such Participant will have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.
(g)“Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:
(i)any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction.  Notwithstanding the foregoing, a Change in Control will not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (C) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control will be deemed to occur;
(ii)there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;
(iii)there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or
(iv)individuals who, on the date the Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member will, for purposes of this Plan, be considered as a member of the Incumbent Board.

Notwithstanding the foregoing definition or any other provision of this Plan, the term Change in Control will not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

(h)“Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.
(i)“Committee” means a committee of one or more Directors to whom authority has been delegated by the Board in accordance with Section 2(c).
(j)“Common Stock” means the common stock of the Company.
(k)“Company” means Power Integrations, Inc., a Delaware corporation.
(l)“Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services.  However, service solely as a Director, or payment of a fee for such service, will not cause a Director to be considered a “Consultant” for purposes of the Plan. Notwithstanding the foregoing, a person is treated as a Consultant under this Plan only if a Form S-8 Registration Statement under the Securities Act is available to register either the offer or the sale of the Company’s securities to such person.
(m)“Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated.  A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Director or Consultant or a

change in the Entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, will not terminate a Participant’s Continuous Service; provided, however, that if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board, in its sole discretion, such Participant’s Continuous Service will be considered to have terminated on the date such Entity ceases to qualify as an Affiliate.  For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or to a Director will not constitute an interruption of Continuous Service.  To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service will be considered interrupted in the case of (i) any leave of absence approved by the Board or chief executive officer, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors.  Notwithstanding the foregoing, a leave of absence will be treated as Continuous Service for purposes of vesting in an Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law.
(n)“Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:
(i)a sale or other disposition of all or substantially all, as determined by the Board, in its sole discretion, of the consolidated assets of the Company and its Subsidiaries;
(ii)a sale or other disposition of more than fifty percent (50%) of the outstanding securities of the Company;
(iii)a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or
(iv)a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.
(o)“Director” means a member of the Board.
(p)“Disability” means, with respect to a Participant,  the inability of such Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months, as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.
(q)“Dissolution” means when the Company, after having executed a certificate of dissolution with the State of Delaware, has completely wound up its affairs.  Conversion of the Company into a Limited Liability Company (or any other pass- through entity) will not be considered a “Dissolution” for purposes of the Plan.
(r)“Effective Date” means the effective date of this Plan document, which is the date of the annual meeting of stockholders of the Company held in 2016, provided this Plan is approved by the Company’s stockholders at such meeting.

(s)“Employee” means any person employed by the Company or an Affiliate.  However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.
(t)“Entity” means a corporation, partnership, limited liability company or other entity.
(u)“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
(v)“Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities.
(w)“Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:
(i)If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value of a share of Common Stock will be, unless otherwise determined by the Board, the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in a source the Board deems reliable.
(ii)Unless otherwise provided by the Board, if there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing selling price on the last preceding date for which such quotation exists.
(iii)In the absence of such markets for the Common Stock, the Fair Market Value will be determined by the Board in good faith and in a manner that complies with Sections 409A and 422 of the Code.
(x) “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.
(y) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.

(z)“Own,” “Owned,” “Owner,” “Ownership”  A person or Entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.
(aa)“Participant” means a person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.
(bb) “Performance Cash Award” means an award of cash granted pursuant to the terms and conditions of Section 5(b)(ii).
(cc)“Performance Criteria” means the one or more criteria that the Committee will select for purposes of establishing the Performance Goals for a Performance Period.  The Performance Criteria that will be used to establish such Performance Goals may be based on any one of, or combination of, the following: (i) earnings (including earnings per share and net earnings); (ii) earnings before interest, taxes and depreciation; (iii) earnings before interest, taxes, depreciation and amortization; (iv) total stockholder return; (v) return on equity or average stockholder’s equity; (vi) return on assets, investment, or capital employed; (vii) stock price; (viii) margin (including gross or operating margin); (ix) income (before or after taxes); (x) operating income; (xi) operating income after taxes; (xii) pre-tax profit; (xiii) operating cash flow; (xiv) orders, sales or revenue targets; (xv) increases in revenue or product revenue; (xvi) expenses and cost reduction goals; (xvii) improvement in or attainment of working capital levels; (xviii) economic value added (or an equivalent metric); (xix) market share; (xx) cash flow; (xxi) cash flow per share; (xxii) share price performance; (xxiii) debt reduction; (xxiv) implementation or completion of projects or processes; (xxv) customer satisfaction; (xxvi) stockholders’ equity; (xxvii) capital expenditures; (xxviii) debt levels; (xxix) operating profit or net operating profit; (xxx) workforce diversity; (xxxi) growth of net income or operating income; (xxxii) billings; (xxxiii) quality measures; and (xxxiv) other measures of performance selected by the Board or Committee.
(dd)“Performance Goals” means, for a Performance Period, the one or more goals established by the Committee or Board for the Performance Period based upon the Performance Criteria.  Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices.  Unless specified otherwise by the Board or Committee (i) in the Award Agreement at the time the Award is granted or (ii) in such other document setting forth the Performance Goals at the time the Performance Goals are established, the Board or Committee will appropriately make adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the dilutive effects of acquisitions or joint ventures; (6) to assume that any business divested by the Company achieved performance objectives at maximum levels during the balance of a Performance Period following such divestiture; (7) to exclude the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (8) to exclude the effects of stock based compensation and the award of bonuses under the Company’s bonus plans; (9) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; (10) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles and (11) to exclude the effect of any other unusual, non-recurring gain or loss or any other adjustment made to arrive at the Company’s non-GAAP financial information as presented in the Company’s SEC filings.

(ee)“Performance Period” means the period of time selected by the Board or Committee over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of an Award or a Performance Cash Award.  Performance Periods may be of varying and overlapping duration, at the sole discretion of the Board or Committee.
(ff)“Performance Stock Unit Award” means an Award granted under the terms and conditions of Section 5(b)(i).
(gg)“Plan” means this Power Integrations, Inc. 2016 Incentive Award Plan.
(hh)“Restricted Stock Unit Award” means a right to receive shares of Common Stock which is granted pursuant to the terms and conditions of Section 5(a).
(ii)“Restricted Stock Unit Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Unit Award evidencing the terms and conditions of a Restricted Stock Unit Award grant.  Each Restricted Stock Unit Award Agreement will be subject to the terms and conditions of the Plan.
(jj)“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.
(kk)“Rule 405” means Rule 405 promulgated under the Securities Act.
(ll)“Rule 701” means Rule 701 promulgated under the Securities Act.
(mm)“Securities Act” means the Securities Act of 1933, as amended.
(nn)“Subsidiary” means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%).
(oo)“Transaction” means a Corporate Transaction or a Change in Control.